UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

CASTLE DENTAL CENTERS, INC.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

	(1)	Title of each class of securities to which transaction applies: common stock, par value $0.001 per share, of Castle Dental Centers, Inc.

	(2)	Aggregate number of securities to which transaction applies:
218,771,254
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$0.1572
	(4)	Proposed maximum aggregate value of transaction:
$34,390,841*
	(5)	Total fee paid:
$6,878.17

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE

$34,390,841	$6,878.17

*	Estimated for purposes of calculating the amount of the filing fee only. This calculation is based on the number of shares of Castle common stock outstanding (8,265,323), plus the number of “as converted” shares of common stock issuable upon conversion of outstanding shares of preferred stock (200,799,209) and exercise of warrants (2,006,595) and options (7,700,127) (for an aggregate of 218,771,254 shares), and a price per share of $0.1572 in cash.

CASTLE DENTAL CENTERS, INC.

3701 Kirby Drive, Suite 550

Houston, Texas 77098

(713) 490-8400

NOTICE OF ACTION BY WRITTEN CONSENT

AND OF APPRAISAL RIGHTS

May 20, 2004

Dear Castle stockholder:

Castle Dental Centers, Inc., a Delaware corporation, is writing to you in connection with the Agreement and Plan of Merger, dated as of April 25, 2004, by and among Bright Now! Dental, Inc., a Washington corporation, Drawbridge Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Bright Now!, and Castle. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

Pursuant to the merger agreement, upon consummation of the merger, each holder of Castle common stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 per share in cash and each holder of Castle preferred stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 in cash per each share of Castle common stock into which such share of Castle preferred stock is convertible (approximately $28.72 per share of Series A-1 Convertible Preferred Stock or Series A-2 Convertible Preferred Stock and $327.59 per share of Series B Convertible Preferred Stock).

Following receipt of the recommendation of the special committee of independent directors of Castle, the board of directors of Castle has determined that the terms of the merger agreement and the merger are advisable and in the best interests of Castle stockholders and has approved the terms of the merger and adopted the merger agreement.

The approval of the holders of a majority in voting power of the outstanding Castle capital stock is required to adopt the merger agreement under Delaware law. Sentinel Capital Partners II, L.P., a Castle stockholder with shares of preferred stock representing approximately 63.2% of the votes entitled to be cast on the adoption of the merger agreement, has provided its written consent to the adoption of the merger agreement and the approval of the other transactions contemplated by the merger agreement. This action by written consent is sufficient to adopt the merger agreement without the affirmative vote of any other Castle stockholder. Accordingly, your approval is not required and is not being requested. Neither Castle nor Bright Now! is soliciting proxies from Castle stockholders. This notice and the information statement attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, or the DGCL. CASTLE IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Under Section 262 of the DGCL, Castle stockholders are entitled to appraisal rights in connection with the merger as described in the attached information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Castle capital stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This notice and the information statement attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to the information statement attached hereto.

THE MERGER INVOLVES SEVERAL RISKS, AS DESCRIBED IN THE ACCOMPANYING INFORMATION STATEMENT. Please read this information statement carefully.

The directors of Castle have fixed the close of business on May 11, 2004 as the record date for determining the stockholders entitled to notice and to receive the attached information statement. However, under applicable securities regulations, the merger cannot be completed until 20 days after the date of mailing of this information statement to Castle stockholders, and therefore, the soonest possible date on which the merger can be consummated is June 9, 2004.

By order of the Board of Directors,

John M. Slack Interim Chief Executive Officer

CASTLE DENTAL CENTERS, INC.

3701 Kirby Drive, Suite 550

Houston, Texas 77098

(713) 490-8400

INFORMATION STATEMENT

May 20, 2004

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being furnished to the holders of the common stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, and Series B Convertible Preferred Stock of Castle Dental Centers, Inc., a Delaware corporation which we refer to as Castle, by Castle’s board of directors in connection with the Agreement and Plan of Merger, dated as of April 25, 2004, by and among Bright Now! Dental, Inc., a Washington corporation which we refer to as Bright Now!, Drawbridge Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Bright Now! which we refer to as Merger Sub, and Castle. We refer to this agreement as the merger agreement and to the merger contemplated by the merger agreement as the merger.

Following receipt of the recommendation of the special committee of independent directors of Castle, the board of directors of Castle has determined that the terms of the merger agreement and the proposed merger of Merger Sub with and into Castle pursuant to the merger agreement are advisable and in the best interests of Castle stockholders and has approved the merger agreement and the merger contemplated thereby. A copy of the merger agreement is attached as Annex A to this information statement.

Pursuant to the merger agreement, upon consummation of the merger, each holder of Castle common stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 per share in cash and each holder of Castle preferred stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 in cash per each share of Castle common stock into which such share of Castle preferred stock is convertible (approximately $28.72 per share of Series A-1 Convertible Preferred Stock or Series A-2 Convertible Preferred Stock and $327.59 per share of Series B Convertible Preferred Stock).

The merger involves substantial risks, including the existence of several conditions to the obligations of Bright Now! to consummate the merger, all of which must be either satisfied or waived prior to the consummation of the merger, and the effect the announcement of the merger may have on Castle’s results of operations. Included in the closing conditions is a financing condition, which provides that Bright Now! is not required to consummate the merger unless it has obtained sufficient funds to do so. Bright Now! has obtained financing commitments from equity and debt financing sources; however, those financing commitments are subject to several other conditions, some of which are out of the control of Castle. These risks are discussed in greater detail in this information statement.

In accordance with Delaware law, the merger agreement must be approved by the holders of Castle capital stock in order for the merger agreement to be adopted. The affirmative vote or consent of the holders of a majority in voting power of the outstanding shares of Castle capital stock is required to adopt the merger agreement. Sentinel Capital Partners II, L.P., which we refer to as Sentinel, a Castle stockholder with shares of preferred stock representing approximately 63.2% of the votes entitled to be cast on the adoption of the merger agreement, has delivered a written consent in favor of the merger agreement and approved the transactions contemplated by the merger agreement. Because Sentinel owns shares of preferred stock representing greater than a majority of the votes entitled to be cast on the adoption of the merger, this action by written consent is sufficient to adopt the merger agreement and to thereby approve the merger without any further action by any other Castle stockholder. As a result, no other votes are necessary to adopt the merger agreement, and your approval is not required and is not being requested. Neither Castle nor Bright Now! is soliciting proxies from Castle stockholders. This information statement and notice attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the Delaware General Corporation Law, which we refer to as the DGCL.

Under Section 262 of the DGCL, Castle stockholders are entitled to appraisal rights in connection with the merger, as described in this information statement. If you comply with the requirements of Section 262 of the DGCL, you will have the right to seek an appraisal and to be paid the “fair value” of your shares of Castle capital stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). This information statement and the notice attached hereto constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Castle stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger may not be consummated until that time has elapsed, and therefore, the soonest possible date on which the merger can be consummated is June 9, 2004.

Please read this information statement carefully, as it contains important information.

Please do not send in your Castle common stock or Castle preferred stock certificates at this time. If the merger is consummated, you will receive instructions regarding the surrender of your stock certificates and payment for your Castle shares as promptly as practicable after the merger becomes effective.

The directors of Castle have fixed the close of business on May 11, 2004 as the record date for determining the stockholders entitled to notice and to receive this information statement and for determining the number of shares of Castle capital stock outstanding and therefore necessary to adopt the merger agreement.

Neither the Securities and Exchange Commission nor any state securities commission has passed upon the adequacy or accuracy of this information statement. Any representation to the contrary is a criminal offense.

This information statement is dated May 20, 2004 and is first being mailed to Castle stockholders on or about May 20, 2004.

By order of the Board of Directors,

John M. Slack Interim Chief Executive Officer

2

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What transaction is being proposed?

A: Castle is proposing the acquisition of all of its outstanding capital stock by Bright Now! for $0.1572 in cash per share of Castle common stock, and the equivalent amount of cash per share of Castle preferred stock on an “as converted” basis, through the merger of a wholly-owned subsidiary of Bright Now! with and into Castle.

Q: What is the reason for the merger?

A: Following the receipt of the recommendation of the Special Committee of Castle’s board of directors, Castle’s board of directors determined that the merger and the merger agreement are advisable and in the best interests of Castle and its stockholders. Important factors in the board’s determination included the receipt by the Special Committee of a fairness opinion from its financial advisor that the merger consideration is fair, from a financial point of view, to the stockholders covered by the fairness opinion, which generally excludes Sentinel and its affiliates as described below in the section entitled “Opinion of Castle’s Financial Advisor”, the results of a process used to determine if other parties were interested in entering into a strategic transaction relating to Castle, the results of extensive negotiations with Bright Now! for the sale of Castle, the consideration of the risks of Castle remaining as an independent, stand-alone company and other important factors described in this information statement.

Q: What will I receive in the merger?

A: After the merger is completed, you will be entitled to receive $0.1572 in cash per share of Castle common stock, or the equivalent amount of cash per share of preferred stock on an “as converted” basis, in exchange for each of your shares of Castle capital stock.

Q: Will the merger consideration I will receive in the merger increase if Castle’s results of operations improve or if the price of Castle’s common stock increases above the current merger consideration?

A: No. The value of the merger consideration is fixed. The merger agreement does not contain any provision that would adjust the merger consideration based on fluctuations in the price of Castle’s common stock, the amount of working capital held by Castle at the consummation of the merger or improvements in the results of operations of Castle prior to the consummation of the merger.

Q: Are there significant conditions to the closing of the merger?

A: Yes. Completion of the merger is dependent upon the satisfaction or waiver of certain conditions, including conditions regarding (i) the receipt by Bright Now! of financing sufficient to consummate the merger, which we refer to as the financing condition, (ii) the distribution of this information statement to Castle stockholders and the passage of 20 days thereafter, (iii) the accuracy of Castle’s representations and warranties set forth in the merger agreement being true and correct in all material respects (with some exceptions) and the compliance by Castle with its obligations set forth in the merger agreement in all material respects, (iv) the exercise by certain Castle stockholders of their appraisal rights under Section 262 of the DGCL, (v) the receipt of third party consents necessary to consummate the merger, (vi) revisions to Castle’s stock option plans and the receipt of consents thereto, and (vii) the absence of material litigation relating to the merger. Please see “Merger Agreement—Conditions to the Merger.”

Q: What is the importance of the financing condition?

A: The financing condition provides that Bright Now! is not required to consummate the merger unless it has obtained sufficient funds to consummate the merger. Bright Now! has obtained financing commitments from equity and debt financing sources; however, those financing commitments are subject to several other conditions, several of which are out of the control of Castle or are not related to Castle. Bright Now! has agreed to use its reasonable best efforts to satisfy the financing condition, either pursuant to the financing commitment letters or from substitute financing sources; however, Bright Now! may be unable to obtain sufficient financing to consummate the merger. In that event, the merger would not be consummated even if Castle had satisfied all of the other conditions to the consummation of the merger.

Q: What vote of stockholders is required to approve the merger and adopt the merger agreement?

A: Approval of the merger and adoption of the merger agreement requires approval by the affirmative vote or consent of a majority in voting power of the outstanding shares of capital stock of Castle. Sentinel, the holder of approximately 63.2% of the outstanding capital stock of Castle, has already acted by written consent to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement. The action by written consent is sufficient to adopt the merger agreement and approve the merger without the approval of any other stockholder of Castle. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q: How will the merger agreement affect the operations of Castle prior to the consummation of the merger?

A: The merger agreement significantly restricts the operation of Castle during the period between the signing of the merger agreement and either the consummation of the merger or the termination of the merger agreement. The merger agreement generally permits Castle to operate only in the ordinary course of business and does not permit Castle to pursue certain business opportunities or strategies. These restrictions may harm the ability of Castle to take actions which it might otherwise have pursued or respond to changed circumstances in the manner in which it might otherwise have responded, which could result in significant harm to the business or operations of Castle. If the merger is not consummated, Castle stockholders will continue to own their shares of Castle capital stock, which may be worth significantly less as a result of any such harm to Castle’s business or operations.

Q: Should I send in my stock certificates now?

A: No. Promptly after the merger is completed, you will receive a letter of transmittal for use in surrendering your stock certificates and obtaining payment for your shares.

Q: Do I have appraisal rights?

A: Yes. If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law. These steps are described under “Appraisal Rights” in this information statement.

Q: When will the merger be completed?

A: Castle currently anticipates completing the merger on or about June 9, 2004; however, there can be no assurance that the merger will close at such time, or at all.

Q: Who do I call if I have questions about the merger?

A: If you have any questions, require assistance, or need additional copies of this information statement or other related materials, please contact John M. Slack of Castle at (713) 490-8400.

SUMMARY TERM SHEET

The following is a summary of information regarding the merger agreement and the proposed merger of Merger Sub, a wholly-owned subsidiary of Bright Now!, with and into Castle, with Castle surviving the merger as a wholly-owned subsidiary of Bright Now!. This summary is not intended to be exhaustive or complete and is qualified in its entirety by the information presented elsewhere in this information statement, in the annexes hereto and in the other documents referred to in this information statement. Stockholders should read this information statement and all of the annexes and other documents referenced herein in their entirety, including the merger agreement, which is attached as Annex A, and Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 and Castle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, a copy of each of which has been included in the mailing of this information statement.

Several sections in this summary include cross references to other sections in this information statement containing more detailed information regarding the subject matter of that particular section of this summary. It is important that you do not read this summary term sheet information alone, as it is intended to be read along with the other information in this information statement and the annexes attached to this information statement and is not intended to summarize or replace the important information about the merger agreement, the merger and other items included in this information statement and the annexes.

The Companies

CASTLE DENTAL CENTERS, INC.

3701 Kirby Drive, Suite 550

Houston, Texas 77098

(713) 490-8400

Castle, a Delaware corporation, manages and operates integrated dental networks through contractual affiliations with general, orthodontic and multi-specialty dental practices in the United States. Castle currently conducts operations in the States of Texas, Florida, Tennessee and California. Castle does not engage in the practice of dentistry but rather establishes integrated dental networks by entering into management services agreements with affiliated dental practices to provide, on an exclusive basis, management and administrative services to affiliated dental practices. As of April 25, 2004, Castle provided management services to 73 dental centers with approximately 160 affiliated dentists, orthodontists and other dental specialists.

Castle common stock is traded on the Nasdaq Bulletin Board under the trading symbol CASL.OB.

A copy of each of Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 and Castle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 has been included in the mailing of this information statement. These materials are a part of the mailing of this information statement and contain important information about Castle and its financial condition. Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 contains the audited Consolidated Financial Statements of Castle, together with the Notes to Consolidated Financial Statements, and Castle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 contains unaudited financial statements of Castle for the quarter ended March 31, 2004. These materials also contain information about Castle and its subsidiaries, including a description of Castle’s business, its properties and its legal proceedings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” quantitative and qualitative disclosures about market risk, and any changes in and disagreements with accountants on accounting and financial disclosure.

BRIGHT NOW! DENTAL, INC.

201 E. Sandpointe, Suite 200

Santa Ana, California 92707

(714) 668-1300

Bright Now!, a Washington corporation, and its subsidiaries, Monarch Dental Corporation and Newport Dental Plan, provide business support services to more than 200 dental offices in 18 states nationwide. Affiliated and staff dentists deliver general, specialty and cosmetic care to more than 1.5 million patients each year. Bright Now!’s mission is to take care of the time-consuming business functions of running dental practices in order to free dentists to focus on delivering high-quality dental care, superior service and exceptional value to patients. Bright Now! assumes responsibility for support services such as finance, real estate development, sales and marketing, human resources, information technology and purchasing, while dentists retain responsibility for all clinical matters. Based in Santa Ana, California, Bright Now! and its affiliated dentists employ approximately 3,400 people.

DRAWBRIDGE ACQUISITION, INC.

201 E. Sandpointe, Suite 200

Santa Ana, California 92707

(714) 668-1300

Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of Bright Now! recently formed solely for the purpose of effecting the merger. It has no business operations.

The Merger (page 29)

At the effective time of the merger, Merger Sub will be merged with and into Castle, with Castle continuing as the surviving company in the merger and as a wholly-owned subsidiary of Bright Now!.

The Merger Consideration (page 37)

At the effective time of the merger, each holder of Castle common stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 per share in cash and each holder of Castle preferred stock (other than stockholders who validly perfect appraisal rights under Delaware law) will be entitled to receive $0.1572 in cash per each share of Castle common stock into which such share of Castle preferred stock is convertible (approximately $28.72 per share of Series A-1 Convertible Preferred Stock or Series A-2 Convertible Preferred Stock and $327.59 per share of Series B Convertible Preferred Stock). We refer to this consideration, whether payable with respect to Castle common stock or Castle preferred stock, as the merger consideration. Taking into account the outstanding shares of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock and Series B Convertible Preferred Stock, and the exercise of the warrant to purchase 10,984 shares of Series A-2 Convertible Preferred Stock, there will be approximately 211,071,127 common stock equivalent shares outstanding on the effective date of the merger.

Financing of the Merger (page 33)

The consummation of the merger is contingent upon Bright Now! closing on the financing contemplated by three financing commitment letters Bright Now! has received or on substitute financing on terms not less favorable to Bright Now! than the terms in those commitment letters. The closing of this financing is subject to numerous customary conditions. We cannot assure you that all of the conditions to closing on the financing will be satisfied or waived if not satisfied or, as a result, that the merger will be consummated.

Special Committee; Recommendation of Castle’s Board of Directors (page 12)

In the course of negotiating the merger agreement, Castle’s board of directors determined that it would be in the best interests of Castle and its stockholders other than Sentinel to form a special committee of the board of directors to review the terms of the merger agreement. We refer to the special committee of Castle’s board of directors as the Special Committee.

Following the receipt of the recommendation of the Special Committee, the board of directors of Castle determined that the terms of the merger agreement and the merger were advisable and in the best interests of Castle and its stockholders and approved the merger agreement and the merger contemplated thereby.

Fairness Opinion (page 15)

In connection with its consideration of the merger, the Special Committee received an opinion of its financial advisor, Burnham Securities Inc., which we refer to as Burnham.

Burnham delivered its written opinion, dated as of April 25, 2004, to the Special Committee that, as of that date and based on and subject to various assumptions made, matters considered and limitations set forth in its opinion, the consideration to be paid in connection with the merger is fair, from a financial point of view, to the Stockholders Covered by the Fairness Opinion, as described below in the section entitled “Opinion of Castle’s Financial Advisor”.

Burnham provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The full text of the written opinion of Burnham, which sets forth the assumptions made, matters considered and limitations on the review undertaken with the opinion, is contained in Annex C. We urge you to read the opinion in its entirety.

The Written Consent (page 29)

The affirmative vote or written consent of at least a majority in voting power of the shares of Castle capital stock outstanding is required to adopt the merger agreement. Under Delaware law and Castle’s bylaws, such approval may be provided by written consent of the holder of shares representing at least that number of votes and without a meeting of the stockholders. On April 25, 2004, Sentinel, which owned as of that date shares of Castle preferred stock representing 63.2% of the votes entitled to be cast on the adoption of the merger agreement, executed a written consent adopting the merger agreement and approving the transactions contemplated thereby. This means that the merger can occur without the vote of any other Castle stockholder and there will not be a special meeting of Castle stockholders at which you will vote on the adoption of the merger. A copy of the action by written consent is attached as Annex D to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Castle stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed. It currently is anticipated that the merger will be effected on or about June 9, 2004, or as promptly as practicable thereafter.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228(e) of the DGCL requires notice of the action to those stockholders who did not vote. This information statement and notice attached hereto shall constitute notice to you of action by written consent contemplated by Section 228(e) of the DGCL.

Appraisal Rights (page 29)

Under Section 262 of the DGCL, holders of Castle common stock or Castle preferred stock who properly perfect their appraisal rights under Section 262 of the DGCL will have the right to seek an appraisal and to be paid the “fair value” of their shares of Castle capital stock at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger). The complete text of Section 262 of the DGCL is attached as Annex B to this information statement. You are encouraged to read Section 262 of the DGCL in its entirety and to consult your own independent legal advisors to better understand any appraisal rights you may have under Delaware law.

Under Section 262 of the DGCL, where a merger is accomplished by written consent, then either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days after the completion of the merger, must notify each stockholder entitled to appraisal rights of the approval of the merger and that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This information statement and the notice attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement. Castle stockholders who elect to exercise appraisal rights must deliver a written demand to: Castle Dental Centers, Inc., Attention: Corporate Secretary, 3701 Kirby Drive, Suite 550, Houston, Texas 77098, within 20 days after the mailing of this information statement and notice, which period may end prior to the completion of the merger.

Castle stockholders who consider seeking appraisal should bear in mind that the “fair value” of their Castle capital stock determined under Section 262 of the DGCL could be more than, the same as or less than the consideration paid for such capital stock in the merger if they do seek an appraisal. In addition, Castle stockholders should consider that the opinions of investment banking firms as to fairness to stockholders from a financial point of view are not intended to be, and are not binding as, opinions as to the fair value of capital stock under Section 262 of the DGCL.

If any stockholder demands appraisal under Section 262 of the DGCL within 20 days of the date of this information statement but effectively withdraws or loses the right to appraisal, that stockholder’s shares of Castle capital stock automatically will be converted into the right to receive the merger consideration, without interest, upon consummation of the merger in accordance with the merger agreement.

Surrender of Certificates and Payment Procedures (page 38)

Promptly after the effective time of the merger, Computershare Investor Services, Inc., the paying agent Bright Now! expects to retain in connection with the merger for the purpose of making payment to the Castle stockholders of the merger consideration, or another paying agent of recognized standing retained by Bright Now!, will mail a letter of transmittal and instructions regarding the surrender of Castle capital stock to each record holder of outstanding shares of Castle capital stock immediately prior to the effective time of the merger. Upon surrender to the paying agent of a certificate formerly representing shares of Castle capital stock, together with a properly completed and duly executed letter of transmittal and any other documents that may be required by the paying agent, the holder of such surrendered certificate will be entitled to receive the merger consideration due to such holder pursuant to the merger agreement. Until properly surrendered in accordance with such instructions, each certificate representing a share of Castle capital stock immediately prior to the effective time of the merger will represent for all purposes only the right to receive the amount in cash due to such holder pursuant to the merger agreement.

Please do not send your stock certificates to the paying agent now. Stock certificates should be sent only after the merger at the times specified in the letter of transmittal and pursuant to the instructions which will be mailed to you by the paying agent promptly after the effective time of the merger.

Conditions to the Completion of the Merger (page 43)

We cannot complete the merger until all of the conditions to completion of the merger are satisfied or waived. The obligation of Bright Now! and Merger Sub or Castle to complete the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	Bright Now! or Merger Sub shall have obtained the proceeds from the financing contemplated by the financing commitment letters described in the section entitled “The Merger - Financing of the Merger” or substitute financing.

•	This information statement shall have been disseminated to Castle stockholders and 20 days shall have passed since the date of the dissemination.

•	No statute, rule, regulation, judgment, order or injunction shall have been issued by any governmental entity which prohibits, restrains or makes illegal the consummation of the merger.

•	All governmental consents, orders and approvals required for the consummation of the merger shall have been obtained, and applicable waiting periods shall have expired.

•	The representations and warranties of Castle and Bright Now! set forth in the merger agreement shall be true and correct in all material respects (subject to exceptions).

•	Castle and Bright Now! each shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects.

•	Certain stockholders shall not have exercised appraisal rights in accordance with Section 262 of the DGCL.

•	Third party consents contemplated by the merger agreement shall have been obtained.

•	Modifications to the option plans contemplated by the merger agreement shall have been made and consent thereto shall have been obtained.

•	No material litigation relating to the merger shall be pending.

If any of these conditions are not satisfied or waived, the merger may not occur. If the merger is not consummated, the market price of Castle common stock may decline. In addition, Castle’s results of operations may be harmed to the extent that patients, dentists or others believe that Castle will not be able to compete effectively in the marketplace without the merger or there is patient or employee uncertainty surrounding the future direction of the operations or strategy of Castle on a stand-alone basis.

Termination of the Merger Agreement (page 45)

Bright Now!, Merger Sub and Castle may terminate the merger agreement by mutual written consent.

Either Bright Now! and Merger Sub or Castle may terminate the merger agreement, subject to various conditions:

•	if any governmental entity shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger; or

•	if the merger shall not have occurred on or before August 31, 2004; provided that, in certain circumstances, this date may be extended to October 31, 2004.

Castle may terminate the merger agreement:

•	if Castle’s board of directors shall have effected a Change of Recommendation, as described in the section entitled “The Merger Agreement - Offers for Alternative Transactions”;

•	if (A) the representations and warranties of Bright Now! and Merger Sub set forth in the merger agreement shall not be true and correct in all material respects and (B) the underlying inaccuracy has continued without cure for 20 days after Bright Now! has delivered notice to Castle;

•	if (A) Bright Now! or Merger Sub shall have breached any covenant set forth in the merger agreement in any material respect and (B) the breach has continued without cure for 20 days after Castle has delivered notice to Bright Now!;

•	if certain stockholders of Castle exercise appraisal rights in accordance with Section 262 of the DGCL;

•	if (A) Bright Now! shall have delivered to Castle a notice of the occurrence of an event which is reasonably likely to result in the failure of Bright Now!’s financing condition and (B) the event giving rise to such notice has not been cured within 20 days after the occurrence of the event; or

•	if the merger shall not have occurred on or before (A) the 45th day following the date of mailing of this information statement to Castle’s stockholders, if the SEC does not review this information statement, or (B) the 30th day following the date of mailing of this information statement to Castle’s stockholders if the SEC has reviewed this information statement, in each case because the failure of the merger to have occurred has been the result of Bright Now!’s failure to obtain financing for the merger.

Bright Now! and Merger Sub may terminate the merger agreement:

•	if (A) the representations and warranties of Castle set forth in the merger agreement shall not be true and correct in all material respects and (B) the inaccuracy has continued without cure for 20 days after Bright Now! has delivered notice to Castle;

•	if (A) Castle shall have breached a covenant set forth in the merger agreement in any material respect and (B) the breach or failure has continued without cure for 20 days after Bright Now! has delivered notice to Castle; or

•	if (A) Castle shall have delivered to Bright Now! a notice of the occurrence of an event which has caused a material adverse effect on Castle and (B) the event giving rise to such notice has not been cured within 20 days after the occurrence of the event.

Termination Fees and Expenses (page 46)

If the merger agreement is terminated by Castle because of a Change of Recommendation, Castle must pay Bright Now! a termination fee of $1,500,000. If the merger agreement is terminated because of the breach of the representations and warranties made by Castle, Castle must reimburse Bright Now! for 50% of Bright Now!’s expenses up to $500,000. If the merger agreement is terminated because of a breach of a covenant of Castle, Castle must reimburse Bright Now! for 50% of Bright Now!’s expenses up to $850,000. If the merger agreement is terminated because of the breach of the representations and warranties made by Bright Now!, Bright Now! must reimburse Castle for 50% of Castle’s expenses up to $500,000. If the merger agreement is terminated because of a breach of a covenant of Bright Now!, Bright Now! must reimburse Castle for 50% of Castle’s expenses up to $850,000.

Restriction on Solicitation of Takeover Proposals (page 41)

Castle has agreed that it will not solicit or encourage the initiation of any inquiries regarding any Takeover Proposals (as defined below) by third parties. Castle may respond to certain unsolicited Takeover Proposals received within 15 days of the execution of the merger agreement if required by the Castle board of directors’ fiduciary duties. Castle must promptly notify Bright Now! if Castle receives any Takeover Proposal.

Material Federal Income Tax Consequences (page 36)

Castle stockholders will recognize gain or loss for federal income tax purposes upon the cancellation of their shares of stock for the merger consideration.

You should read the discussion under the caption “Material Federal Income Tax Consequences” for a more complete discussion of the federal income tax consequences of the proposed transactions. You should also consult your own tax advisor with respect to other tax consequences of the merger or any special circumstances that may affect the tax treatment to you of the cash that you receive pursuant to the merger.

Interests of Certain Persons in the Merger (page 27)

Certain Castle directors, officers and employee stockholders have interests in the merger that may be different from, or are in addition to, those of other stockholders. Several executive officers of Castle are expected to receive a success bonus upon the successful consummation of the merger. Some of these executive officers also have employment agreements with Castle, which would permit them to receive severance payments in the event Bright Now! terminates such executive officer’s employment following the merger. In addition, certain of these executive officers are or may become entitled to benefits under employee benefit plans as a result of the merger or the merger agreement. Two directors of Castle are affiliated with Sentinel, an affiliate of which is entitled to receive a fee for its advisory services, which is contingent upon the consummation of the merger, and to be reimbursed for its legal and other costs in connection with the merger. Before and after the merger, Castle’s officers and directors are also entitled to indemnification against, and coverage under insurance policies covering, liabilities as a result of actions taken by or on behalf of Castle. The members of the board of directors of Castle knew about these interests and considered them, among other matters, when they approved the merger agreement and the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. All statements other than statements of historical facts included in this information statement are forward-looking statements. When used in this document, the words, “anticipate,” “believe,” “estimate” and “expect” and similar expressions are intended to identify such forward-looking statements. Such statements reflect Castle’s current views with respect to future events and are subject to certain uncertainties and assumptions. Important factors that could cause actual results to differ materially from expectations, which we refer to as Cautionary Statements, are disclosed in this information statement. The future results of Castle could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If future events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements. Except for ongoing obligations to disclose material information under the federal securities laws, Castle undertakes no obligation to disclose any revisions to any forward-looking statements or to report events or circumstances after the date of this information statement. Should one or more of these uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from expectations. All subsequent written and oral forward-looking statements attributable to Castle or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

You should understand that the following factors, along with the risk factors discussed elsewhere in this information statement and in the documents to which we refer you, could affect the future results of Castle and could cause those results to differ materially from those expressed in the forward-looking statements:

•	the economic conditions in the United States (and the impact such conditions may have on Castle’s results of operations);

•	the creditworthiness of Castle’s patients and payors;

•	demand for and acceptance of Castle’s services;

•	the pricing of Castle’s services;

•	changes in regulation affecting the dentistry industry;

•	management’s forecasts and plans;

•	the results of operations of, and litigation pending against, Bright Now! and its subsidiaries, which will affect the ability of Bright Now! to satisfy its financing condition;

•	the threat of war and terrorist activities;

•	general industry and market conditions and growth rates; and

•	other factors noted in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

Castle files annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York New York 10279 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: Castle Dental Centers, Inc., 3701 Kirby Drive, Suite 550, Houston, Texas 77098, Attn: Judi Dolifka, Phone: (713) 490-8506.

A copy of each of Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 and Castle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 has been included in the mailing of this information statement. These materials are a part of the mailing of this information statement and contain important information about Castle and its financial condition. Castle’s Annual Report on Form 10-K for the year ended December 31, 2003 contains the audited Consolidated Financial Statements of Castle, together with the Notes to Consolidated Financial Statements, and Castle’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 contains unaudited financial statements of Castle for the quarter ended March 31, 2004. These materials also contain information about Castle and its subsidiaries, including a description of Castle’s business, its properties and its legal proceedings, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” quantitative and qualitative disclosures about market risk, and any changes in and disagreements with accountants on accounting and financial disclosure.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized anyone to provide you with any additional information. This information statement is dated as of the date listed on the cover page hereto. You should not assume that the information contained in this information statement is accurate as of any date other than such date, and neither the mailing of this information statement to Castle stockholders nor the payment of the merger consideration shall create any implication to the contrary.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE MERGER

In the course of negotiating the merger agreement, Castle’s board of directors determined that it would be in the best interests of Castle and its stockholders other than Sentinel to form the Special Committee to review the terms of the merger agreement. The purpose of the Special Committee is to represent the interests of Castle and the stockholders other than Sentinel in all respects in connection with any potential transaction whereby Castle would enter into the merger agreement or any other proposal regarding the acquisition of the capital stock of Castle (an “Alternative Proposal”). The Special Committee is authorized to assume and exercise all lawfully delegable powers of the board of directors, to take any and all actions, and to make any and all decisions relating to the merger or any Alternative Proposal, or, in the case of actions that cannot be delegated to a committee, make recommendations to the board of directors, all on behalf of and as the Special Committee deems to be in the best interests of Castle and the stockholders other than Sentinel. The Special Committee is authorized to select and retain such independent professional advisors (including law firms, investment banking firms, accounting firms and other similar advisors) as the Special Committee may deem necessary or appropriate in connection with the fulfillment of its purpose, and may assume the direction of any advisor previously retained by Castle. Before retaining a professional advisor, the Special Committee is authorized to take appropriate steps (including, without limitation, consulting with officials of Castle and the advisor) to ensure that such advisor does not have any relationship with Sentinel or its affiliates that would call its independence into question.

The Special Committee is composed of Ira Glazer, Frank Baynham and Edward Kuntz, none of whom have any financial interest in Sentinel or its affiliates. At its organizational meeting, the Special Committee assumed the engagement of Burnham and engaged Morris, Nichols, Arsht & Tunnell, which we refer to as Morris, Nichols, as special Delaware counsel. Castle had previously engaged Burnham as its financial advisor.

The Special Committee recommended to the board of directors that it approve the merger agreement and the merger.

The Castle board of directors believes that the merger agreement and merger are advisable and in the best interests of Castle and the Castle stockholders. At a special meeting of the Castle board of directors held on April 25, 2004, at which the merger agreement was considered and voted upon, the Castle directors unanimously approved the merger agreement and the merger. The Castle directors unanimously recommended that the holders of shares of Castle capital stock adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger.

In the course of reaching its decision to approve the merger agreement, the Castle board of directors consulted with Castle’s management, as well as its outside legal counsel and its financial advisors, and identified and considered several potential benefits concerning the merger as reasons for that approval. These reasons include, among other things:

•	the value of the consideration to be received by our stockholders, which reflects an enterprise value of Castle (used herein as the aggregate value of Castle’s equity securities and debt) 75% greater than the implied enterprise value of Castle at the time of the 2003 Restructuring (as described below);

•	the fact that the merger consideration is all cash and fixed and therefore not subject to decrease based on the results of operations of Castle or the performance of the financial markets;

•	the opinion of Burnham, financial advisor to the Special Committee, dated as of April 25, 2004, to the effect that, as of the date of the opinion and based on and subject to the assumptions, procedures and limitations set forth in the opinion, the consideration to be paid in connection with the merger is fair, from a financial point of view, to the Stockholders Covered by the Fairness Opinion;

•	the fact that our capital stock is lightly traded on the over-the-counter bulletin board and lacks a sufficient market to provide liquidity to our stockholders, and the belief of the board of directors that stockholders would not be able to sell their capital stock at the then-existing market price of common stock if significant volumes of shares were sold;

•	Castle’s prospects if it were to remain independent (as well as the risks involved in achieving those prospects), the compliance costs associated with continuing as a public company, Castle’s board of directors’ familiarity with, and presentations by our management and financial advisors regarding, Castle’s business, operations, financial condition and business strategy, the nature of the dental services industry in which we compete, and general industry, economic and market conditions, both on a historical and on a prospective basis, and the board of directors’ assessment that the merger, rather than continuing to pursue these business strategies on a stand-alone basis, was more likely to create greater value for Castle’s stockholders;

•	the other strategic alternatives reasonably available to Castle to enhance stockholder value, including remaining as a separate entity or pursuing a strategic business combination with other third parties, the risks and uncertainties associated with those alternatives, and the board of directors’ assessment that none of these alternatives were more likely to create greater value for Castle’s stockholders than the merger;

•	our prior discussions with respect to possible business combinations, described under “Background of the Merger,” the process undertaken by our board of directors, management, financial advisors and significant stockholders to explore strategic alternatives, and the price and terms offered by Bright Now! compared to other proposals produced by that process;

•	the ability of Castle to receive other offers for alternative business transactions following the announcement of the merger and the ability of Castle’s board of directors to terminate the merger agreement if any of the offers is superior to the merger;

•	the ability to consummate the merger, including the conditions to the obligations of each of the companies to consummate the merger;

•	the obligations of Bright Now! to use its reasonable best efforts to satisfy its financing condition and the other conditions to consummation of the merger and the ability of Castle under certain circumstances to be reimbursed for 50% of its expenses (up to an aggregate reimbursement of $850,000) upon termination of the merger agreement by Castle if Bright Now! has not done so in all material respects; and

•	the terms of the merger agreement, as reviewed by Castle’s board of directors with legal counsel to Castle, including the representations and warranties of Bright Now! pursuant to the merger agreement.

In the course of reaching its decision to approve the merger agreement, the Castle board of directors also identified and considered several potential negative factors concerning the merger. These factors include, among other things:

•	the risks and costs to Castle if the merger does not close, including the diversion of management and employee attention, potential employee or affiliated dentist attrition, the potential negative effect on business and patient relationships of public announcement and the pendency of the merger and the resulting harm on the ability of Castle to survive on a stand-alone basis;

•	the fact that the consummation of the merger remains subject to the satisfaction or waiver of several closing conditions, including the financing condition, the absence of a material adverse effect on the financial condition of Castle, the amendment and modification of Castle’s stock option plans and the receipt of consents thereto as described in this information statement, the absence of material stockholder litigation relating to the merger, the receipt of third party consents, the mailing of this information statement to Castle stockholders and the lapse of a waiting period thereafter imposed by the federal securities laws, material compliance by Castle with its obligations under the merger agreement and the accuracy of representations and warranties made by Castle in the merger agreement in all material respects;

•

the fact that Bright Now!’s ability to satisfy its financing condition is, and the obligations of Bright Now!’s financing sources to provide the financing contemplated by the financing commitment letters are, subject to conditions unrelated to Castle and out of Castle’s control, including the results of operations of Bright Now! and its subsidiaries and litigation that may be filed against Bright Now! and its subsidiaries;

•	the restrictions on the conduct of Castle’s business prior to the consummation of the merger requiring us to conduct our business in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the all-cash price would not allow Castle stockholders to participate in any of the synergies created by the merger or in any future growth of the combined entity;

•	the fact that the merger consideration is fixed, and therefore, that Castle stockholders will not share in any benefits of improved results of operations or prospects of Castle following the date the merger agreement was executed;

•	the fact that gains from an all-cash transaction would be taxable to Castle’s stockholders for U.S. federal income tax purposes;

•	the fact that the merger consideration is less than the then-existing and historical market prices of Castle’s common stock;

•	the interests of our officers, directors and majority stockholders in the merger described under “Interests of Certain Persons in the Merger,” some of which may be different from, or in addition to, the interests of Castle stockholders, including interests relating to the payment of success bonuses to officers upon the consummation of the merger, the repricing of options to purchase shares of Castle common stock held by officers and directors to have exercise prices below the merger consideration; the receipt of a transaction fee to be received by an affiliate of Sentinel upon the consummation of the merger and the reimbursement of its legal expenses relating to the merger; and benefits and rights to indemnification that officers and directors will have as a result of the merger;

•	provisions in the merger agreement that may have the effect of discouraging other persons potentially interested in a business combination with Castle from pursuing that business combination, even if more favorable to the stockholders of Castle than the merger, including the restrictions on the ability of Castle to solicit offers for alternative business combination transactions, the limited period during which Castle can consider alternative business combinations and the requirement that Castle pay a termination fee of $1.5 million to Bright Now! upon a change of recommendation by Castle’s board of directors relating to alternative proposals for Castle;

•	the transaction costs associated with pursuit of the merger;

•	the obligation of Castle to reimburse Bright Now! for its expenses relating to the merger if Bright Now! terminates the merger agreement because the representations and warranties made by Castle in the merger agreement are not accurate in all material respects (subject to a maximum reimbursement of $500,000) or if Bright Now! terminates the merger agreement because Castle did not comply in all material respects with its obligations under the merger agreement (subject to a maximum reimbursement of $850,000);

•	the potential liabilities arising out of litigation relating to the merger; and

•	the other risks described in this information statement.

The Castle board of directors concluded, however, that the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The foregoing discussion of factors considered by the Castle board of directors is not meant to be exhaustive but includes the material factors considered by the board of directors in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders adopt the merger agreement. The Castle board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the directors made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors. In approving the merger agreement, the Castle board of directors was aware of the interests of Castle’s management and directors in the merger, as described in the section entitled “Interests of Certain Persons in the Merger”.

OPINION OF CASTLE’S FINANCIAL ADVISOR

Under an engagement letter dated February 12, 2004, Castle retained Burnham to provide it with a financial fairness opinion in connection with the transaction. Burnham rendered an opinion, dated as of April 25, 2004, to the Special Committee of Castle’s board of directors. Burnham’s opinion is attached as Annex C hereto and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Burnham in rendering its opinion. We urge you to read the entirety of Burnham’s opinion carefully. Burnham’s opinion is directed to the Special Committee of Castle’s board of directors and addresses only the fairness, from a financial point of view, to the Stockholders Covered by the Fairness Opinion (as defined below) of the consideration to be paid in connection with the merger. The “Stockholders Covered by the Fairness Opinion” are those who hold Castle’s common stock as of the time of the merger (including those who acquire Castle’s common stock upon conversion of outstanding convertible securities of Castle immediately prior to the consummation of the merger) other than Sentinel and its affiliates. Burnham’s opinion does not address any other aspects of the transaction. The summary of Burnham’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion and performing its related financial analyses, Burnham, among other things:

•	reviewed publicly available information concerning Castle dating back to December 31, 1998;

•	reviewed certain internal financial statements and other financial and operating data prepared by Castle’s management;

•	analyzed certain financial forecasts prepared by Castle’s management;

•	considered the value of Castle implied by the May 15, 2003 transaction and its relationship to the merger;

•	took into consideration that Castle has been without a permanent Chief Executive Officer since June 16, 2003;

•	reviewed and discussed with senior executives of Castle and Sentinel certain strategic and financial issues, including the impact of the merger;

•	compared the financial and operating performance of Castle and the prices and trading activities of its stock with those of certain other comparable publicly-traded and privately-held companies and their respective securities;

•	considered and reviewed Castle’s penny stock status, its marginal market capitalization and its limited public ownership;

•	considered the fact that the consideration to be received by the Stockholders Covered by the Fairness Opinion in the merger in respect of each of their shares of the common stock is less than the price of the common stock as quoted when the merger was publicly announced;

•	compared the merger with other proposed and completed business combination transactions involving publicly-traded companies that Burnham deemed relevant and as reported by reliable information services;

•	reviewed and discussed the process and rationale for evaluating and negotiating two potentially bona fide offers that have been made for Castle;

•	reviewed drafts of the merger agreement and other related documents as they became available;

•	considered the prospects for Castle and its stockholders if the merger were not effected; and

•	performed such other analyses and considered of such other factors as Burnham deemed appropriate.

In preparing its opinion, Burnham assumed and relied upon the accuracy and completeness of all of the financial and other information provided to, reviewed by or analyzed by it in connection with the opinion without making, or assuming any responsibility for making, any independent verification of such information. Burnham assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of Castle’s management as to expected future financial performance, including, without limitation, the character, quantity or timing of any anticipated benefits of the merger. Burnham has assumed no responsibility for and expressed no view as to such projections or estimates or the assumptions on which they are based. In addition, Burnham has not made, or assumed any responsibility for making, any independent evaluation or appraisal of the assets or liabilities of Castle, nor has it been furnished with any such evaluation or appraisal. Burnham has relied as to all legal matters on advice of counsel to Castle. Burnham’s opinion is necessarily based on economic, market and other conditions as they existed and as they could be evaluated as of the date of the written opinion. Although subsequent developments may have affected, and may in the future affect, Burnham’s opinion, it should be understood that Burnham does not have any obligation to update, revise or reaffirm its opinion. Burnham has not been requested to opine upon, and its opinion does not in any manner address, Castle’s underlying business decision to proceed with the transaction.

The following is a summary of the material financial analyses used by Burnham in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Burnham. The order of analyses described does not represent relative importance or weight given to those analyses by Burnham. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Burnham’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2004 and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

Although Castle had prepared five-year projections in the past, it had historically not achieved its projections. Burnham’s assumptions were made after analyzing and considering current and future economic, industry and Castle trends. Each year’s projected Free Cash Flows were discounted using Castle’s Weighted Average Cost of Capital of 16.4%. Burnham calculated a sum of the present values of the Free Cash Flows for fiscal years 2004 to 2008 to be $15.3 million. Normally, one would attempt to reflect the projected value of Castle’s free cash flows into perpetuity, or as an annuity, but in this scenario, Castle is being sold. Therefore, Burnham used a “sale” or “take out” multiple of Castle’s EBITDA from the terminal year (2008). Castle’s 2008 EBITDA was projected to be $11.3 million.

The multiple Burnham used to calculate Castle’s terminal value was the median Enterprise Value to EBITDA multiple, with no discount, from Burnham’s Relevant Transactions Analysis. Burnham discounted Castle’s terminal value by the Weighted Average Cost of Capital to arrive at the net present value of Castle’s terminal value of $26.7 million. Burnham added this to $15.3 million, which was the sum of the present values of the Free Cash Flows for years 2004-2008. This figure, $41.9 million, was the enterprise value of Castle. To arrive at the equity value of $23.3 million for Castle, Burnham then subtracted Castle’s estimated long-term debt of $18.7 million, at the time of the closing of the merger.

Using discount rates ranging from 15.4% to 17.4% and multiples of terminal year EBITDA between 4.6X and 5.6X, this Discounted Cash Flow Analysis provided Burnham with a range of $19.3 million to $27.5 million and a midpoint estimated equity valuation of $23.3 million.

	Low	Mid	High
Cost of Capital	4.6 x	5.1 x	5.6 x
17.4%	$19,351	$21,878	$24,405
16.4%	$20,622	$23,259	$25,897
15.4%	$21,955	$24,709	$27,463

Market Multiple Analysis

Burnham selected four publicly traded entities with characteristics most similar to Castle based on publicly available financial information:

•	American Dental Partners Inc., which is a provider of business services to multi-disciplinary dental groups in selected markets throughout the United States;

•	Brite Smile Inc., which produces, sells and leases advanced teeth whitening products, services and technology;

•	Birner Dental Management Services Inc., which acquires, develops and manages geographically dense dental practice networks in select markets, including Colorado, New Mexico and Arizona; and

•	Coast Dental Services Inc., which is a provider of comprehensive business services and support to general dentistry practices.

Burnham derived the following multiples from each selected company’s latest twelve months’ results by compiling a list of median trailing historical multiples that were based upon historical financial information from Burnham’s composite group of companies (without any discount or adjustment).

Multiple:	Median
Enterprise Value / Sales	0.9x
Enterprise Value / EBITDA	4.6x
Price / Earnings	20.3x
Price / Free Cash Flow	9.0x

Burnham applied these multiples against Castle’s financial performance for the preceding twelve months to derive an estimated valuation. For estimates involving enterprise value, Burnham deducted Castle’s estimated long-term debt at the close of the merger to arrive at the equity valuation. Using the Market Multiple Analysis, Burnham calculated an estimated equity valuation range from $14.7 million to $61.1 million.

Relevant Transactions Analysis

Burnham reviewed 163 transactions and offers in the dental clinic and dental laboratories sectors that had occurred within the preceding five years. Of these, Burnham selected a combination of 2 proposed transactions and 4 executed transactions that it deemed to be most comparable to Castle and to the merger.

On May 15, 2003, Castle consummated a transaction whereby it issued $7 million in subordinated notes, along with $6 million in convertible preferred stock, to a new investor, Sentinel. Investing alongside Sentinel, with convertible preferred stock, were GECC, Midwest and members of management.

On April 3, 2003, Great Expressions Dental Centers, Inc., enhanced its earlier offer to purchase 100% of Coast Dental Services, Inc. (NASDAQ:CDEN) common stock from $6.50 per share to $7.50 per share in a proposed all-cash merger transaction.

On September 12, 2002, Monarch Dental Corporation (NASDAQ: MDDS) was acquired by Bright Now! in a sale that was structured as a merger with an affiliate of Bright Now!.

On June 25, 2002, Birner Dental Management Services, Inc. (NASDAQ: BDMS), operators of PERFECT TEETH dental practices, announced that it had received and rejected an unsolicited offer to acquire the company from ADG, Inc. at $12 per share.

On June 5, 2001, InterDent, Inc. (NASDAQ:DENT) completed the sale of its East Coast division, Dental Care Alliance, for $36.0 million including the assumption of debt to an investment group led by Dr. Steve Matzkin.

On March 16, 1999, Pentegra Dental Group (AMEX:PEN) purchased Omega Orthodontics Inc. in a stock transaction that also included the assumption of $1.4 million in debt.

Based on these proposed and executed transactions, Burnham’s analysis arrived at the following financial ratios:

Multiple:	Median
Enterprise Value/ Revenues	0.4x
Enterprise Value/ EBITDA	5.1x
Enterprise Value/ EBIT	11.7x

Burnham applied these multiples against Castle’s financial performance for the preceding twelve months to derive an estimated valuation. For estimates involving enterprise value, Burnham deducted Castle’s estimated long-term debt at the close of the merger to arrive at the equity valuation. Therefore, the Relevant Transactions Analysis reflects an estimated valuation range of $14.5 million to $30.1 million.

Analysis of the Trading History of Castle’s Stock

Between December 31, 2002 and May 15, 2003, Castle’s common stock traded between $.04 and $.19 per share, the latter only having been achieved after the announcement of the May 15th transaction. From then until the time of Burnham’s opinion, the stock traded in a range between $.17 and $.70 per share. The stock did not trade for 84 days in 2003, with more active than usual trading in the last four months of 2003, perhaps reflecting year-end tax-driven investor decisions. No member of then-current management or control stockholder had bought or sold common shares in the public market. In the Fall of 2003, as planned during the transactions occurring on May 15, certain members of management and affiliates of Sentinel purchased Series B Convertible Preferred Stock on terms identical to those on which Sentinel purchased such stock in the May 15 change-of-control transaction. Furthermore, other than filing its periodic reports on a timely basis since the closing of the May 15th transaction, Castle had not hosted or participated in any public or private investor forums whereat participants and attendees might have received financial or operating information regarding Castle that could influence investor buy/sell decisions. Burnham reviewed the history of Castle’s financials and its stock from 1999 to 2003 along with a comparison of the merger’s implied valuations. Burnham’s summary of these is set forth in the table below.

Analysis of Castle Dental Centers’ Common Stock Trading History, Associated Valuations and Multiples

(All figures in millions except stock price and per share values)

As of December 31	1999	2000		2001		2002	2003	Proposed Transaction
The 52 week High and Low Stock Price	$2.25 to $7.88	$0.25 to $4.56		$0.07 to $.37		$0.015 to $0.14	$04 to $0.70	$0.1572
Shares outstanding	6.4	6.4		6.4		6.4	8.3	218.4
Public float	3.3	3.3		3.2		3.2	5.3	NA
Enterprise value	$80.6	NM	*	NM	*	$48.2	$19.5	$56.0
Market value of float	$9.9	$1.0		$0.3		$0.1	$2.1	NA
Market value of equity	$19.3	$1.9		$0.6		$0.3	$2.2	$34.3
Total Debt	$57.0	$64.1		$63.8		$49.5	$19.5	NA
EBITDA	$13.6	$(2.1)		$5.1		$6.7	$7.3	$7.3
Net Income/(losses) including extraordinary items	$1.2	$(19.1)		$(14.8)		$(29.6)	$26.1	$26.1
Book Value	$37.2	$18.0		$3.2		$(21.9)	$10.4	NA
Book Value Per Share	$5.8	$2.8		$0.5		$(3.4)	$1.3	NA
Enterprise Value/EBITDA	5.9	NM	*	NM	*	7.4x	2.4x	7.7
Market Value/EBITDA	1.4x	NM	*	0.1x		NM *	0.2x	4.7

*	Not meaningful.

Transaction Premium/Discount Analysis

Burnham screened for announced offers over the preceding five years, without any regard for industry, or size, of the target company, involving offers of under $5.00 per share. There were 142 such offers for companies that fell into such category.

	Stock Price	1 Day Prior	5 Days Prior	30 Days Prior	Enterprise Value ($mm)
Minimum	$.03	-61%	-66%	-50%	$(84)
Median	$1.13	-3%	-1%	-12%	$17.9
Maximum	$4.97	150%	184%	10%	$2,573

For offers at discounts regardless of offer price:

Of the 142 transactions, 75 offers were at no premium or a discount to the target company’s stock price for the respective one day, five days and thirty days prior to the announcement of the offer.

	Stock Price	1 Day Prior	5 Days Prior	30 Days Prior	Enterprise Value ($mm)
Minimum	$.03	-61%	-66%	-50%	$(14)
Median	$1.14	-24%	-20%	-24%	$16
Maximum	$4.97	1%	33%	1%	$2,573

For offers less than $1.00 per share:

Of the 142 transactions, 66 were offers for less than $1 per share. The following information is for the respective one day, five days and thirty days prior to the announcement of the offer.

	Stock Price	1 Day Prior	5 Days Prior	30 Days Prior	Enterprise Value ($mm)
Minimum	$.03	-55%	-64%	-50%	$(84)
Median	$0.41	-3%	0%	-13%	$7.5
Maximum	$0.98	72%	96%	7%	$1,871

The tables above document that there had been numerous offers over the preceding five years that had been announced at a discount to the target company’s trading prices for the respective one day, five days and thirty days prior to the announcement. Ergo, it was not unusual that an offer be announced and executed at a discount, even a substantial discount, to the target company’s trading price prior to an announcement. Furthermore, in the category of stocks selling at less than $1.00, of which Castle’s stock was one, the small market capitalization and limited number of shares in the hands of the public (public float) supported a belief that the current trading price often overstated the fair and inherent value of Castle.

In the instance of the merger, based upon an enterprise value of $56 million, the preponderance of acceptable valuation metrics compared most favorably with those of Castle’s comparable company and comparable transactions peer groups.

Other Considerations

Burnham also considered the following key factors in making its conclusion regarding the merger:

•	Following the May 15, 2003 capital infusion and restructuring, Castle had witnessed the departure of its Chief Executive Officer and the position remained unfilled as of Burnham’s opinion. Coupled with the change in control, the shortcomings of continuity had taken a toll;

•	The performance of Castle’s competitors, some of which enjoyed stronger financial conditions, greater scale efficiencies and better continuity of senior management depth; and

•	The resources that might be required to maintain market share versus expanding Castle’s market size.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Burnham’s opinion. In arriving at its fairness determination, Burnham considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Burnham made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Castle or the merger. Burnham’s opinion is not to be construed as a recommendation as to how to any member of the board of directors, or any stockholder, of Castle should vote on the merger.

Burnham prepared these analyses for purposes of providing its opinion to the Special Committee of Castle’s board of directors as to the fairness, from a financial point of view, to the Stockholders Covered by the Fairness Opinion of the consideration to be paid in connection with the merger. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Castle, its board of directors, Burnham or any other person assumes responsibility if future results are materially different from those forecast.

Burnham is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with such merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Special Committee selected Burnham as its financial advisor based on its qualifications, expertise and reputation. Burnham had previously performed financial services on Castle’s behalf and was asked to submit a proposal to Castle for the delivery of a fairness opinion. Based upon the proposals submitted, Burnham was engaged. Burnham was not retained to, nor did it, advise Castle or the Special Committee with respect to alternatives to the merger, assessment of or negotiation of the financial terms of the merger, or the underlying decisions of the Special Committee or board of directors to proceed with or effect the merger.

As described above, Burnham’s opinion to the Special Committee of Castle’s board of directors was one of many factors taken into consideration by Castle’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Burnham in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Burnham attached as Annex C hereto.

Prior to this engagement and pursuant to a separate engagement, Burnham acted as financial advisor to Castle in connection with a previously concluded transaction. Burnham received fees for such previous services and has received a fee for its services in rendering its opinion in connection with the merger. In addition, Castle has agreed to reimburse Burnham for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Burnham from certain liabilities arising out of its services in rendering its opinion. See “The Merger—Fees and Expenses.”

In the ordinary course of their business, Burnham and its affiliates may actively trade the securities of Castle and its senior secured lenders, including, among others, GECC, for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Burnham recognizes its responsibility for compliance with federal laws in connection with any such activities.

BACKGROUND OF THE MERGER

On May 15, 2003, Castle entered into a series of agreements to restructure its outstanding debt and equity, which we refer to as the 2003 Restructuring. Immediately prior to the 2003 Restructuring, Castle had $46.7 million of principal amount outstanding under a bank credit facility with its senior secured lenders, which included General Electric Capital Corporation, which we refer to as GECC, and $1.9 million of principal amount outstanding under its 15% convertible notes held by Heller Financial, Inc., Midwest Mezzanine Fund II, L.P., which we refer to as Midwest, and James Usdan, Chief Executive Officer of Castle at the time.

As a result of the 2003 Restructuring, (i) the senior secured lenders under Castle’s then existing credit facility (other than GECC) accepted payment of approximately $16.4 million in full satisfaction of $38.3 million in principal and $2.0 million in fees that Castle owed to them; (ii) Castle entered into a new credit facility with GECC, which facility included a $12.5 million term loan and a $3.5 million revolving line of credit; (iii) Castle issued 60,000 shares of its Series B Convertible Preferred Stock for a purchase price of $6 million in cash and 20% subordinated promissory notes in aggregate principal amount equal to $7 million to Sentinel and others for such amount in cash; (iv) Castle issued 19,190 shares of its Series B Convertible Preferred Stock to GECC, Midwest and Mr. Usdan in exchange for the surrender of: (x) $1.9 million in principal and accrued interest due under the 15% convertible subordinated promissory notes and (y) warrants to purchase approximately 17,974,062 shares of common stock; and (v) Castle purchased from the senior secured lenders under the then existing credit facility (other than GECC) warrants to purchase shares of its Series A-2 Convertible Preferred Stock for $625,000. The implied enterprise value of Castle immediately following the 2003 Restructuring, including the face value of its outstanding debt and the implied value of its equity securities based on the most recent price paid for the equity securities, was approximately $32 million.

In connection with the 2003 Restructuring, Castle, Sentinel, GECC, Midwest and select other Castle stockholders, who collectively held in excess of 90% of Castle’s capital stock on a fully diluted basis, entered into a stockholders agreement, which provided for transfer restrictions, voting restrictions and procedures for certain sales of Castle to be followed by the parties to the agreement.

In addition, in connection with the 2003 Restructuring, Castle entered into a management agreement, dated May 15, 2003, with an affiliate of Sentinel, which we refer to as the Sentinel Management Agreement. Under the terms of the Sentinel Management Agreement, the affiliate of Sentinel provides various strategic financial planning, advisory and consulting services to Castle in exchange for an annual consulting fee and other transaction fees. Also in connection with the 2003 Restructuring, David S. Lobel, Managing Partner of Sentinel, and Paul F. Murphy, Principal of Sentinel, joined the board of directors of Castle. We refer to them as the Sentinel board representatives.

In June 2003, Mr. Usdan resigned from his positions at Castle and John M. Slack was appointed as Castle’s Interim Chief Executive Officer.

In August 2003, Bright Now! and another strategic buyer contacted Sentinel to inquire if Sentinel had any immediate interest in selling its interests in Castle. Sentinel responded to both parties that it was not currently interested in selling its interests in Castle but would be willing to entertain proposals for the sale of its interest, or bring proposals relating to the sale of Castle as a whole to Castle’s board of directors, if the proposals were at favorable valuations of Castle.

On September 15, 2003, Gryphon Investors, LLC, which we refer to as Gryphon, an affiliate of which is an investor in Bright Now!, submitted an unsolicited written indication of interest to Sentinel, on behalf of Bright Now!, to acquire all of the stock of Castle for an enterprise value of $48 million, which included the aggregate value of Castle’s debt and equity securities less transaction costs and certain other liabilities. This enterprise valuation reflected a 50% increase from the implied enterprise value of Castle immediately after the 2003 Restructuring. Shortly thereafter, the other strategic buyer reaffirmed its interest in acquiring all of the stock of Castle in an all-cash transaction.

On September 24, 2003, at a meeting of Castle’s board of directors, the Sentinel board representatives informed the other members of Castle’s board of directors about the indications of interest that had been received and the board of directors discussed how Sentinel should respond to these proposals, if at all. The board of directors determined that Sentinel should continue to have exploratory discussions with Gryphon and Bright Now! with respect to their indication of interest and with the other strategic buyer with respect to its indication of interest.

In late September 2003, representatives of Sentinel contacted Sheffield Merchant Banking Group, a financial advisory firm which we refer to as Sheffield, to advise Castle and Sentinel with regards to Castle’s strategic options in light of the previously received indications of interest. After several weeks, Sheffield and Castle entered into an engagement letter regarding Sheffield’s representation of Castle with respect to the examination of Castle’s strategic alternatives.

In mid October 2003, Sheffield delivered to Gryphon and the other strategic buyer procedures for a competitive auction process. Shortly thereafter, Sheffield delivered financial due diligence packages to each of Gryphon, on behalf of Bright Now!, and the other strategic buyer. Sheffield also delivered to Sentinel, on behalf of Castle, a list of other potentially interested purchasers of Castle.

On October 27, 2003, each of Gryphon, on behalf of Bright Now!, and the other strategic buyer submitted indications of interest to Sheffield. Gryphon’s proposal was for the purchase by Bright Now! of all of the stock of Castle for cash at a price that reflected an enterprise value of $52.5 million and the other strategic buyer’s proposal was to purchase all of the stock of Castle for cash at a price that reflected an enterprise value of between $54 million and $57 million. Each of the proposals indicated that it would be subject to a financing condition, as each party making the proposal would not be able to fund the purchase price without obtaining additional financing.

On October 31, 2003, Sheffield received a verbal indication of interest from a financial buyer who had an investment in a company that operated a dental practice management company. Sheffield held preliminary discussions with this financial buyer, who would have also needed to obtain additional financing to consummate the transaction, but these discussions did not result in the financial buyer making any formal indication of interest. Other than Gryphon, on behalf of Bright Now!, the other strategic buyer and the financial buyer, no other parties indicated more than a preliminary indication of interest in pursuing a strategic transaction with Castle.

In early November 2003, Sheffield forwarded additional due diligence materials to the other strategic buyer and Gryphon. On November 11, Sheffield forwarded final bid instructions to the other strategic buyer and Gryphon.

On November 12, 2003, at a regular meeting of the board of directors of Castle, which was attended telephonically by representatives of Sheffield, the Sentinel board representatives reported to the other members of Castle’s board of directors on the status of discussions relating to the initial indications of interest discussed at the last meeting of the board of directors. The board of directors determined that representatives of Sheffield and Sentinel, with the assistance of management of Castle, should continue to have discussions with these parties to determine the viability of the proposals. In addition, Castle’s board of directors, understanding that any transaction would require substantial commitment from the officers and employees of Castle, approved cash transaction bonuses to be paid to officers and other employees of Castle if the transactions were to be consummated. For more information on these bonuses, see the section entitled “Interests of Certain Persons in the Merger”.

On November 13, 2003, Sheffield delivered a draft merger agreement to the other strategic buyer and Gryphon. The other strategic buyer and Gryphon were requested to mark-up the merger agreement when they submitted their bids. In late November 2003, Castle’s management and representatives of Sentinel consulted with representatives of each of GECC and Midwest to evaluate their interest in the proposed transaction, and both indicated that they were supportive of the proposed transaction and its enterprise valuation.

In late November and early December 2003, representatives of Castle, Sheffield, Sentinel, Bright Now! and Gryphon; legal counsel to Castle, Haynes and Boone LLP; legal counsel to Bright Now! and Gryphon, Latham & Watkins LLP; and legal counsel to Sentinel, Kirkland & Ellis LLP, began to discuss structures for a possible transaction. In light of the ownership structure of Castle, the parties tentatively agreed to use a transaction structure in which stockholders of Castle owning 90% of each class of capital stock of Castle would sell their stock to a subsidiary of Bright Now!, and immediately thereafter, the subsidiary would merge with and into Castle under the “short form merger” provisions of Delaware law. Legal counsel to Sentinel prepared and sent to counsel to Bright Now! a draft securities purchase agreement embodying this transaction structure.

Also during late November 2003 and early December 2003, representatives of Castle and Bright Now! and their majority stockholders and their advisors engaged in discussions regarding the financial terms of the transaction. Representatives of Sheffield and Sentinel prepared management presentations to be made to the parties submitting bids and prepared due diligence information to be provided to the bidders.

On December 10, 2003, the other strategic buyer submitted a proposal to acquire Castle’s San Antonio, Austin, Tennessee and Florida operations but to not purchase Castle’s other operations. Also on December 10, 2003, Gryphon, on behalf of Bright Now!, submitted a proposal to purchase all of Castle’s capital stock in cash at a price that reflected an enterprise value of $58 million, which included the repayment of all of Castle’s indebtedness for borrowed money and certain other transaction expenses. The proposal referred to financing commitment letters from Gryphon Partners II, L.P., a syndicate of certain holders of Bright Now!’s senior subordinated notes and Antares Capital Corporation and included a detailed mark-up of the draft securities purchase agreement.

During the following weeks, representatives of Castle and Bright Now! and their majority stockholders and their advisors engaged in discussions regarding the financial terms of the transaction. As a result of these discussions, during this period Gryphon agreed to commit additional equity financing to backstop any shortfall in the debt financing commitments.

On December 29, 2003, Castle, Midwest, Sentinel, Bright Now! and certain other of Castle’s stockholders entered into a confidentiality agreement. In addition to customary restrictions on the disclosure of confidential information of Castle provided to Bright Now! in connection with its due diligence investigation of Castle, the confidentiality agreement provided for a limited exclusivity period (which would expire on January 23, 2004) during which the parties to the agreement would not engage in discussions or negotiations with other parties regarding a strategic transaction involving Castle. The confidentiality agreement referenced general terms on which a transaction could be completed.

Following the execution of the confidentiality agreement, the negotiations between representatives of Castle, Bright Now!, their majority stockholders and their advisors relating to the terms of the strategic transaction became more detailed and increased in frequency.

Beginning in late December 2003 and continuing through late January 2004, representatives of Gryphon and Bright Now! and the proposed financing sources conducted a due diligence investigation on Castle. As part of this due diligence investigation, representatives of Gryphon and Bright Now! received legal, financial and operational data relating to Castle. In addition, representatives from Bright Now! or Gryphon toured each of Castle’s seven regional operations and held management meetings with senior and mid-level management at each of the regional operations.

During early and mid January 2004, legal counsel to Castle, Bright Now! and Castle’s majority stockholders, including GECC and Midwest, discussed the terms of the proposed securities purchase agreement that contemplated the “short form merger” transaction structure. All parties agreed that the transaction would only be entered into if Castle stockholders other than the stockholders party to the agreement would receive the same price per share on their stock as the stockholders party to the agreement would receive. However, several other open legal issues remained unresolved as of mid-January.

In late January 2004 but prior to the expiration of the exclusivity period, GECC and Midwest informed Castle and Sentinel that, while they were supportive of the strategic transaction from a financial point of view, it was their preference that the transaction be structured to include the formal approval of Castle’s board of directors. During late January 2004, representatives of Castle and Sentinel held discussions with GECC and Midwest to determine if an appropriate alternative transaction structure that offered the speed of the previous transaction structure could be designed to accomplish this goal.

On January 23, 2004, the exclusivity period expired and was not renewed.

On January 28, 2004, representatives of Sheffield informed Gryphon that the transaction would have to be restructured if a strategic transaction with Castle was to be consummated. Also on January 28, 2004, at a special meeting of the board of directors of Castle, representatives of Sheffield and Castle’s legal counsel provided an update to the board of directors on the status of the negotiations with Gryphon and Bright Now! and informed the board of directors that the previously contemplated transaction structure could not be used. The board of directors authorized the current deal team to continue negotiations and to seek to determine a mutually agreeable alternative transaction structure.

During late January 2004 and early February 2004, the parties considered several other transaction structures. The parties determined that a “long form merger” transaction structure should be used, which requires the approval of Castle’s board of directors and the stockholders of Castle. During these discussions, Gryphon and Bright Now! indicated that a condition to their willingness to pursue this transaction structure was the receipt of an action by written consent of Sentinel, as Castle’s majority stockholder, adopting the merger agreement.

Also in early February 2004, legal counsel to Castle and legal counsel to Sentinel held several discussions with legal counsel to Bright Now! and Gryphon to determine whether Castle’s board of directors would need to preserve a right to discuss or approve alternative transactions after the execution of a definitive merger agreement in order to satisfy its fiduciary obligations to Castle stockholders, commonly referred to as a “fiduciary out.” Legal counsel to Castle and legal counsel to Sentinel wanted to preserve a “fiduciary out.”

On February 12, 2004, on advice of counsel, Castle engaged Burnham to review the proposed transaction from a financial point of view and to, if necessary, render a fairness opinion in connection with the proposed transaction.

On February 16, 2004, Castle’s board of directors met to discuss a proposal received from Gryphon regarding the terms of a “fiduciary out.” This proposal included a right to preserve the “fiduciary out” for a limited period of time after the execution of a definitive merger agreement and a letter agreement with Bright Now! under which Sentinel would agree to pay to Bright Now! a portion of any additional consideration it received in such an alternative transaction if the board of directors exercised its termination rights included in the “fiduciary out.”

Also at this meeting, upon recommendation of counsel, the board of directors decided to appoint a Special Committee of the board of directors to be comprised of independent directors without affiliation with Sentinel. The purpose of the Special Committee was to evaluate the transaction from the standpoint of Castle and the stockholders other than Sentinel. The Special Committee was comprised of Frank Baynham, Ira Glazer and Edward Kuntz.

On February 18, 2004, the Special Committee held its organizational meeting. At that meeting, the Special Committee determined that Burnham would act as financial advisor to the Special Committee and that Morris,

Nichols would serve as special Delaware counsel to the Special Committee. The Special Committee also discussed suitable terms of a “fiduciary out” for the transaction. Following the receipt of advice from its advisors, the Special Committee authorized the deal team to negotiate within specified parameters.

On February 25, 2004, the Special Committee met to approve a proposal regarding the terms of a “fiduciary out” to be contained in the merger agreement, substantially on the terms embodied by the definitive forms of the merger agreement, the Sentinel written consent and the Sentinel side letter, which incorporates the requirement of Sentinel to make payments to Castle upon the termination of the merger agreement as a result of the exercise of Castle’s “fiduciary out” and the consummation of an alternative transaction, as described above. In addition, the Special Committee approved the amount of the transaction fee contemplated by the Sentinel Management Agreement.

On February 26, 2004, Castle’s and Sentinel’s advisors sent to legal counsel to Bright Now! a draft merger agreement.

On March 4, 2004, representatives from Gryphon met with representatives from Sheffield in New York to discuss the results of Gryphon’s due diligence review of Castle. As a result of this due diligence review, Gryphon identified several items which it believed might warrant downward adjustments to the proposed consideration to be paid in the strategic transaction. Representatives from Gryphon proposed engaging in discussions about each of the open items to determine what adjustments were appropriate. After consultation with management of Castle and representatives of Sentinel, representatives of Sheffield informed representatives of Gryphon that an extensive purchase price adjustment was unwarranted and that the parties would only be willing to discuss a modest adjustment.

On March 9, 2004, Gryphon revised their proposed acquisition price for Castle to a $54.5 million enterprise value and discussed the process by which the acquisition would be consummated. Castle discontinued discussions later that day and Bright Now!’s access to financial information about Castle was informally terminated.

On March 16, 2004, representatives of Sheffield contacted representatives of Gryphon to inform them that Castle intended to formally terminate Bright Now!’s and Gryphon’s access to confidential information under the confidentiality agreement and to request the return of confidential information already provided. During the discussions that followed, representatives from Sheffield and Gryphon addressed differences and concerns that both parties had about the transaction, and negotiations were resumed. Representatives from Sheffield requested that legal counsel to Bright Now! and Gryphon send a revised draft of the merger agreement to Castle, Sentinel and their advisors so that the parties could determine if other major business issues besides the amount of consideration to be received remained unresolved in the merger agreement. On March 18, 2004, legal counsel to Bright Now! sent the revised draft merger agreement for that purpose.

On March 26, 2004, representatives from Gryphon and Sheffield discussed a proposal involving an enterprise value for Castle of $56 million, which included the value of Castle’s debt and equity securities and certain fees and expenses to be paid in connection with the merger. After consultation with management and the members of the Special Committee individually, the Special Committee members informally approved the continuation of merger negotiations.

From late March 2004 through mid April 2004, the parties and their legal counsel continued discussions with respect to open issues regarding the proposed merger, including terms of the draft merger agreement.

On April 15, 2004, the Special Committee met to discuss the progress of negotiations with Bright Now! regarding a definitive merger agreement. Burnham provided a preliminary analysis of the fairness of the merger consideration from a financial point of view to the Stockholders Covered by the Fairness Opinion. The Special Committee was provided a summary of the draft merger agreement and an explanation of the principal provisions of the merger agreement and an update on the terms of the merger agreement that remained unresolved. The Special Committee discussed Bright Now!’s proposed financing for the merger as well as the required timing for closing the merger once the conditions precedent to closing were satisfied. The Special Committee approved the continuation of the negotiation of the merger agreement.

On April 23, 2004, the Special Committee met to consider adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. Representatives of Sheffield informed the Special Committee that verbal agreement had been reached on all of the major transaction issues but that several less significant issues remained unresolved. Representatives of Burnham informed the Special Committee that Burnham was prepared to deliver its written opinion based upon the draft of the merger agreement last received, assuming no changes in the merger consideration, that the merger transaction was fair, from a financial point of view, to the Stockholders Covered by the Fairness Opinion. Upon advice of counsel, the Special Committee adjourned until April 25, 2004 when all outstanding issues were expected to have been resolved.

On April 23, 2004, Bright Now!’s and Merger Sub’s board of directors met to consider adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. Following discussion, Bright Now!’s and Merger Sub’s board of directors unanimously determined that the merger and terms of the merger agreement were advisable and fair to, and in the best interest of, Bright Now! and its stockholders and unanimously approved the merger and the merger agreement and authorized the officers of Bright Now! to enter into the merger agreement in a form reflecting any final changes approved by the officers.

From April 23, 2004 through April 25, 2004, legal counsel to Castle, Bright Now!, Gryphon and Sentinel negotiated the final terms of the merger agreement and the Sentinel letter agreement and finalized these agreements.

On April 24, 2004, legal counsel to Bright Now! delivered to Castle definitive commitment letters contemplated by the merger agreement.

On April 25, 2004, the Special Committee met to consider the adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. Following discussion, the Special Committee unanimously determined that the merger and terms of the merger agreement were advisable and in the best interest of Castle and its stockholders and unanimously recommended that the full board of directors approve the merger and the merger agreement. Immediately thereafter, the board of directors held a special meeting to consider the adoption of the merger and the merger agreement and approval of the transactions contemplated thereby. Following discussion, Castle’s board of directors unanimously determined that the merger and terms of the merger agreement were advisable and in the best interest of Castle and its stockholders, approved the merger and the merger agreement and recommended to Castle stockholders that they adopt the merger agreement and the transactions contemplated thereby.

Immediately after this meeting, Castle, Bright Now! and Merger Sub executed the merger agreement, Sentinel executed the letter agreement with Bright Now!, and Sentinel, in its capacity as Castle’s majority stockholder, executed its written consent to the adoption of the merger agreement and the consummation of the transactions contemplated thereby.

On April 26, 2004, Castle and Bright Now! issued press releases announcing the execution of the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendations of the Castle board of directors regarding the merger, Castle stockholders should be aware that the directors and officers of Castle have interests in the merger that may differ from, or be in addition to, those of other stockholders of Castle, as described below. The Castle board of directors was aware of these matters and considered them in approving the merger agreement and the merger and recommending that the Castle stockholders approve the merger and the merger agreement.

Sentinel Management Fee and Transaction Fees

David S. Lobel and Paul F. Murphy are the Managing Partner and a Principal of Sentinel, respectively, and are also members of Castle’s board of directors. Sentinel owns 63,408 shares of Series B Convertible Preferred Stock. Castle and an affiliate of Sentinel are parties to the Sentinel Management Agreement, pursuant to which the affiliate of Sentinel is paid a management fee of $275,000 per year. In connection with the merger, the affiliate of Sentinel will be paid a fee in the amount of $560,000. In addition, the affiliate of Sentinel will be reimbursed for the legal and other expenses it has incurred in connection with the merger. Those expenses are estimated to be $600,000. The Sentinel Management Agreement will be terminated upon consummation of the merger. Other than the foregoing fees and expense reimbursements, neither Sentinel nor its affiliates will receive any payments in connection with the merger other than for its capital stock in Castle.

Sentinel Letter Agreement

Sentinel has entered into a letter agreement with Bright Now! concerning the merger. A copy of this letter agreement is attached hereto as Annex E. The letter agreement provides, among other things, that if Castle terminates the merger agreement in connection with the existence of certain alternative transaction proposals and within nine months thereafter Castle consummates an alternative transaction, Sentinel will pay to Bright Now! an amount equal to 75% of the difference between (x) amount of consideration Sentinel receives in connection with the consummation of the alternative transaction minus (y) the amount of consideration Sentinel would have received in connection with the consummation of the merger.

Management Transaction Bonuses

Castle’s board of directors has approved the payment of transaction bonuses to certain officers and other employees of Castle. The payment of these transaction bonuses is contingent upon the consummation of the merger. The transaction bonuses may be up to $1.1 million in the aggregate. If the merger is consummated, each of Mr. Slack, Joseph P. Keane, Chief Financial Officer of Castle, and Tim S. Tiffin, Chief Information Officer of Castle, will be paid a success bonus, out of the success bonus pool established by Castle’s board of directors, of $220,000, $100,000 and $250,000, respectively. In addition, in April 2004, Mr. Slack and Mr. Tiffin were granted bonuses based on our 2004 performance of $130,000 and $20,000, respectively.

Castle Stock, Stock Options and Castle Debt Owned by Directors and Officers

On March 3, 2003, Messrs. Baynham, Glazer and Kuntz were each granted options to purchase 461,809 shares of Castle common stock at $.10 per share. Messrs. Baynham, Glazer and Kuntz purchased 225, 120 and 465 shares, respectively, of Series B Convertible Preferred Stock on September 30, 2003 in connection with an offering made to key employees and directors of Castle. In connection with their purchase of Series B Convertible Preferred Stock, Messrs. Baynham, Glazer and Kuntz also acquired $26,250, $14,000 and $54,250 in Castle’s 20% Subordinated Notes. Mr. Glazer also owns 37,500 options to purchase common stock at $.21 per share which were granted on July 1, 2001.

Mr. Slack, currently owns 14,500 shares of common stock. He also owns options to purchase 150,000 shares of common stock at prices ranging from $2.31 per share to $10.00 per share. He owns options to purchase

920,000 shares of common stock at $.10 per share and 500,000 shares of common stock at $.05 per share. Mr. Slack also owns 552 shares of Series B Convertible Preferred Stock and $64,400 in original principal amount of 20% Subordinated Notes.

Mr. Keane currently owns options to purchase 950,000 shares of common stock at $.10 per share. Mr. Keane also owns 30 shares of Series B Convertible Preferred Stock and $3,500 in original principal amount of 20% Subordinated Notes.

Mr. Tiffin currently owns options to purchase 500,000 shares of common stock at $.05 per share. Mr. Tiffin also owns 30 shares of Series B Convertible Preferred Stock and $1,750 in original principal amount of 20% Subordinated Notes.

The option agreements for the options owned by the officers and directors provide that the options will vest in full upon consummation of a change of control, such as the merger. In connection with the merger, the options held by the officers and directors (along with all other outstanding options) will be cancelled in exchange for a payment equal to the difference (if greater than zero) between the merger consideration and the exercise price of the option. In addition, all outstanding shares of Series B Convertible Preferred Stock will be converted into the merger consideration and all 20% Subordinated Notes will be paid in full.

As described below, in connection with the merger, Castle intends to take actions to clarify that outstanding options to purchase Castle common stock granted pursuant to the Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan, which we refer to as the 1996 plan, and the Castle Dental Centers, Inc. 2002 Stock Option Plan, which we refer to as the 2002 plan, will be treated in the merger as contemplated by the merger agreement and as described below. All outstanding options granted under the 1996 plan have an exercise price in excess of the merger consideration. Castle expects that each of Mr. Slack and Mr. Glazer, who hold options granted under the 1996 plan, will provide their consent.

See also “Security Ownership of Castle Capital Stock” for a description of the ownership of Castle equity securities by officers and directors of Castle.

Employment Agreements with Officers and Other Benefits

Under Mr. Slack’s employment agreement, he may terminate his employment under that agreement for “Good Reason” if he is assigned any responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with Castle as in effect at the date of such agreement. If such a termination were to occur before or after the merger, Mr. Slack would be entitled to a severance payment of one-year’s salary, or $245,000, and other benefits including coverage under Castle’s group health plan for the applicable COBRA coverage period at Castle’s cost.

Mr. Keane has delivered notice that he is terminating his employment for “Good Reason” on May 31, 2004. As a result, under Mr. Keane’s employment agreement, he is entitled to a severance payment of $260,000 and other benefits including coverage under Castle’s group health plan for the applicable COBRA coverage period at Castle’s cost.

Under Mr. Tiffin’s employment agreement, he may terminate his employment under that agreement for “Good Reason” if he is assigned any responsibilities or duties materially inconsistent with his position, duties, responsibilities and status with Castle as in effect at the date of such agreement. If such a termination were to occur before or after the merger, Mr. Tiffin would be entitled to a severance payment of one-year’s salary, or $231,450, and other benefits including coverage under Castle’s group health plan for the applicable COBRA coverage period at Castle’s cost.

The merger agreement also provides for other benefits to be paid to employees of Castle for at least nine months following the consummation of the merger.

Insurance and Indemnification

Under the merger agreement, Castle is obligated to provide each individual who served as a director or officer of Castle at any time prior to the effective time with directors’ and officers’ liability insurance for a period of six years after the effective time of the merger on terms no less favorable to such directors and officers in coverage and amount than any applicable insurance in effect immediately prior to the effective time; provided, however, that Bright Now! or Castle will not be required to pay an annual premium for such liability insurance in excess of 175% of the last annual premium paid prior to the date of the merger agreement and if the annual premium exceeds such amount, Bright Now! or Castle must provide the maximum amount of coverage that can be obtained for such amount.

Under the merger agreement, neither Bright Now! nor Castle may take any action to alter or impair any exculpatory or indemnification provisions existing in the certificate of incorporation or bylaws of Castle as of the effective time of the merger. If (x) after the effective time Castle transfers, sells or otherwise disposes of any assets and (y) after such transfer, the fair market value of the assets of Castle is equal to one-third or less of the fair market value of the assets of Castle as of the closing date, then, from and after that date, Bright Now! must indemnify, defend and hold harmless, and advance expenses to, each individual who served as a director or officer of Castle at any time prior to the effective time as and to the same extent set forth in the certificate of incorporation of Castle as of the effective time.

THE MERGER

Purpose

The purpose of the merger is for Bright Now! to acquire all shares of Castle capital stock. As of the effective time of the merger, each then-outstanding share of Castle capital stock (except for shares of Castle capital stock held by Castle or any of its wholly-owned subsidiaries, by Bright Now! or Merger Sub or any wholly-owned subsidiary of Bright Now!, and dissenters’ shares) will be converted into the right to receive the merger consideration.

Required Approval of the Merger; Written Consent

Under Section 251 of the DGCL, the approval of the board of directors of Castle and the affirmative vote of a majority in voting power of its shares outstanding and entitled to vote are required to approve and adopt the merger and the merger agreement. The Castle board of directors has previously approved the merger.

The affirmative vote or written consent of at least a majority in voting power of the shares of Castle capital stock outstanding is required to adopt the merger agreement. Under Delaware law and Castle’s bylaws, such approval may be provided by written consent and without a meeting of the stockholders. On April 25, 2004, Sentinel, which owned as of such date shares of preferred stock representing 63.2% of the votes entitled to be cast on the adoption of the merger agreement, executed a written consent adopting the merger agreement and approving the transactions contemplated thereby. This means that the merger can occur without the vote of any other Castle stockholder, and there will not be a special meeting of Castle stockholders at which you will vote on the adoption of the merger agreement. No further corporate or stockholder action is necessary to approve the merger. A copy of the written stockholder consent is attached as Annex D to this information statement.

Under applicable securities regulations, the merger may not be completed until 20 days after the date of mailing of this information statement to Castle stockholders. Therefore, notwithstanding the execution and delivery of the written consent, the merger will not occur until that time has elapsed, if at all. Therefore, the merger cannot be consummated until June 9, 2004 at the earliest.

Appraisal Rights

Holders of shares of Castle capital stock are entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions established by Section 262 of the DGCL.

Section 262 of the DGCL is reprinted in its entirety as Annex B to this information statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex B. This discussion and Annex B should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

A record holder of shares of Castle capital stock who makes the demand described below with respect to such shares and who otherwise complies with the statutory requirements of Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of Castle capital stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Castle capital stock” are to the record holder or holders of shares of Castle capital stock.

Under Section 262 of the DGCL, where a merger is approved by stockholders by written consent in lieu of a meeting of stockholders, either a constituent corporation before the effective date of the merger, or the surviving or resulting corporation within 10 days after the effective date of the merger, must notify each stockholder of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262 of the DGCL. This information statement and the notice attached hereto shall constitute notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached as Annex B to this information statement.

Holders of shares of Castle capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Castle within 20 days after the date of mailing of this notice. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Castle of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Castle capital stock.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to Castle Dental Centers, Inc., 3701 Kirby Drive, Suite 550, Houston, Texas 77098; Attention: Corporate Secretary.

A person having a beneficial interest in shares of Castle capital stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Castle capital stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Castle capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Castle capital stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Castle capital stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Castle capital stock outstanding in the name of such record owner.

Prior to or within ten days after the effective date of the merger, we will be required to send a notice of such date; if that notice is sent more than 20 days after this notice, we will send it only to stockholders who are entitled to appraisal rights and who have demanded appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, either Castle or any stockholder who has complied with the required conditions of Section 262 of the DGCL may file a petition in the Delaware Court, with a copy served on Castle in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Castle to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Castle will file such a petition or that Castle will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Castle capital stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from Castle a statement setting forth the aggregate number of shares of Castle capital stock not voting in favor of the merger and with respect to which demands for appraisal were received by Castle and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Castle or within 10 days after the expiration of the period for the delivery of demands described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Castle capital stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although Castle believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Castle does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Castle capital stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Holders of shares of Castle capital stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 of the DGCL could be more than, the same as or less than the consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of Castle, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of Castle capital stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any Castle stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Castle. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, Castle stockholders’ rights to appraisal shall cease, and all holders of shares of Castle capital stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Castle has no obligation to file such a petition, and Castle has no present intention to do so, any holder of shares of Castle capital stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Castle a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Castle and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Treatment of Stock Options

The merger agreement provides that each option outstanding immediately prior to the effective time with an exercise price per share less than $0.1572 will be canceled in exchange for the right to receive a payment in cash, without interest, equal to the product of (i) the excess of $0.1572 over the exercise price per share under such option multiplied by (ii) the number of shares of Castle common stock for which such option is exercisable, which cash payment will be reduced by any applicable withholding taxes. Each option outstanding immediately prior to the effective time with an exercise price per share equal to or greater than $0.1572 will be canceled and the holder thereof will have no right to receive any consideration therefor. As soon as reasonably practicable following the effective time, Castle will mail to each holder of an option the applicable option merger consideration. Castle intends to amend the 1996 plan and the 2002 plan to clarify that outstanding options to purchase Castle common stock granted pursuant to the 1996 plan and the 2002 plan will be treated in the merger as contemplated by the merger agreement and to provide that, following the effective time of the merger, no further stock options may be granted under either plan.

Treatment of Warrants

The merger agreement provides that each warrant to purchase shares of the Series A-2 Convertible Preferred Stock outstanding immediately prior to the effective time will be converted into the right to receive from Castle upon exercise of the warrant a payment in cash, without interest, equal to the product of (i) the number of shares of Series A-2 Convertible Preferred Stock for which such warrant is exercisable, multiplied by (ii) the number of shares of Castle common stock into which each share of Series A-2 Convertible Preferred Stock is convertible, multiplied by (iii) $0.1572, which cash payment will be reduced by any applicable withholding taxes. Each warrant shall have and be subject to the same terms and conditions following the effective time of the merger as are set forth in the warrant agreement immediately prior to the effective time of the merger.

Actions Regarding Options Granted Under 1996 Plan

Pursuant to the merger agreement, Castle intends to take actions to clarify that outstanding options to purchase Castle common stock granted pursuant to the 1996 plan and the 2002 plan will be treated in the merger as contemplated by the merger agreement and as described above. Castle intends to seek the consent of holders of options granted under the 1996 plan to this treatment. All outstanding options granted under the 1996 plan have an exercise price in excess of the merger consideration. In connection with obtaining these consents, Bright Now! has permitted Castle to take limited actions to encourage such option holders to consent to this treatment. The receipt by Castle of the consent of most of these option holders is a condition to Bright Now!’s obligations to consummate the merger.

Financing of the Merger

Bright Now! has received three financing commitments to acquire the funds necessary to fund the merger consideration:

•	Certain funds managed by Gryphon Partners II, L.P. have committed to invest up to $30.0 million in cash in junior capital.

•	Certain holders of Bright Now!’s senior subordinated notes have committed to purchase an aggregate of $16.1 million in a new issue of 15.75% Senior Subordinated Notes to be issued by Bright Now! and certain of its affiliates. We refer in this information statement to such holders of Bright Now!’s senior subordinated notes as the Bright Now! Noteholders.

•	Antares Capital Corporation has committed to provide a $92.0 million senior secured credit facility to Bright Now! and its subsidiaries.

Castle believes that the financing proposed by the financing commitments will be sufficient for Bright Now! to both pay the merger consideration payable pursuant to the merger agreement and refinance certain of its outstanding debt.

The consummation of the merger is contingent upon Bright Now! closing on the financing contemplated by the financing commitments or a similar financing on terms not less favorable to Bright Now!. The closing of the financing contemplated by the financing commitments is subject to numerous customary conditions, as more fully described below.

The Gryphon Partners II, L.P. commitment letter is subject to the completion and satisfaction of the terms set forth in the merger agreement including, but not limited to, Bright Now!’s and Merger Sub’s obligation to consummate the acquisition under the merger agreement.

Antares Capital Corporation’s obligation to provide the senior secured credit facility is subject to a number of conditions, including, among others:

•	The preparation, execution and delivery of definitive documentation for the senior secured credit facility acceptable to the parties thereto;

•	The absence of a material adverse change in the business condition, operations, performance or prospects of Bright Now! and its existing and prospective subsidiaries, including Castle, since December 31, 2002;

•	The receipt of all required governmental and other consents;

•	The absence of litigation seeking to enjoin or prevent the transactions;

•	The indemnification of Antares in connection with the financing;

•	The completion of payor references and dentist calls with respect to Castle;

•	The receipt of Bright Now!’s and Castle’s audited and unaudited financial statements and other financial statements, including a satisfactory pro forma balance sheet;

•	The receipt of financial statements for the last twelve-months confirming a minimum of $33.5 million of proforma EBITDA (including Castle), resulting in maximum senior and total debt multiples of no greater than 2.3x and 3.7x EBITDA at close;

•	The minimum investment by Gryphon, current investors and others of $24.1 million of new cash equity or junior PIK subordinated notes into the capital stock or other equity securities of Bright Now! of which $65.8 million will be rolled-over as part of the transaction;

•	No issuance by Bright Now! or Castle of more than $47.6 million of unsecured subordinated debt;

•	Review of outstanding litigation;

•	Review of any changes to the legal structure regarding the manner in which the merger will be effectuated;

•	Not less than $15 million of unused availability under the senior secured credit facility; and

•	The concurrent closing of all transactions contemplated by the financing commitment.

The terms upon which Antares Capital Corporation has committed to provide the senior secured credit facility is based on current market conditions and Antares Capital Corporation is entitled, after consultation with Gryphon Advisors II LLC, to modify the amount, structure, pricing (including interest and fees) or terms of the senior secured credit facilities to reflect market conditions or if Antares Capital Corporation determines that such changes are advisable in order to insure a successful syndication resulting in Antares Capital Corporation holding no more than $25 million in commitments under the senior secured credit facility prior to the consummation thereof.

The Bright Now! Noteholders’ obligation to purchase the senior subordinated notes and warrants is subject to a number of conditions, including, among others:

•	The preparation, execution and delivery of definitive documentation for the senior subordinated notes acceptable to the parties thereto;

•	The terms of the $92 million senior credit facility issued by Antares will be on terms consistent with the term sheet previously provided to the Bright Now! Noteholders;

•	The receipt of Bright Now!’s and Castle’s pro forma consolidated balance sheets that show that total debt will not exceed 3.7 times EBITDA and total senior debt will not exceed 2.3 times EBITDA as of the closing date of the merger;

•	The minimum cash investment by Gryphon, its affiliates or Bright Now!’s stockholders of $24.2 million in the form of junior subordinated PIK notes;

•	The sources and use of funds will be consistent with the summary of terms and have excess availability of at least $15 million as of the closing date;

•	The pro forma capitalization of Bright Now!, Castle and their respective subsidiaries, as of the closing date of the merger, will be satisfactory to the Bright Now! Noteholders and the aggregate capital that is either subordinate or junior in preference to the notes will represent at least 42% of the total pro forma capitalization;

•	The receipt of all required governmental and third party consents;

•	The absence of litigation seeking to enjoin the transactions;

•	The completion of payor references and dentist calls with respect to Castle;

•	The entrance by Gryphon Partners II into an indemnity agreement for the benefit of Castle, providing for payments by Gryphon of any and all amounts arising of stockholders exercising their appraisal rights under Section 262 of the DGCL, to the extent that such amounts require payments in excess of the merger consideration; and

•	The absence of a material adverse change in the operations, performance or prospects of Bright Now! and its prospective subsidiaries, including Castle, since December 31, 2002.

Bright Now! has agreed in the merger agreement to use its reasonable best efforts to obtain the financing for the merger and to satisfy the conditions outlined above. Bright Now! has represented in the merger agreement that, as of the date of the merger agreement, it has not been advised of any reason why these conditions cannot be satisfied prior to the effective time of the merger.

We cannot assure you that all of the conditions to closing on the financing contemplated by the financing commitments will be satisfied or waived, if not satisfied.

Regulatory Approvals

There are no federal or state regulatory requirements to be complied with in order to complete the merger, other than the expiration of 20 days from the dissemination of this information statement to Castle’s stockholders and the filing the certificate of merger with the Secretary of State of the State of Delaware.

Fees and Expenses

Castle has retained Burnham to render a fairness opinion to the Special Committee in connection with the merger. Burnham rendered its opinion to the Special Committee on April 25, 2004. Burnham’s opinion is described under “Opinion of Castle’s Financial Advisor”. Burnham will receive a $120,000 fee for these services plus $25,000 as reimbursement for Burnham’s reasonable out-of-pocket expenses, including expenses of legal counsel and other advisors. Castle has agreed to indemnify Burnham and related persons against various liabilities and expenses in connection with its delivery of its opinion, including various liabilities and expenses under federal securities laws. See “Opinion of Castle’s Financial Advisor—Other Considerations.”

Pursuant to a letter agreement dated September 25, 2003, Castle engaged Sheffield to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this letter agreement, Castle agreed to pay Sheffield a transaction fee of $695,000, which is payable upon consummation of the merger, plus $15,000 as reimbursement for its expenses, including attorneys’ fees and disbursements, and to indemnify Sheffield and related persons against various liabilities, including certain liabilities under the federal securities laws.

The annual fee payable to an affiliate of Sentinel pursuant to the Sentinel Management Agreement does not include services that Sentinel or its affiliate may provide in connection with a disposition of Castle. In consideration of the services an affiliate of Sentinel has provided in connection with the merger, Castle has agreed to pay the affiliate of Sentinel a fee of $560,000, which is payable upon consummation of the merger. Castle has also agreed to reimburse the affiliate of Sentinel for its out-of-pocket expenses in connection with the merger, including expenses of legal counsel of $600,000.

The board of directors has approved the payment of $1,100,000 in success bonuses to certain employees of Castle in connection with the consummation of the merger.

Castle expects to incur expenses for legal, printing and other transaction-related items in connection with the merger, which are estimated to be approximately $200,000.

Bright Now! expects to retain Computershare Investor Services, Inc. as the paying agent. Bright Now! will pay the paying agent’s fees for its services in connection with the merger, will reimburse the paying agent for its reasonable out-of-pocket expenses and will indemnify the paying agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion as to the material U.S. federal income tax consequences of the merger to Castle stockholders is based on the Internal Revenue Code of 1986 (the “Code”), the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the proposed transaction. This discussion applies only to Castle stockholders that hold their shares ‘of Castle capital stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the proposed transaction that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Castle capital stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Castle capital stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, and this discussion does not address the tax consequences to holders who exercise appraisal rights under Delaware law. Castle stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the proposed transactions, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

The following are the material federal income tax consequences to Castle stockholders who receive cash for their shares of Castle capital stock pursuant to the merger.

Holders of Castle capital stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the shares of Castle capital stock exchanged. The amount and character of gain or loss will be computed separately for each block of Castle capital stock that was purchased by the holder in the same transaction. Any recognized gain or loss will be capital gain or loss and any such capital gain or loss will be long term if, as of the date of sale or exchange, such stockholder has held the shares of Castle capital stock for more than one year or will be short term if, as of such date, such stockholder has held the shares of Castle capital stock for one year or less.

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Castle capital stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Annex A to this information statement, and is incorporated by reference into this information statement. You should read the merger agreement in its entirety, as it is the legal document governing the merger, and the provisions of the merger agreement are complicated and not easily summarized.

The Merger

The merger agreement provides that following the satisfaction or waiver of all other conditions to the merger described below under “—Conditions to Completion of the Merger”, Merger Sub will merge with and into Castle with Castle continuing in existence as the surviving corporation.

The Merger Consideration

At the effective time of the merger, each issued and outstanding share of Castle common stock (other than dissenting shares) will be converted into the right to receive $0.1572 in cash, without interest and less any applicable tax withholding, and each issued and outstanding shares of Castle preferred stock (other than dissenting shares) will be converted into the right to receive $0.1572 in cash, without interest and less any applicable tax withholding, per each share of Castle common stock into which such share of Castle preferred stock is convertible (approximately $28.72 per share of Series A-1 Convertible Preferred Stock or Series A-2 Convertible Preferred Stock and $327.59 per share of Series B Convertible Preferred Stock). All shares of Castle capital stock owned by Castle or any of its wholly-owned subsidiaries, Bright Now! or any of its wholly-owned subsidiaries will be automatically canceled and retired and will cease to exist.

Appraisal Rights

Holders of shares of Castle capital stock that are issued and outstanding immediately prior to the effective time of the merger will be entitled to appraisal rights in accordance with Section 262 of the DGCL. The shares of Castle capital stock held by a holder who properly elects appraisal will not be converted into the right to receive the same per share consideration paid to the holders of Castle shares pursuant to the merger, and holders of such dissenting shares will be entitled to receive payment of the appraised value of such dissenting shares in accordance with the provisions of Section 262 of the DGCL, provided if any such holder fails to perfect or effectively withdraws or loses such right, such dissenting shares will then be treated as if they had been converted into the right to receive the merger consideration, without interest.

Effective Time and Closing

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as Bright Now! and Castle may agree and as specified in the certificate of merger, in accordance with Delaware law. The closing of the merger will take place no later than the second business day after all conditions to the merger have been satisfied or waived other than conditions requiring the delivery of certificates or other documents at the closing, or on such other date as Bright Now! and Castle may agree in writing. We currently anticipate completion of the merger on or about June 9, 2004.

Payment of Merger Consideration

Bright Now! expects to retain Computershare Investor Services, Inc., or another depository or trust institution of recognized standing, as the paying agent. Bright Now! will pay the paying agent’s fees for its services in connection with the merger, will reimburse the paying agent for its reasonable out-of-pocket expenses and will indemnify the paying agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. The paying agent will act as a paying agent in the merger. Promptly after the merger becomes effective, the paying agent will mail a letter of transmittal to each registered holder of Castle capital stock immediately prior to the effective time of the merger. Each holder immediately prior to the effective time of the merger must properly complete and deliver such letter to the paying agent along with his or her Castle share certificates.

After a record holder of shares of Castle capital stock immediately prior to the effective time of the merger delivers certificates formerly representing his or her Castle capital stock for cancellation along with a properly completed letter of transmittal to the paying agent, the paying agent will deliver to the holder a check in the amount of the merger consideration.

Certificates formerly representing shares of Castle capital stock surrendered to the paying agent will be cancelled. No interest will accrue or be paid on any amount payable to Castle stockholders. All amounts payable to Castle stockholders are subject to applicable tax withholding.

Treatment of Stock Options

The merger agreement provides that each option outstanding immediately prior to the effective time with an exercise price per share less than $0.1572 will be canceled in exchange for the right to receive a payment in cash, without interest, equal to the product of (i) the excess of $0.1572 over the exercise price per share under such option multiplied by (ii) the number of shares of Castle common stock for which such option is exercisable, which cash payment will be reduced by any applicable withholding taxes. Each option outstanding immediately prior to the effective time with an exercise price per share equal to or greater than $0.1572 will be canceled and the holder thereof will have no right to receive any consideration therefor. As soon as reasonably practicable following the effective time, Castle will mail to each holder of an option the applicable option merger consideration. Castle intends to amend the 1996 plan and the 2002 plan to clarify that outstanding options to purchase Castle common stock granted pursuant to the 1996 plan and the 2002 plan will be treated in the merger as contemplated by the merger agreement and to provide that, following the effective time of the merger, no further stock options may be granted under either plan. As described above, Castle intends to seek the consent of holders of options granted under the 1996 plan to this treatment.

Treatment of Castle Warrants

The merger agreement provides that each warrant to purchase shares of the Series A-2 Convertible Preferred Stock outstanding immediately prior to the effective time will be converted into the right to receive from Castle upon exercise of the warrant a payment in cash, without interest, equal to the product of (i) the number of shares of Series A-2 Convertible Preferred Stock for which such warrant is exercisable, multiplied by (ii) the number of shares of Castle common stock into which each share of Series A-2 Convertible Preferred Stock is convertible, multiplied by (iii) $0.1572, which cash payment will be reduced by any applicable withholding taxes. Each warrant shall have and be subject to the same terms and conditions following the effective time of the merger as are set forth in the warrant agreement immediately prior to the effective time of the merger.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by Castle. In addition, certain representations also cover Castle’s subsidiaries and, in certain cases, the professional corporations with which Castle or its subsidiaries have entered into a management services agreement. The representations include:

•	The organization, existence and good standing of Castle and its subsidiaries.

•	The identity of all parties in which Castle has invested.

•	The power and authority of Castle to enter into the merger agreement and consummate the merger.

•	The capitalization of Castle.

•	The accuracy of Castle’s financial statements.

•	That the merger agreement will not conflict with law or agreements binding on Castle.

•	The consents and approvals necessary for Castle to consummate the merger.

•	That Castle has made all required filings with the SEC.

•	Castle’s material contracts.

•	The absence of transactions out of the ordinary course of business since December 31, 2003.

•	The identity and scope of pending litigation.

•	That Castle is in compliance with applicable laws.

•	The identity and scope of employee benefit plans and their compliance with applicable law.

•	The absence of environmental, health and safety issues.

•	The adequacy of Castle’s intellectual property.

•	The absence of certain labor issues.

•	The adequacy of existing insurance policies.

•	Compliance with state and federal tax laws.

•	The identity of brokers entitled to a fee in connection with the merger.

•	The location and condition of leased real property.

•	The ownership and condition of personal property.

•	The status of relationships with managed care plans.

•	The absence of affiliated party transactions.

•	The absence of any other agreements effecting the sale of assets or capital stock of Castle.

•	The maximum amount of certain fees payable by Castle in connection with the merger.

•	The accuracy and adequacy of the information in this information statement.

The merger agreement also contains representations and warranties made by Bright Now! and Merger Sub, including:

•	That each is duly organized, validly existing and in good standing.

•	That each has all necessary power and authority to execute and perform its obligations under the merger agreement.

•	The consents and approvals necessary for each to consummate the merger.

•	The identity of brokers entitled to a fee in connection with the merger.

•	The identity of the parties to provide for financing of the payment of the merger consideration.

•	That Bright Now! owns all of the issued and outstanding shares of capital stock of Merger Sub.

•	The accuracy and adequacy of the information provided by Bright Now! for this information statement.

The representations and warranties contained in the merger agreement will not survive the merger or the termination of the merger agreement, but they form the basis of certain conditions to Bright Now!’s and Castle’s obligations to complete the merger, as applicable.

Conduct of Business Pending the Merger

Except as set forth in the merger agreement, or as consented to by Bright Now!, Castle has agreed that, until the termination of the merger agreement, it will conduct its business in the ordinary course of business, consistent with past practices. In addition, Castle will seek to preserve its current business organizations, keep available the services of its current officers and employees and preserve its relationships with those having business dealings with it. Without limiting the above, Castle has agreed that it will not, without the prior consent of Bright Now!:

•	authorize or effect any change in its certificate of incorporation or bylaws;

•	grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

•	declare, set aside or pay any dividend or distribution with respect to its stock or other equity interest (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock or other equity interest;

•	issue any note, bond, or other debt security outside the ordinary course of business;

•	impose any lien, which is not a permitted lien, upon any of its assets outside the ordinary course of business;

•	make any capital investment in, make any loan to, or acquire the securities or assets of any other person;

•	except as may be required by contractual commitments in existence on the date of the merger agreement: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Castle; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Castle benefit plan;

•	(i) prepay any indebtedness for borrowed money, (ii) pay, discharge or satisfy any claims, liabilities or obligations except in the ordinary course of business, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates, or (iv) delay or accelerate payment of any account payable in advance of its due date;

•	waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

•	make any change in accounting policies or procedures;

•	make or change any election in respect of taxes;

•	modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which Castle is a party;

•	write up, write down or write off the book value of any assets, individually or in the aggregate in excess of $250,000;

•	take any action to exempt any person or entity from (i) the provisions of Section 203 of the DGCL or, (ii) any other state takeover law or state law that purports to limit or restrict business combinations;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to the consummation of the merger not being satisfied;

•	make or authorize any capital expenditure individually in excess of $100,000, or capital expenditures in the aggregate in excess of $500,000;

•	hire full time or temporary employees outside of the ordinary course of business;

•	terminate, cancel or agree to any material change in any material contract; or

•	commit to do any of the foregoing.

Offers for Alternative Transactions

Castle has agreed to cease any discussions or negotiations with other persons as to a possible Takeover Proposal, as defined below. Castle has also agreed not to:

•	solicit, initiate or knowingly encourage, or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal;

•	participate in any discussions or negotiations regarding any Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	enter into any definitive acquisition agreement or other similar agreement related to any Takeover Proposal (an “Alternative Acquisition Agreement”) or any agreement or understanding requiring it to abandon, terminate or fail to consummate the merger or any transaction contemplated by the merger agreement.

Castle has agreed that as promptly as reasonably practicable after receipt of any Takeover Proposal or any written request for nonpublic information or inquiry relating to a Takeover Proposal, Castle will provide Bright Now! with notice of the material terms and conditions of such Takeover Proposal, and the identity of the person making such Takeover Proposal and a copy of all written materials provided from the person making such Takeover Proposal and notice of all changes in the aggregate amount of consideration contemplated by the Takeover Proposal. Castle must promptly provide oral notice and oral updates to Bright Now!, upon request by Bright Now!, regarding all material developments with respect to such Takeover Proposal.

Notwithstanding the foregoing, if (i) Castle receives an unsolicited bona fide Takeover Proposal on or before the 15th calendar day following the date of the merger agreement (the “Initial Proposal Deadline”) and the board of directors has in good faith concluded that such Takeover Proposal is, or could reasonably be expected to lead to, a Superior Proposal, as defined below, and (ii) the board of directors concludes in good faith that the failure to do any of the following would be reasonably likely to constitute a breach of its fiduciary duties to Castle’s stockholders under applicable law, then, on or before the fifth business day following the 30th calendar day following the last date on which a Takeover Proposal which could reasonably be expected to lead to a Superior Proposal was received by Castle on or before the Initial Proposal Deadline (the “Final Change Deadline”), Castle may:

•	request information from the person making such Takeover Proposal for the purpose of the board of directors informing itself about the Takeover Proposal that has been made and the person that made it;

•	furnish information with respect to Castle to the person making such Takeover Proposal pursuant to a customary confidentiality agreement; and

•	engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal.

Following the receipt of a Takeover Proposal received by Castle on or before the Initial Proposal Deadline that remains a Superior Proposal as of the Final Change Deadline, the board of directors may, on or before the Final Change Deadline, cause Castle to terminate the merger agreement and

•	enter into or seek to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and/or

•	in the case of a Superior Proposal that is a tender offer or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any such termination, a “Change of Recommendation”), if all of the following conditions are met:

•	the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

•	Castle has

•	provided to Bright Now! five business days’ prior notice (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal, and (z) that it intends to effect a Change of Recommendation and the manner in which it intends to do so,

•	made available to Bright Now! all materials and information made available to the person making the Superior Proposal in connection with such Superior Proposal not otherwise made available to Bright Now!, and

•	during such five business day period, if requested by Bright Now!, engaged in good faith negotiations to amend the merger agreement in such a manner that the Takeover Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal;

•	Castle shall have complied with each of the provisions of the merger agreement related to Takeover Proposals; and

•	Castle shall have paid Bright Now! the $1.5 million termination fee.

“Takeover Proposal” means any inquiry, proposal or offer from any person other than Bright Now! or its subsidiaries, affiliates or representatives relating to:

•	any direct or indirect acquisition of at least a majority of the assets of Castle or at least a majority of the voting power represented by the equity securities of Castle,

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning at least a majority of the voting power represented by the equity securities of Castle, or

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Castle, other than the transactions contemplated by the merger agreement.

“Superior Proposal” means any bona fide Takeover Proposal submitted to Castle or the board of directors in compliance with the merger agreement which the board of directors concludes in good faith is more favorable to Castle’s stockholders than the terms of the merger after

•	taking into account all relevant factors, facts and circumstances, including, without limitation,

•

the respective terms, conditions and structure of the transaction contemplated by the merger agreement and the transaction contemplated by such Takeover Proposal, including, without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction,

•	the likelihood that each such transaction will be consummated, and

•	any changes to the terms of the merger agreement which had been proposed by Bright Now!, and

•	consulting with its financial advisor and/or other advisors.

Castle Board of Directors’ Recommendation

Pursuant to the terms of the merger agreement, the Castle board of directors has recommended that its stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger. Castle has also agreed that it would not, except in connection with the receipt of a Superior Offer, effect or propose publicly to effect a Change of Recommendation.

Indemnification and Insurance

Under the merger agreement, Castle is obligated to provide each individual who served as a director or officer of Castle at any time prior to the effective time of the merger with directors’ and officers’ liability insurance for a period of six years after the effective time on terms no less favorable to such directors and officers in coverage and amount than any applicable insurance in effect immediately prior to the effective time; provided, however, that Bright Now! or Castle will not be required to pay an annual premium for such liability insurance in excess of 175% of the last annual premium paid prior to the date of the merger agreement and if the annual premium exceeds such amount, Bright Now! or Castle must provide the maximum amount of coverage that can be obtained for such amount.

Neither Bright Now! nor Castle may take any action to alter or impair any exculpatory or indemnification provisions existing in the certificate of incorporation or bylaws of Castle as of the effective time of the merger.

If (x) after the effective time Castle transfers, sells or otherwise disposes of any assets and (y) after such transfer, the fair market value of the assets of Castle is equal to one-third or less of the fair market value of the assets of Castle as of the closing date, then from and after such transfer, Bright Now! must indemnify, defend and hold harmless, and advance expenses to, each individual who served as a director or officer of Castle at any time prior to the effective time as and to the same extent set forth in the certificate of incorporation of Castle as of the effective time.

Employee Benefits

For purposes of all employee benefit plans and other employment agreements, arrangements and policies of Bright Now! under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of Castle for service with Castle prior to the effective time. Bright Now! has agreed to honor all Castle employee benefit plans; provided, that Bright Now! may amend, modify or terminate any individual Castle benefit plan in accordance with its terms and applicable law. For a period of nine months from the closing date, no such amendment, modification or termination may result in compensation and benefits to the employee, former employees, directors or former directors of Castle that are less favorable, in the aggregate, than the compensation and benefits that are provided to such employees and directors immediately prior to the effective time of the merger.

Conditions to Completion of the Merger

Neither Bright Now! nor Castle will be required to complete the merger unless:

•	The consummation of the merger is permitted by Rule 14c-2 promulgated under the Exchange Act.

•	No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the merger by any governmental entity which prohibits, restrains, or makes illegal the consummation of the merger.

•	All governmental consents, orders, approvals and waiting periods required for the consummation of the merger shall have been obtained and shall be in effect.

Neither Bright Now! nor Merger Sub will be required to complete the merger unless:

•	The representations and warranties of Castle set forth in the merger agreement shall be true and correct in all material respects as of the closing date.

•	Castle shall have performed and complied with all of its covenants and agreements in the merger agreement in all material respects through the closing.

•	Bright Now! or Merger Sub shall have obtained the proceeds from the financing contemplated by the financing commitment letters on terms and conditions reasonably satisfactory to Bright Now! or substitute financing on terms and conditions reasonably satisfactory to Bright Now!.

•	None of GECC, Midwest, Mr. Fitzpatrick, Mr. Tiffin, Mr. Keane or Mr. Slack shall have exercised appraisal rights in accordance with Section 262 of the DGCL with respect to such person’s shares of Castle capital stock.

•	Bright Now!, Merger Sub or Castle shall have obtained certain consents or waivers from third parties.

•	The Sentinel Management Agreement shall have been terminated.

•	Castle shall have taken certain actions with regard to the options to purchase Castle common stock in order to effectuate the treatment of each such outstanding option at the effective time of the merger as contemplated by the merger agreement and shall have received consent to such treatment by most holders of options granted under the 1996 plan.

•	Each of the directors of Castle shall have resigned no later than the effective time of the merger.

•	No litigation brought by stockholders of Castle relating to the merger shall be pending which Bright Now! reasonably believes in good faith to have a material risk that the plaintiff would prevail and receive substantial damages or rescission of the merger.

•	The holders of a majority of the outstanding shares of Series B Convertible Preferred Stock shall not have determined to treat the merger as a liquidation event or to receive the liquidation value (as contemplated by the certificate of designation of the Series B Convertible Preferred Stock).

Castle will not be required to complete the merger unless:

•	The representations and warranties of each of Bright Now! and Merger Sub set forth in the merger agreement shall be true and correct in all material respects as of the closing date.

•	Bright Now! and Merger Sub shall have each performed and complied with all of its respective covenants and agreements in the merger agreement in all material respects through the closing.

•	Bright Now! shall have deposited with the paying agent the aggregate amount of the merger consideration.

We cannot assure you that all of the conditions to completing the merger will be satisfied or waived or that the merger will be consummated at all.

Termination

The merger agreement may be terminated at any time before completion of the merger in a number of different ways. The merger agreement may be terminated by mutual written consent duly authorized by the boards of directors of Bright Now!, Castle and Merger Sub.

Either Bright Now! and Merger Sub or Castle may terminate the merger agreement, subject to various conditions:

•	if any governmental entity shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger; or

•	if the merger shall not have occurred on or before August 31, 2004; provided, that, in certain circumstances that date may be extended to October 31, 2004;

Castle alone may terminate the merger agreement:

•	if the Board of Directors shall have effected a Change of Recommendation;

•	if (A) the representations and warranties of Bright Now! and Merger Sub set forth in the merger agreement shall not be true and correct in all material respects and (B) the underlying inaccuracy has continued without cure for 20 days after Bright Now! has delivered notice to Castle;

•	if (A) Bright Now! or Merger Sub shall have breached any covenant set forth in the merger agreement in any material respect and (B) the breach has continued without cure for 20 days after Castle has delivered notice to Bright Now!;

•	if certain stockholders of Castle exercise appraisal rights in accordance with Section 262 of the DGCL;

•	if (A) Bright Now! shall have delivered to Castle a notice of the occurrence of an event which would be reasonably likely to give rise to the failure of Bright Now!’s financing condition, and (B) the event giving rise to such notice has not been cured within 20 days after the occurrence of the event; or

•	if the merger shall not have occurred on or before (A) the 45th day following the date of mailing of this information statement to Castle’s stockholders, if the SEC does not review this information statement, or (B) the thirtieth 30th day following the date of mailing of this information statement to Castle’s stockholders, if the SEC has reviewed this information statement, in each case because the failure of the merger to have occurred has been the result of Bright Now!’s failure to achieve financing for the merger.

Bright Now! and Merger Sub alone may terminate the merger agreement, subject to various conditions:

•	if (A) the representations and warranties of Castle set forth in the merger agreement shall not be true and correct in all material respects and (B) the inaccuracy has continued without cure for 20 days after Bright Now! has delivered notice to Castle;

•	if (A) Castle shall have breached covenant set forth in the merger agreement in any material respect and (B) the breach or failure has continued without cure for 20 days after Bright Now! has delivered notice to Castle; or

•	if (A) Castle shall have delivered to Bright Now! notice of the occurrence of a Castle Material Adverse Effect (as defined below), and (B) the event giving rise to such notice has not been cured within 20 days after the occurrence of the event.

“Castle Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, results of operations, or condition (financial or otherwise) of Castle, or on the ability of Castle to consummate the transactions contemplated by the merger agreement (excluding any change or effect (a) resulting from general economic conditions affecting the United States economy as a whole, (b) resulting from the public announcement of the transactions contemplated by the merger agreement, or (c) primarily resulting from actions taken by Bright Now! or Merger Sub without the written consent of Castle (other than certain due diligence activities permitted by the merger agreement)).

Should any of these potential grounds for termination occur, Bright Now!’s and Castle’s board of directors may or may not exercise their respective rights to terminate the merger agreement.

Termination Fees and Expenses

Castle has agreed to pay Bright Now! a fee of $1.5 million if the merger agreement is terminated because Castle’s board effected a Change in Recommendation. If the merger agreement is terminated because of the breach of the representations and warranties made by Castle, Castle must reimburse Bright Now! for 50% of Bright Now!’s expenses up to $500,000. If the merger agreement is terminated because of a breach of a covenant of Castle, Castle must reimburse Bright Now! for 50% of Bright Now!’s expenses up to $850,000. If the merger agreement is terminated because of the breach of the representations and warranties made by Bright Now!, Bright Now! must reimburse Castle for 50% of Castle’s expenses up to $500,000. If the merger agreement is terminated because of a breach of a covenant of Bright Now!, Bright Now! must reimburse Castle for 50% of Castle’s expenses up to $850,000.

Amendment and Waiver

The merger agreement may be amended, modified or supplemented only by a written agreement of the Bright Now!, Merger Sub and Castle executed and delivered at any time prior to the closing; provided, however, that no material amendment, modification or supplement of the merger agreement shall be made unless approved by the stockholders of Castle.

Costs and Expenses

In general, except for the termination fees and expenses described above, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expenses.

Sentinel Letter Agreement

Sentinel has entered into a letter agreement with Bright Now! concerning the merger. A copy of this letter agreement is attached hereto as Annex E. The letter agreement provides, among other things, that if Castle terminates the merger agreement because of a Change of Recommendation and within nine months thereafter Castle consummates an alternative transaction, then Sentinel will pay to Bright Now! an amount equal to 75% of the difference between (x) amount of consideration Sentinel receives in connection with the consummation of the alternative transaction minus (y) the amount of consideration Sentinel would have received in connection with the consummation of the merger.

SECURITY OWNERSHIP OF CASTLE CAPITAL STOCK

The following table sets forth information as of April 25, 2004, with respect to beneficial ownership of our common stock, Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, and Series B Convertible Preferred Stock by: (i) each director, (ii) each person who served as Chief Executive Officer during 2003 and each of the other executive officers of Castle whose compensation exceeded $100,000 during the year ended December 31, 2003, (iii) all executive officers and directors as a group, and (iv) each person known to us who beneficially owns 5% or more of the outstanding shares of our voting securities. Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned. The business address of each person named below is 3701 Kirby Drive, Suite 550, Houston, Texas 77098, unless otherwise indicated. The percentage of each class of capital stock owned is based on 8,265,323 shares of common stock, 195,838 Shares of Series A-1 Convertible Preferred Stock, no shares of Series A-2 Convertible Preferred Stock, and 79,190 shares of Series B Convertible Preferred Stock outstanding on the April 25, 2004. On April 25, 2004, 10,984 Series A-2 Warrants were outstanding. Each share of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock is currently convertible into 182.68 shares of common stock and each share of Series B Convertible Preferred Stock is currently convertible into 2,083.89 shares of common stock.

	Common Stock			Series A-1 Stock		Series A-2 Stock		Series B Stock
Name and Address of Beneficial Owner	Amount	Percent of Class*	Percent Upon Exercise(1)	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class

Ira Glazer (2) 609 North Second Street St. Josephs, Missouri 64502	379,928	4.4%	*	—	*	—	*	120	*

Edward Kuntz(3) 680 South, Fourth Street Louisville, KY 40202-2412	1,061,368	11.4%	*	—	*	—	*	465	*

Frank A. Baynham(4) 8386 Kugler Mill Road Cincinnati, OH 45243	561,236	6.4%	*	—	*	—	*	225	*

David S. Lobel(5)(6) 777 Third Avenue, 32nd Flr New York NY 10017	132,134,988	94.1%	62.6%	—	*	—	*	63,408	80.1%

Paul F. Murphy 777 Third Avenue, 32nd Flr New York NY 10017	—	*	*	—	*	—	*	—	*

James M. Usdan	—	*	*	—	*	—	*	—	*

Joseph P. Keane (7)	442,516	5.1%	*	—	*	—	*	30	*

John M. Slack (8)(6)	1,682,804	16.9%	*	—	*	—	*	552	*

Tim S. Tiffin (9)	131,258	1.6%	*	—	*	—	*	15	*

All directors, appointees and executive officers as a group (10 persons) (10)	136,394,098	94.3%	64.2%	—	*	—	*	64,815	81.8%

Sentinel Capital Partners II, L.P. (5)(6) 777 Third Avenue 32nd Floor New York, NY 10017	132,134,988	94.1%	62.6%	—	*	—	*	63,408	80.1%

General Electric Capital Corporation (11)(6) c/o Heller Healthcare Financial Services 500 West Monroe Chicago, IL 60661	35,602,366	81.2%	16.9%	119,520	61.0%	10,984	100%	5,644	7.1%

Midwest Mezzanine Fund II, L.P. (12)(6) 208 South LaSalle Tenth Floor Chicago, IL 60604-1003	22,678,609	73.3%	10.7%	59,760	30.5%	—	*	5,644	7.1%

Jack H. Castle, Jr. (13)(14) 3834 Ella Lee Lane Houston, TX 77027	1,328,000	16.1%	*	—	*	—	*	—	*

	Common Stock			Series A-1 Stock		Series A-2 Stock		Series B Stock
Name and Address of Beneficial Owner	Amount	Percent of Class*	Percent Upon Exercise(1)	Amount	Percent of Class	Amount	Percent of Class	Amount	Percent of Class

Estate of Jack H. Castle, D.D.S. (14)(15) 5100 San Felipe, No. 392E Houston, TX 77056	974,000	11.8%	*	—	*	—	*	—	*

Loretta Castle (14)(15) 5100 San Felipe, No. 392E Houston, TX 77056	974,000	11.8%	*	—	*	—	*	—	*

Castle Interests, Ltd (14) 5100 San Felipe, No. 392E Houston, TX 77056	514,000	6.2%	*	—	*	—	*	—	*

Knight Securities, L.P. (16) 525 Washington Blvd. 23rd Floor Jersey City, NJ 07310	753,560	9.1%	*	—	*	—	*	—	*

John A. Goodman, D.D.S. (17) 997 FM 2288 San Angelo, TX 76901	2,219,346	21.2%	*	9,582	4.9%	—	*	225	*

Dental Centers of America, Inc. Dental Administrators, Inc.(18) 27906 Copper Crest San Antonio, TX 78260	776,405	8.5%	*	4,250	2.2%	—	*	—	*

Soheil A. Soleimani, D.D.S. 818 No. Doheny Drive No. 604 Los Angeles, CA 90069	705,340	8.5%	*	—	*	—	*	—	*

Elliot Schlang, D.D.S .(19) 240 18th Street Santa Monica, CA 90402	1,679,346	18.2%	*	—	*	—	*	465	*

Martin Schechter, D.D.S. 605 North Linden Drive Beverly Hills, CA 90210	705,340	8.5%	*	—	*	—	*	—	*

Jeffrey D. Schechter, D.D.S. 5517 Paradise Valley Road Hidden Hills, CA 91302	705,340	8.5%	*	—	*	—	*	—	*

*	In accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act, each person listed in this table is deemed to beneficially own shares of common stock issuable to such person upon exercise of options or warrants or upon conversion of convertible securities if such exercise or conversion may be effected within 60 days. However, shares of common stock issuable upon exercise or conversion of securities held by other persons are not deemed to be outstanding for purposes of determining the percentage of the class of voting securities held by such person. Consequently, because the number of shares of common stock issuable upon exercise or conversion of outstanding securities greatly exceeds the number of currently outstanding shares of common stock, a large number of our security holders are shown as holding more than 5% of the shares of common stock outstanding.

(1)	Represents the percentage of common stock held upon the conversion into common stock of all outstanding shares of Series A-1 Convertible Preferred Stock (35,776,356 shares of common stock), all outstanding shares of Series B Convertible Preferred Stock (165,022,853 shares of common stock), and conversion of all shares of Series A-2 Convertible Preferred Stock issuable upon exercise of outstanding Series A-2 Warrants (2,006,595 shares of common stock), for an aggregate of 211,071,126 shares of common stock.

(2)	Includes 250,066 shares of common stock issuable upon conversion of 120 shares of Series B Convertible Preferred Stock, options to acquire 37,500 shares of common stock issued to Getzler & Co., Inc. pursuant to the 1996 plan, which are held for the benefit of Mr. Glazer and are exercisable within 60 days. Also includes options to acquire 92,362 shares of common stock issued under the 2002 plan, which are exercisable within 60 days. Excludes options to acquire 369,178 shares of common stock issued under the 2002 Plan which are not exercisable within 60 days.

(3)	Includes 969,006 shares of common stock issuable upon conversion of 465 shares of Series B Convertible Preferred Stock and options to acquire 92,362 shares of common stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 369,178 shares of common stock issued under the 2002 Plan which are not exercisable within 60 days.

(4)	Includes 468,874 shares of common stock issuable upon conversion of 225 shares of Series B Convertible Preferred Stock and options to acquire 92,362 shares of common stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 369,178 shares of common stock issued under the 2002 Plan which are not exercisable within 60 days.

(5)

Based upon Amendment No. 1 to Schedule 13D filed by Mr. Lobel and Sentinel on June 30, 2003. Mr. Lobel is the managing member of Sentinel Managing Company II, LLC (“SCM”) and has dispositive and voting control of SCM. SCM is the general partner of Sentinel Partners II, L.P. (“Sentinel Partners”). Sentinel Partners is the general partner of Sentinel. Sentinel owns 63,408 shares of Series B

Convertible Preferred Stock convertible into 132,134,988 shares of common stock within 60 days. Mr. Lobel may be deemed to share beneficial voting and investment power with respect to the Series B Convertible Preferred Stock owned by Sentinel.

(6)	Castle, Mr. Fitzpatrick, Mr. Slack, Sentinel, GECC and Midwest are parties to the Stockholders Agreement pursuant to which each of the stockholders party thereto has agreed to vote the capital stock owned by it in favor of certain designees to the board of directors. Consequently, each of the parties to the Stockholders Agreement may be deemed to be a member of a group for purposes of Rule 13d-3 and share voting power, and consequentially beneficial ownership, of all such shares subject to the Stockholders Agreement. The securities subject to the Stockholders Agreement are shares of common stock and securities that are convertible into an aggregate of 191,974,806 shares of common stock, representing 91.8% the common stock outstanding or issuable upon conversion of securities currently outstanding. Each party to the Stockholders Agreement disclaims membership in a group or beneficial ownership in any shares held by any other party to the Stockholders Agreement.

(7)	Includes 62,516 shares of common stock issuable upon conversion of 30 shares of Series B Convertible Preferred Stock and options to acquire 380,000 shares of common stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 570,000 shares of common stock issued under the 2002 Plan which are not exercisable within 60 days.

(8)	Includes options to acquire 150,000 shares of common stock issued under the 1996 Plan and options to acquire 368,000 shares of common stock issued under the 2002 Plan, which are exercisable within 60 days. Excludes options to acquire 1,052,000 shares of common stock issued under the 2002 Plan, that are not exercisable within 60 days. Includes 552 shares of Series B Convertible Preferred Stock convertible into 1,150,304 shares of common stock within 60 days.

(9)	Includes 31,258 shares of common stock issuable upon conversion of 15 shares of Series B Convertible Preferred Stock and options to acquire 100,000 shares of common stock issued under the 2002 Plan which are exercisable within 60 days. Excludes options to acquire 400,000 shares of common stock issued under the 2002 Plan which are not exercisable within 60 days.

(10)	Includes options to acquire 1,163,365 of common stock, and 64,815 shares of Series B Convertible Preferred Stock convertible into 135,067,012 shares of common stock, all of which are exercisable within 60 days.

(11)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on May 15, 2003 by (i) Heller; (ii) GECC; (iii) General Electric Capital Services, Inc. (“GECS”); and (iv) General Electric Company (“GE” and, together with GECC and GECS, the “GE Parties”). The GE Parties may be deemed to beneficially own, and have shared voting and investment power with respect to the following securities: (a) 10,984 Series A-2 Warrants which are exercisable within 60 days (the Series A-2 Convertible Preferred Stock is convertible into 2,006,595 shares of common stock within 60 days); (b) 119,520 shares of Series A-1 Convertible Preferred Stock convertible into 21,834,324 shares of common stock within 60 days; and (c) 5,644 shares of Series B Convertible Preferred Stock convertible into 11,761,447 shares of common stock within 60 days, owned by GECC.

(12)	Based on Amendment No. 1 to Schedule 13D filed with the SEC on May 15, 2003 by (i) Midwest; (ii) ABN AMRO Mezzanine Management II, L.P., the general partner of Midwest (the “GP/LP”); (iii) ABN AMRO Mezzanine Management II, Inc., the general partner of the GP/LP (the “Corporate GP”); (iv) LaSalle Bank Corporation, the owner of all the outstanding capital stock of the Corporate GP (“LaSalle Bank Corp.”); (v) ABN AMRO North America Holding Company, the owner of all the outstanding capital stock of LaSalle Bank Corp. (“AANA Holding”); (vi) ABN AMRO Bank N.V., the owner of all the outstanding capital stock of AANA Holding (“ABN AMRO Bank”); and (vii) ABN AMRO Holding N.V., the owner of all the outstanding capital stock of ABN AMRO Bank (“ABN AMRO Holding” and together with Midwest, GP/LP, Corporate GP, LaSalle Bank Corp, AANA Holding and ABN AMRO Bank, the “Midwest Parties”). The Midwest Parties may be deemed to have beneficial ownership of, and have shared voting and investment power with respect to the following securities: 59,760 shares of Series A-1 Convertible Preferred Stock convertible into 10,917,162 shares of common stock within 60 days and 5,644 shares of Series B Convertible Preferred Stock convertible into 11,761,447 shares of common stock within 60 days owned by Midwest.

(13)	Based on a Schedule 13G filed with the SEC on March 4, 1998 by Jack H. Castle, Jr., the Estate of Jack H. Castle, D.D.S., Loretta Castle, and Castle Interests, Ltd. (the “Castle 13G”). Includes 714,000 shares held by the Castle 1995 Gift Trust f/b/o Jack H. Castle, Jr., of which Mr. Castle is Trustee.

(14)	Based on the Castle 13G. Includes 514,000 shares of common stock owned of record by Castle Interest, Ltd., a Texas limited partnership of which the Estate of Jack H. Castle, D.D.S., Loretta Castle and Jack H. Castle, Jr. are the three general partners. Jack H. Castle, Jr., the Estate of Jack H. Castle, D.D.S. and Loretta Castle all have shared voting and investment power, and Castle Interests, Ltd. has sole voting and investment power, with respect to the 514,000 shares of common stock held by Castle Interests, Ltd. The general partners of Castle Interests, Ltd. cannot act to vote or dispose of shares of common stock held by Castle Interests, Ltd. without the unanimous vote of all of the general partners. Loretta Castle is the widow of Jack H. Castle, D.D.S. and the mother of Jack H. Castle, Jr.

(15)	Based on the Castle 13G. The Estate of Jack H. Castle, D.D.S. and Loretta Castle have shared voting and investment power with respect to these shares. Includes 103,000 shares of common stock held jointly by the Estate of Jack H. Castle, D.D.S. and Loretta Castle.

(16)	Based on a Schedule 13G filed with the SEC on November 8, 2002.

(17)	Includes 9,582 shares of Series A-1 Convertible Preferred Stock convertible into 1,750,473 shares of common stock within 60 days. Excludes options to acquire 250,000 shares of common stock issued under the 2002 Plan that are not exercisable within 60 days. Includes 225 shares of Series B Convertible Preferred Stock convertible into 468,874 shares of common stock within 60 days.

(18)	Includes 2,698 and 1,552 shares of Series A-1 Convertible Preferred Stock held by Dental Centers of America, Inc. and Dental Administrators, Inc., respectively, convertible into 776,405 shares of common stock within 60 days.

(19)	Includes options to acquire 5,000 shares of common stock issued under the 1996 Plan. Excludes options to acquire 300,000 shares of common stock issued under the 2002 Plan that are not exercisable within 60 days. Includes 465 shares of Series B Convertible Preferred Stock convertible into 969,006 shares of common stock within 60 days.

RECENT CLOSING PRICES

Castle’s common stock is traded in the over-the-counter market and quoted on the OTC Bulletin Board under the symbol “CASL.OB.” The following table presents the quarterly high and low bid prices as reported by the OTC Bulletin Board. These quotations reflect the inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	High	Low
2002:
First Quarter	0.38	0.13
Second Quarter	0.28	0.10
Third Quarter	0.29	0.19
Fourth Quarter	0.20	0.07

2003:
First Quarter	0.19	0.05
Second Quarter	0.29	0.12
Third Quarter	0.45	0.13
Fourth Quarter	0.70	0.31

2004:
First Quarter	0.53	0.20
Second Quarter (through May 17, 2004)	0.40	0.15

DESCRIPTION OF CAPITAL STOCK AND BORROWINGS

Our authorized capital stock consists of: 18,000,000 shares of common stock; 1,000,000 shares of Class B Nonvoting Common Stock, par value $.001 per share; and 1,000,000 shares of preferred stock, par value $.001 per share, which preferred stock consists of 214,000 shares of Series A-1 Convertible Preferred Stock, 62,000 shares of Series A-2 Convertible Preferred Stock, and 80,000 shares of Series B Convertible Preferred Stock. As of the record date the following securities are outstanding:

•	8,265,323 shares of common stock;

•	195,838 shares of Series A-1 Convertible Preferred Stock, currently convertible into 35,776,356 shares of common stock;

•	79,1910 shares of Series B Convertible Preferred Stock, which are currently convertible into 165,022,853 shares of common stock;

•	10,984 Series A-2 Warrants, which are exercisable for 10,984 shares of Series A-2 Convertible Preferred Stock, that are currently convertible into 2,006,595 shares of common stock; and

•	7,700,127 options to purchase shares of common stock.

Consequently, an aggregate of 218,771,254 shares of common stock are outstanding or issuable upon exercise or conversion of our outstanding securities.

On January 19, 2003, Castle filed an amendment to its certificate of incorporation increasing the number of authorized shares of Castle common stock from 18 million to 100 million, and reducing the par value of its securities from $.001 to $.000001 per share. On July 1, 2003, Castle filed an amendment to its certificate of incorporation increasing the number of authorized shares of Castle common stock from 100 million to 250 million. Each of these amendments was approved by the holders of a majority of the votes entitled to be cast at a meeting of the stockholders of Castle, but not by the common stockholders, voting separately as a class. Because such common stockholders did not vote as a separate class, such amendments to the certificate of incorporation were not properly authorized. On April 23, 2004, Castle filed Certificates of Correction with the Secretary of State of the State of Delaware which have the effect of reducing the authorized number of shares of Castle common stock back to 18 million and increasing their par value to $.001. In the event the merger is not consummated, Castle intends to seek the vote or consent of its common stockholders to ratify such amendments no later than the next annual meeting of the stockholders or to take other appropriate action to increase its authorized capital stock.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the stockholders, and such holders do not have cumulative voting rights. Subject to preferences applicable to outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. All outstanding shares of common stock are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations and liquidation payments to holders of outstanding shares of preferred stock.

Preferred Stock

The preferred stock may be issued in one or more series without further stockholder authorization, and the board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The preferred stock may be subject to repurchase or redemption by us. The board of directors, without approval of the holders of the common stock, can issue preferred stock with voting and conversion rights (including multiple voting rights) that could adversely affect the rights of holders of common stock.

Although we have no present plans to issue any additional shares of preferred stock, the issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control or an unsolicited acquisition proposal.

Series A Preferred Stock

On July 14, 2002, we issued 211,282 shares Series A-1 Convertible Preferred Stock and 60,859 Series A-2 Warrants. 195,838 of such shares of Series A-1 Convertible Preferred Stock and 10,984 Series A-2 Warrants remain outstanding as of the record date. Each Series A-2 Warrant is exercisable for one share of Series A-2 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock and the Series A-2 Convertible Preferred Stock (collectively, the “Series A Preferred Stock”) have substantially identical terms except for their liquidation preferences. The Series A Preferred Stock ranks senior to the common stock and junior to the Series B Convertible Preferred Stock.

In the event of a liquidation, the holders of the Series A Preferred Stock are entitled to receive as a preferential distribution before any amount shall be paid to the holders of common stock, an amount per share of Series A-1 Convertible Preferred Stock equal to $100.00 plus declared but unpaid dividends, and an amount per share of Series A-2 Convertible Preferred Stock equal to $47.341 plus declared but unpaid dividends. The merger will not be treated as a liquidation.

The Series A Preferred Stock will pay dividends with the common stock on an “as converted” basis. If we propose to pay a dividend on our common stock, we are required to declare and pay to the holder of each share of Series A Preferred Stock a dividend equal to the dividend payable on the shares of common stock into which such share is convertible.

Each share of Series A-1 Convertible Preferred Stock is currently convertible into approximately 182.68 shares of common stock and votes with the common stock and Series B Convertible Preferred Stock on an “as converted” basis. Each share of Series A Preferred Stock will be entitled to a number of votes equal to the whole number of shares of common stock into which such share of Series A Preferred Stock is convertible. The Series A Preferred Stock also has all voting rights required by law. In addition, the affirmative vote of holders of three-quarters of the Series A-1 Convertible Preferred Stock and two-thirds of the Series A-2 Convertible Preferred Stock and Series A-2 Warrants is required to do any of the following: amend our Certificate of Incorporation in a manner which would change the rights and preferences of the Series A Preferred Stock; amend our Certificate of Incorporation in a manner that would adversely affect the holders of Series A Preferred Stock; and authorize any increase in the number of authorized shares of Series A Preferred Stock.

In the event that all of the Series B Convertible Preferred Stock is converted into common stock, the Series A Preferred Stock will be automatically converted into common stock.

Series B Convertible Preferred Stock

As of the record date, there are 79,190 shares of Series B Convertible Preferred Stock outstanding. The Series B Convertible Preferred Stock ranks senior to the common stock and the Series A Preferred Stock. In the event of a liquidation, the holder of each share of Series B Convertible Preferred Stock is entitled to receive as a preferential distribution before any amount shall be paid to the holders of common stock or the Series A Preferred Stock, an amount equal to $100.00 plus 15% per annum from the date of issuance of such share, compounded quarterly. The merger will not be treated as a liquidation.

The Series B Convertible Preferred Stock will pay dividends with the common stock on an “as converted” basis. If we propose to pay a dividend on our common stock, we are required to declare and pay a dividend to the holder of each share of Series B Convertible Preferred Stock equal to the dividend payable on the shares of common stock into which such share is convertible. Dividends may not be paid on the common stock or the Series A Preferred Stock without the prior written consent of the holders of a majority of the shares of Series B Convertible Preferred Stock then outstanding.

Each share of Series B Convertible Preferred Stock is currently convertible into approximately 2,083.89 shares of common stock and votes with the common stock and Series A Preferred Stock on an “as converted” basis. Each share of Series B Convertible Preferred Stock is entitled to a number of votes equal to the whole number of shares of common stock into which such share of Series B Convertible Preferred Stock is convertible. The Series B Convertible Preferred Stock also has all voting rights required by law. For so long as a majority of the shares of Series B Convertible Preferred Stock initially issued remain outstanding, the holders of the Series B Convertible Preferred Stock, voting separately as a single class to the exclusion of all other classes of our capital stock and with each share entitled to one vote, are entitled to elect a majority of the board of directors. So long as any shares of Series B Convertible Preferred Stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock shall be necessary to: (i) alter or change the preferences, rights or powers of the Series B Convertible Preferred Stock, (ii) create, authorize or issue any capital stock that ranks prior (whether with respect to dividends, redemption or upon liquidation, dissolution, winding up or otherwise) to or pari passu with the Series B Convertible Preferred Stock, or (iii) increase the authorized number of shares of Series B Convertible Preferred Stock.

In the event that a majority of the Series B Convertible Preferred Stock is converted into common stock, all of the Series B Convertible Preferred Stock will be automatically converted into common stock.

20% Subordinated Notes

As of the record date there is $7,000,000 in original principal amount of 20% Subordinated Notes outstanding. Payment of principal and interest on the 20% Subordinated Notes is subordinated to the prior payment in full of the indebtedness under Castle’s credit agreement with GECC dated May 15, 2003.

The 20% Subordinated Notes accrue interest at 20% per annum as follows: (a) 10% per annum is payable in cash quarterly on each May 15, August 15, November 15 and February 15 (each, an “Interest Payment Date”); and (b) 10% per annum (“PIK Interest”) quarterly on each Interest Payment Date, by adding an amount equal to the aggregate accrued but unpaid PIK Interest as of such Interest Payment Date to the principal amount of the Note. Principal on the 20% Subordinated Notes is payable in one lump sum on May 15, 2008. The PIK Interest will constitute original issue discount for tax purposes and must be included in a holder’s income each year.

We may prepay all or a portion of the principal and accrued interest on the 20% Subordinated Notes; provided that (A) such prepayments shall only be permitted to be made with (i) cash on hand (provided such cash is not the proceeds of a financing), and/or (ii) proceeds of senior secured debt (provided that the terms of the pricing and interest rate of such debt shall not be less favorable from our perspective than those of credit agreement and provided that no equity or instruments convertible or exercisable for equity shall be issued to the applicable lender(s) in partial consideration of the incurrence of such debt), (B) such prepayments shall be in a minimum amount of $1,000,000 (or such lesser amount of aggregate principal and interest of the 20% Subordinated Notes that is outstanding at such time), (C) such prepayments shall be applied to accrued interest first and then to outstanding principal, and (D) such prepayments shall be made pro rata with respect to each Note based on the aggregate principal and accrued interest outstanding under each such Note. We may also prepay all or a portion of the principal and accrued interest on the 20% Subordinated Notes if Sentinel consents in writing. However, the merger agreement restricts our ability to prepay indebtedness.

On the earlier to occur of (i) the consummation of a Change of Control (as defined in the 20% Subordinated Notes), (ii) our issuance after May 15, 2003 of equity securities pursuant to a public offering registered pursuant to the Securities Act with a gross offering price equal to or exceeding the aggregate principal and accrued interest on the 20% Subordinated Notes, or (iii) a Liquidation Event (as defined in the 20% Subordinated Notes), the outstanding principal and interest on the 20% Subordinated Notes shall automatically become immediately due and payable. The merger will constitute a Change of Control and the 20% Subordinated Notes will become immediately due and payable upon the effective date.

Credit Facility

Castle’s credit facility is provided under a credit agreement, which provides for a $3.5 million revolving credit facility and a $12.5 million term loan. At the closing of the 2003 Restructuring, GECC was the agent and the sole lender under the credit agreement. At the closing of the 2003 Restructuring, we borrowed $13.8 million under the credit agreement, $8.5 million of which was rolled over from the previous credit agreement. Consequently, immediately following the 2003 Restructuring, we had an availability of $2.2 million under the revolving credit facility. Principal of the term loan is payable in installments of $375,000 per quarter in 2004, $625,000 per quarter in 2005, $750,000 per quarter in 2006 and through September 30, 2007, with a final payment of the remaining principal balance due November 15, 2007. We may be required to make additional principal payments, including an annual cash flow payment based on achieving certain financial targets, and other mandatory prepayments as provided in the credit agreement. Interest is payable monthly or quarterly depending on whether we choose to pay interest based upon the prime rate quoted in The Wall Street Journal (the “Base Rate”) or LIBOR. Interest is equal to the Base Rate plus 3.25% per annum or LIBOR plus 4.50% per annum. A closing fee of $100,000 was payable upon the initial funding under the credit agreement and an administrative fee of $25,000 is payable annually beginning on the first anniversary of such funding date. Fees are also payable for issuances of letters of credit and for unused availability under the revolving credit facility. The credit agreement contains affirmative and negative covenants that require us to maintain certain financial ratios, limit the amount of additional indebtedness, limit the creation or existence of liens, set restrictions on acquisitions, mergers and sales of assets and restrict the payment of dividends. Borrowings under the credit agreement are secured by pledges and other security interests in all of our assets. On November 3, 2003, we paid down $500,000 of the term loan. Upon consummation of the merger, we will repay the borrowings under the credit agreement in full.

CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION AND BYLAWS

General

A number of provisions of our certificate of incorporation and bylaws concern matters of corporate governance and the rights of stockholders. The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors (including takeovers which certain stockholders may deem to be in their best interests). The ability of the board of directors to issue preferred stock without further stockholder action could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if such removal or assumption would be beneficial to stockholders. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even if a transaction or contest could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors believes that these provisions are appropriate to protect our and our stockholders’ interests. The board of directors has no present plans to adopt any other measures or devices that may be deemed to have an “anti-takeover effect.”

Indemnification and Limitation of Liability

Our certificate of incorporation provides that directors and officers shall be, and at the discretion of the board of directors non-officer employees and agents may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of us, and further permits the advancing of expenses incurred in defense of claims. Our certificate of incorporation also contains a provision permitted by Delaware law that eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, subject to certain exclusions.

Board of Directors

The Certificate of Designations for the Series B Convertible Preferred Stock grants the holders of the Series B Convertible Preferred Stock the right, for so long as a majority of the shares of Series B Convertible Preferred Stock initially issued remain outstanding, voting separately as a single class, to elect four directors to serve on the board of directors. Since, pursuant to the Stockholders Agreement, we have agreed that our board will consist of seven members, the holders of Series B Convertible Preferred Stock have the right to elect a majority of our board of directors. This provision may deter possible takeover attempts.

OTHER

Stockholder Proposals to be Presented at Next Annual Meeting

Castle does not currently expect to hold a 2004 annual meeting of stockholders if the merger is completed and Castle ceases to be a publicly traded company.

If the merger is not completed, Castle intends to hold its 2004 annual meeting on or about December 14, 2004. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8) for inclusion in Castle’s proxy statement for the 2004 annual meeting, and form of proxy to be mailed on or about November 12, 2004, a proposal must have been received by Castle’s Corporate Secretary on or before September 13, 2004, and shall contain such information as required under Castle’s bylaws. For a stockholder proposal submitted outside of the process provided by Rule 14a-8, to be eligible for consideration at Castle’s annual meeting, notice must be received by Castle’s Corporate Secretary in advance of the meeting.

You may propose director candidates for consideration by our board. In addition, our bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at a stockholders’ meeting, it is necessary that you notify Castle in advance of the meeting.

You may contact Castle’s Corporate Secretary at Castle’s headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates

Costs of Information Statement

This information statement has been prepared by Castle and its board of directors, and Castle will bear the costs of distributing this information statement to stockholders, including the expense of preparing, assembling, printing, and mailing the information statement. Although there is no formal agreement to do so, Castle may reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this information statement and related materials to stockholders. Castle may pay for and use the services of other individuals or companies not regularly employed by Castle in connection with the distribution of this information statement if Castle’s board of directors determines that this is advisable.

ANNEX A

TO THE INFORMATION STATEMENT

AGREEMENT AND PLAN OF MERGER

by and among

BRIGHT NOW! DENTAL, INC.

DRAWBRIDGE ACQUISITION, INC.

and

CASTLE DENTAL CENTERS, INC.

APRIL 25, 2004

A-i

A-ii

EXHIBITS

Exhibit A:	Form of Majority Stockholder Written Consent

Exhibit B:	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C:	Form of Bylaws of Surviving Corporation

Exhibit D-1:	Financing Letter

Exhibit D-2:	Financing Letter

Exhibit E:	Equity Financing Letter

A-iii

SCHEDULES

Schedule 1.6	Transaction Expenses

Schedule 3.1(c)	Certain Equity Interests

Schedule 3.3	Authorized Capital Stock

Schedule 3.3(a)	Options and Company Warrants

Schedule 3.3(b)	Obligations Regarding Capital Stock

Schedule 3.5	Conflicts

Schedule 3.6(a)	Corrections to Public Reports

Schedule 3.7	Material Contracts

Schedule 3.8	Changes

Schedule 3.9	Litigation

Schedule 3.10(b)	Notifications

Schedule 3.11(a)	Employee Benefit Plans

Schedule 3.11(c)	Determination Letters

Schedule 3.11(d)	Effect of Payments to Employees

Schedule 3.12	Environmental, Health and Safety Matters

Schedule 3.13(a)	Intellectual Property

Schedule 3.13(f)	License Agreements

Schedule 3.13(g)	Domain Name Ownership

Schedule 3.13(h)	Sufficiency of Intellectual Property Assets

Schedule 3.13(i)	Intellectual Property Consents

Schedule 3.14(a)	Workers’ Compensation Claims

Schedule 3.14(b)	Acceleration of Benefits

Schedule 3.15	Insurance

Schedule 3.16	Tax Matters

Schedule 3.17	Brokers

Schedule 3.18(a)	Company Leased Real Property

Schedule 3.18(b)	Leases

Schedule 3.18(c)	Lease Consents

Schedule 3.18(d)	Condition of Real Property

Schedule 3.19	Title to Personal Property

Schedule 3.21	Related Party Transactions

Schedule 5.1	Certain Permitted Actions

Schedule 5.7(b)	Written Indemnification Agreements

Schedule 5.11	Special Success Bonuses

Schedule 5.13	Actions Regarding Option Plans

Schedule 6.2(e)	Dissenting Stockholders

Schedule 7.1(c)(iv)	Certain Dissenting Stockholders

Schedule 8.5A	Certain Due Diligence Activities

Schedule 8.5B	Company Knowledge

A-iv

Index of Defined Terms

Term	Section
Additional Materials	5.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(a)
Appraisal Shares	2.4
Board of Directors	Recitals
Business Day	8.5
Certificate of Merger	1.3
Certificates	2.3(b)
Change of Recommendation	5.2(d)
Closing	1.2
Closing Date	1.2
Code	2.3(f)
Common Stock Merger Consideration	2.1(c)
Company	Preamble
Company Benefit Plan	3.11(a)
Company Common Stock	Recitals
Company Employees	5.14
Company Inbound License Agreements	3.13(f)
Company Leased Real Property	3.18(a)
Company Material Adverse Effect	8.5
Company Owned Copyrights	3.13(d)
Company P.C.	8.5
Company Permits	3.10(a)
Company Preferred Stock	3.3
Company Warrants	3.3
Confidentiality Agreement	8.5
Content	3.13(g)
Copyrights	3.13(a)
DGCL	Recitals
Domain Names	3.13(a)
Effective Time	1.3
Environmental, Health and Safety Requirements	3.12
Environmental Law	8.5
Environmental Permits	3.2(a)
Equity Financing Letter	4.5
Equity Interests	8.5
ERISA	3.11(a)
ERISA Affiliate	3.11(a)
Exchange Act	3.6(a)
Exchange Fund	2.3(a)
Expenses	8.5
Final Change Deadline	5.2(c)
Financial Statements	3.4
Financing Documentation	4.5
Financing Letters	4.5
GAAP	3.4
Gryphon	4.5
Governmental Entity	3.5
Hazardous Materials	3.12(c)

A-v

Term	Section
Indemnified Liabilities	5.7(c)
Information Statement	5.3(d)
Initial Proposal Deadline	5.2(c)
Insurance Policies	3.15
Intellectual Property	8.5
IRS	3.11(a)
Knowledge	8.5
Letter Agreement	Recitals
Liabilities	8.5
Lien	8.5
Majority Stockholder	Recitals
Majority Stockholder Written Consent	Recitals
Material Adverse Effect Notice	5.4
Material Contract	3.7
Maximum Expense Letters	1.6
Merger	Recitals
Merger Consideration	2.1(e)
Merger Sub	Preamble
1996 Options	2.2
1996 Plan	2.2
Option	2.2
Option Merger Consideration	2.2(b)
Ordinary Course of Business	5.1
Outside Date	7.1(b)(ii)
Parent	Preamble
Parent Indemnification Commencement Date	5.7(c)
Parent Noteholders	4.5
Patents	3.13(a)
Paying Agent	2.3(a)
Permitted Liens	8.5
Person	8.5
Potential Financing Failure Notice	5.4
Public Reports	3.6(a)
Preferred Stock Merger Consideration	2.1(d)
Sarbanes-Oxley Act	3.6(b)
SEC	3.6(a)
Secretary of State	1.3
Securities Act	3.6(a)
Sentinel Management Agreement	1.6
Series A-1 Preferred Stock	3.3
Series A-2 Preferred Stock	3.3
Series B Preferred Stock	3.3
Shrinkwrap Licenses	3.13(f)
Stockholders Agreement	3.3
Subsidiary	8.5
Superior Proposal	5.2(f)(ii)
Surviving Corporation	Recitals
Takeover Proposal	5.2(f)(i)
Tax	3.16(a)
Tax Liability	3.16(c)
Tax Return	3.16(a)

A-vi

Term	Section
Trade Secrets	3.13(e)
Trademarks	3.13(a)
Transaction Expenses	1.6
2002 Options	2.2
2002 Plan	2.2
Warrant Merger Consideration	2.1(e)
Wholly Owned Subsidiary	8.5

A-vii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 25, 2004, by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Drawbridge Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Castle Dental Centers, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Company and Parent engage in a business combination;

WHEREAS, in furtherance thereof, the boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) so that the Company continues as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined to recommend to its stockholders the adoption of this Agreement and the approval of the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, immediately after the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, Sentinel Capital Partners II, L.P. (the “Majority Stockholder”), the holder of shares of Company Preferred Stock (as defined in Section 3.3) which represent a majority of the votes, when voting together with the holders of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and all other series and classes of capital stock of the Company entitled to be cast on the adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company, will deliver its written consent in the form attached hereto as Exhibit A (the “Majority Stockholder Written Consent”), pursuant to which the Majority Stockholder will adopt this Agreement and approve the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Majority Stockholder and Parent have entered into a letter agreement (the “Letter Agreement”), pursuant to which the Majority Stockholder has agreed, on the terms and subject to the conditions therein, to make certain payments to Parent in the event of certain events of termination of this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger and shall succeed to and assume all the property, rights, privileges, powers and franchises of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (local time) on a date to be specified by the parties hereto, which shall be as soon as practicable, but in no event later than the second (2nd) Business Day (as defined in Section 8.5), after satisfaction or waiver of all of the conditions set forth in Article VI (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Latham & Watkins LLP, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Upon the terms of and subject to the conditions of this Agreement, at the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State, or at such subsequent date or time as Parent, Merger Sub and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger shall become effective is referred to herein as the “Effective Time”. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Section 1.4 Surviving Corporation Organizational Documents. At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit B, and such amended certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as set forth in Exhibit C, and such amended and restated bylaws shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided in such bylaws.

Section 1.5 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.6 Transaction Expenses. At the Effective Time, subject to the satisfaction or waiver of each of the conditions specified in Article VI, Parent shall pay or cause the Company to pay the fees and expenses described on Schedule 1.6 (“Transaction Expenses”) accrued as of the Closing and not paid by the Company as of the Closing; provided, however, that Parent shall not be required to pay as of the Closing, and the Company may not pay and may not incur (unless subject to the termination of this Agreement) prior to the Closing, Transaction Expenses payable to Sentinel Capital Partners, L.L.C. (which for such purposes shall include payments to Kirkland & Ellis LLP on its behalf), Sheffield Merchant Banking Group or Burnham Securities Inc. in excess of the maximum amounts set forth in the letters provided to the Company by each such Person as of the date hereof providing for a maximum amount of such Transaction Expenses to be paid by the Company to such Person in connection with the Merger (the “Maximum Expense Letters”), it being acknowledged and agreed that neither the Maximum Expense Letters nor this Agreement shall restrict the Company from paying to Sentinel Capital Partners, L.L.C. its periodic management fee payable under the Sentinel Management Agreement, dated as of May 15, 2003 (the “Sentinel Management Agreement”), by and between the Company and Sentinel Capital Partners, L.L.C., or reimbursing Sentinel for any of its ordinary course expenses (other than expenses or fees of legal counsel) for which it is entitled to reimbursement pursuant to the Sentinel Management Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company’s capital stock or the holders of Merger Sub’s capital stock or any other Person (as defined in Section 8.5), except as expressly provided herein:

(a) Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.00001 per share, of the Surviving Corporation and one validly issued, fully paid and nonassessable share of preferred stock, par value $0.0000l per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock and Company Preferred Stock that are owned by the Company as treasury stock, all shares of Company Common Stock and Company Preferred Stock owned by the Wholly Owned Subsidiaries (as defined in Section 8.5) and any shares of Company Common Stock and Company Preferred Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Shares of Company Common Stock. Each issued and outstanding share of Company Common Stock, other than shares to be canceled in accordance with Section 2.1(b) and any Appraisal Shares (as defined in Section 2.4), shall be converted into the right to receive $0.1572 in cash, without interest (the “Common Stock Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.3. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

(d) Conversion of Shares of Company Preferred Stock. Each issued and outstanding share of Company Preferred Stock, other than shares to be canceled in accordance with Section 2.1(b) and any Appraisal Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible as of the Effective Time multiplied by (y) the Common Stock Merger Consideration (such product, the “Preferred Stock Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Preferred Stock in the manner provided in Section 2.3. All such shares of Company Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.3.

(e) Conversion of Company Warrants. Each issued and outstanding Company Warrant (as defined in Section 3.3) shall be converted, in accordance with its terms, into the right to receive, upon exercise thereof and payment of the exercise price thereunder, (i) with respect to Company Warrants exercisable for shares of Company Preferred Stock, an amount in cash, without interest, equal to the product of (x) the number of shares of Company Preferred Stock into which such Company Warrant is exercisable as of the Effective Time multiplied by (y) the Preferred Stock Merger Consideration or (ii) with respect to Company Warrants exercisable for shares of Company Common Stock, an amount in cash, without interest, equal to the product of (x) the number of shares of Company Common Stock into which such Company Warrant is exercisable as of the Effective Time multiplied by (y) the Common Stock Merger Consideration (such product, as applicable, the “Warrant Merger Consideration”; the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, the Warrant Merger Consideration and the Option Merger Consideration (as defined in Section 2.2) are referred to collectively as the “Merger Consideration” to mean the consideration payable to a holder of a share of the Company Common Stock, a share of the Company Preferred Stock, a Company Warrant or an Option (as defined in Section 2.2), as applicable), payable to the holder thereof upon exercise of the Company Warrant from and after the consummation of the Merger. Except as set forth in the immediately preceding sentence, each Company Warrant shall continue to have, and be subject to, the same terms and conditions as set forth in any agreements therefor immediately prior to the Effective Time.

Section 2.2 Options. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any option to purchase shares of Company Common Stock, whether vested or not vested (each, an “Option” and collectively, the “Options”; Options granted under the Company’s Omnibus Stock and Incentive Plan (as such plan may be amended, supplemented or modified, the “1996 Plan”) are referred to herein as the “1996 Options” and Options granted under the Company’s 2002 Stock Option Plan (as such plan may be amended, supplemented or modified, the “2002 Plan”) are referred to herein as “2002 Options”), or any other Person, except as expressly provided herein:

(a) each Option outstanding immediately prior to the Effective Time with an exercise price per share equal to or greater than the Common Stock Merger Consideration shall be canceled and the holder thereof shall have no right to receive any consideration therefor; and

(b) each Option outstanding immediately prior to the Effective Time with an exercise price per share less than the Common Stock Merger Consideration shall be canceled in exchange for the right to receive a payment in cash, without interest, equal to the product (such product, the “Option Merger Consideration”) of (i) the excess of (x) the Common Stock Merger Consideration over (y) the exercise price per share under such Option multiplied by (ii) the number of shares of Company Common Stock into which such Option is exercisable, which cash payment shall be reduced by any applicable withholding taxes. As soon as reasonably practicable following the Effective Time, but in no event more than ten (10) Business Days thereafter, the Surviving Corporation shall mail to each holder of an Option the applicable Option Merger Consideration.

Section 2.3 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to make the payments of the funds to which holders of shares of Company Common Stock or shares of Company Preferred Stock shall be entitled pursuant to Section 2.1(c) or Section 2.1(d), respectively, and Parent shall enter into an agreement with the Paying Agent to provide for the foregoing on terms reasonably acceptable to the Company. At the Effective Time, Parent shall deposit with the Paying Agent all such funds in trust for the benefit of holders of shares of Company Common Stock and shares of Company Preferred Stock for timely payment hereunder in accordance with Section 2.1 and this Section 2.3 (such deposited funds, the “Exchange Fund”).

(b) Exchange Procedures. As promptly as practicable after the Effective Time but in no event more than five (5) Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock as of the Effective Time (the “Certificates”) whose shares were converted pursuant to Section 2.1(c) or 2.1(d) into the right to receive the Common

Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable, (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive as promptly as practicable in exchange therefor, subject to subsection (f) below, the Common Stock Merger Consideration multiplied by the number of shares of Company Common Stock or the Preferred Stock Merger Consideration multiplied by the number of shares of Company Preferred Stock formerly represented by such Certificate, and in each case the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed for all purposes at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration in cash as contemplated by Section 2.1 and this Section 2.3. No interest will be paid or accrue in any respect on any cash payable upon surrender of any certificate.

(c) Transfers of Ownership. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

(d) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Preferred Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the applicable Merger Consideration in the proper amount of cash as provided in this Article II.

(e) Return of Funds; No Liability. At any time following the six (6) month anniversary of the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund which has not been disbursed to holders of Certificates as of such time, and thereafter, such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any applicable Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon; provided that such holders shall have no greater rights against Parent than may be accorded to general creditors of Parent under applicable laws. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for any applicable Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock or shares of Company Preferred Stock pursuant to the Merger such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be (i) timely paid to the appropriate Governmental Entity (as defined in Section 3.5) to whom such taxes are owed and (ii) treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which the deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h) Investment of Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that the terms and conditions of the investment shall be such as to permit the Paying Agent to make prompt payment of the Merger Consideration as necessary. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent, and Parent shall promptly, upon notice by the Paying Agent, deposit with the Paying Agent the amount of any net loss resulting from or produced by such investments.

Section 2.4 Appraisal Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock or Company Preferred Stock who have properly exercised appraisal rights with respect thereto (the “Appraisal Shares”) in accordance with Section 262 of the DGCL shall not be exchangeable for the right to receive the applicable Merger Consideration, and holders of such Appraisal Shares shall be entitled to receive payment of the appraised value of such Appraisal Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect, waive or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Appraisal Shares shall thereupon be deemed to have been converted as of the Effective Time into, and to have become exchangeable for, solely the right to receive the applicable Merger Consideration otherwise payable pursuant to Sections 2.1(c) and 2.1(d), without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.4, if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the appraised value of such stockholder’s Appraisal Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Appraisal Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to any demands for appraisal, (ii) offer to settle or settle any such demands for appraisal, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL, or (iv) agree to do any of the foregoing.

Section 2.5 Adjustment to Merger Consideration. In the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to the Company having a record date on or after the date hereof and prior to the Effective Time, appropriate and proportionate adjustments shall be made to the amount of the Merger Consideration, and all references to the Merger Consideration, the Common Stock Merger Consideration, the Preferred Stock Merger Consideration, the Warrant Merger Consideration or the Option Merger Consideration in this Agreement shall be deemed to be to the Merger Consideration as so adjusted.

Section 2.6 Additional Agreements. If at any time after the Effective Time the Surviving Corporation shall determine or be advised that any agreements, documents, deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations in the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees are hereby authorized to execute and deliver, in the name and on behalf of either of the constituent corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement, to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporations and otherwise to carry out the purposes of this Agreement, in each case at the sole expense of the Company or Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and the Subsidiaries (as defined in Section 8.5) is duly organized, validly existing and in good standing under the laws of its incorporation or organization, as applicable. Each of the Company and the Subsidiaries has the requisite power and authority necessary to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b) Each of the Company and the Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect (as defined in Section 8.5).

(c) Except as set forth on Schedule 3.1(c), the Company does not directly or indirectly own any Equity Interest (as defined in Section 8.5) in, any corporation, partnership, limited liability company, joint venture or other business association or entity. Schedule 3.1(c) sets forth the name, owner, jurisdiction of organization and percentages of outstanding Equity Interests owned, directly or indirectly, by the Company, with respect to each corporation, partnership, limited liability company, joint venture or other business association or entity of which the Company owns directly or indirectly, any Equity Interest.

Section 3.2 Authority. The Company has all necessary power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and, upon delivery of the Majority Stockholder Written Consent, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The Board of Directors has (a) adopted a resolution approving this Agreement and the transactions contemplated hereby and declaring its and their advisability and (b) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders. With the receipt of the Majority Stockholder Written Consent, no vote of the holders of any class or series of the capital stock of the Company is necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Board of Directors has taken all action necessary, if any, such that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Merger and the other transactions contemplated hereby.

Section 3.3 Capitalization of the Company. As of the date hereof, except as set forth in Schedule 3.3, the authorized capital stock of the Company consists of 18,000,000 shares of Company Common Stock, of which 8,265,323 shares are issued and outstanding, 1,000,000 shares of Class B Nonvoting Common Stock, par value $0.001 per share, of the Company, of which no shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001 per share, of the Company, which consists of 214,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock”), of which 195,838 shares are issued and outstanding which are convertible into 35,776,356 shares of Company Common Stock in the aggregate, 62,000 shares of Series A-2 Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series A-2 Preferred Stock”), of which no shares are issued and outstanding, and 80,000 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Preferred Stock”), of which 79,190 shares are issued and outstanding which are convertible into 165,022,853 shares of Company Common Stock in the aggregate. As of the date hereof, (A) no shares of Company Common Stock were held in the treasury of the Company or by the Subsidiaries, (B) 7,701,827 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Options outstanding as of such date, and (C) 10,984 shares of Series A-2 Preferred Stock, which are convertible into 2,006,595 shares of Company Common Stock in the aggregate, were issuable (and such number was reserved for issuance) upon exercise of warrants (the “Company Warrants”) outstanding as of such date. No other shares of the Company’s capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, are outstanding. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, and non-assessable. Except for the Options and Company Warrants and arrangements and agreements described on Schedule 3.3(a) or as modified as contemplated by Schedule 5.13, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company or any Subsidiary. Except as modified as contemplated by Schedule 5.13, Schedule 3.3(a) sets forth a true and complete list of the prices at which outstanding Options and Company Warrants may be exercised, the number of Options and Company Warrants outstanding at each such price and the number of vested and unvested Options and Company Warrants for each holder thereof. All shares of Series A-2 Preferred Stock subject to issuance pursuant to the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in the Stockholders Agreement, dated as of May 15, 2003 (the “Stockholders Agreement”), by and among the Company, the Majority Stockholder and certain other stockholders of the Company, or on Schedule 3.3(b), there are no outstanding contractual obligations of the Company or any Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of capital stock of, or other Equity Interests in, the Company or any Subsidiary. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Subsidiary free and clear of all Liens (as defined in Section 8.5) (other than those restrictions under applicable securities laws), agreements, limitations on the Company’s or such Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever (other than under applicable securities laws). There are no outstanding contractual obligations of the Company or any Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other Person, other than guarantees by any of the Company or any of its wholly owned Subsidiaries of any indebtedness or other obligations of any of the Company or any of its wholly owned Subsidiaries.

Section 3.4 Financial Statements; December Credit Balance. The audited financial statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “Financial Statements”): (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (b) fairly present in all material respects, the consolidated financial condition, results of operations and cash flows of the Company as of the dates thereof and its consolidated results of operations for the periods then ended. The information as of December 31, 2003 set forth in note 4 to the Financial Statements as to the amounts due to patients was true and correct in all material respects as of such date.

Section 3.5 Noncontravention. Except as set forth on Schedule 3.5, neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the consummation of the Merger, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any court, tribunal arbitrator or mediator or any administrative, governmental or regulatory body, agency or authority (each, a “Governmental Entity”) to which any of the Company or any of the Subsidiaries is subject or any provision of the certificate of incorporation or bylaws of any of the Company or any of the Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under or payment pursuant to any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Lien upon any of their respective assets). Except as set forth on Schedule 3.5, neither the Company nor any of the Subsidiaries is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity or any other party in order for the parties hereto to consummate the transactions contemplated by this Agreement.

Section 3.6 Filings with SEC.

(a) Since January 1, 2001, the Company has made all filings with the U.S. Securities and Exchange Commission (the “SEC”) that it has been required to make under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such reports collectively, the “Public Reports”). Each of the Public Reports as of its date has complied with the Securities Act or the Exchange Act, as applicable, in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent that a Public Report listed on Schedule 3.6(a) was corrected by a Public Report subsequently filed with the SEC and identified as the correcting Public Report on Schedule 3.6(a).

(b) Each required form, report and document containing financial statements that the Company has filed with or submitted to the SEC since July 31, 2002 was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and no such certificate has been modified or withdrawn. A copy of each such certificate has been provided to Parent. Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications.

Section 3.7 Material Contracts. Except as set forth on Schedule 3.7, as of the date hereof, neither the Company nor any of the Subsidiaries (nor, solely with respect to clauses (ii), (iii), (iv), (v) or (viii) below, a Company P.C.) is a party to or bound by any:

(i) written contract or agreement for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis;

(ii) agreement, indenture or guarantee relating to indebtedness for borrowed money except for indebtedness for borrowed money for an amount individually less than $25,000 and not greater than $100,000 in the aggregate;

(iii) lease or agreement under which the Company or any Subsidiary is lessee of or holds or operates any personal property owned by any other party, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;

(iv) lease or agreement under which the Company or any Subsidiary is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(v) contract or other agreement, the benefits of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, including the Merger, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement, including the Merger;

(vi) agreement which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act);

(vii) contract or other agreement involving aggregate expenditures or imposing any liability or obligation of the Company or any Subsidiary which involves annual expenditures in excess of $250,000 and is not cancelable without penalty within ninety (90) days;

(viii) contract or other agreement which contains any non-compete or exclusivity provision with respect to any line of business or geographic area with respect to the Company, any Subsidiary, or any Company P.C.;

(ix) material contract or other material arrangement with any Governmental Entity, insurance company, third party fiscal intermediary or carrier administering any Medicaid state program, Medicare program, any clinic or other in-patient health care facility, dental health or health maintenance organization, preferred provider organization, dental insurance company, managed dental care plan or other dental benefits provider, self-insured employer or other third-party payor; or

(x) material contract or other material agreement providing for the payment for dental services provided to patients of any Company P.C. on credit or any other material financing arrangement with the patients of any Company P.C.

The agreements which are or are required to be set forth on Schedule 3.7 are referred to as the “Material Contracts.” Except as set forth on Schedule 3.7, each Material Contract is valid and binding on the Company, the applicable Subsidiary or the applicable Company P.C. party thereto, as the case may be, and is in full force and effect, and the Company, the applicable Subsidiary or the applicable Company P.C. party thereto, as the case may be, has performed all material obligations required to be performed by it under each Material Contract. Except as set forth on Schedule 3.7, the Company does not have Knowledge of, nor has the Company or any Subsidiary party to any Material Contract received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any such Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound. Except as set forth on Schedule 3.7, to the knowledge of the senior officers of the Company P.C. party to any Material Contract, such Company P.C. has not received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) such Material Contract.

Section 3.8 Absence of Changes. Except for the transactions provided for in this Agreement or as set forth on Schedule 3.8, since December 31, 2003, the Company and the Subsidiaries have conducted their respective businesses, in all material respects, in the Ordinary Course of Business and, since such date, there has not been (A) any Company Material Adverse Effect or an event or development that is reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, or (B) any action taken by the Company or any Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of the provisions of Section 5.1.

Section 3.9 Litigation. Except for litigation brought by stockholders of the Company arising out of or relating to the transactions contemplated hereby (none of which has been instituted or is pending as of the date hereof) or as set forth on Schedule 3.9, there is no suit, litigation, arbitration, claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company, any Subsidiary, any Company P.C. or any of their respective properties, assets or business before any Governmental Entity, or for which the Company, any Subsidiary or any Company P.C. is obligated to indemnify a third party, which could result in a liability individually in excess of $100,000 or in excess of $500,000 with respect to all suits, litigations, arbitrations, claims, actions, proceedings or investigations not listed on Schedule 3.9. Except as disclosed on Schedule 3.9, neither the Company, any Subsidiary nor any Company P.C. is subject to any outstanding order, writ, injunction or decree.

Section 3.10 Compliance with Applicable Law.

(a) Each of the Company, the Subsidiaries and the Company P.C.s holds all material permits, licenses, consents, authorizations, certificates, variances, exemptions, orders and approvals of and from all, and has made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses, as presently conducted, and to own, lease, license and use their respective properties and assets (the “Company Permits”), and all the Company Permits are valid, and in full force and effect. The Company, each Subsidiary and each Company P.C. is in material compliance with the terms of all Company Permits. The activities and businesses of the Company, each Subsidiary and each Company P.C. are being conducted in compliance with all laws, rules, orders, judgments, decrees, ordinances and regulations (including all applicable dental practice, Occupational Safety & Health Administration, consumer credit and environmental laws and regulations) of the United States, all states, counties and localities, and all Governmental Entities, the failure to comply with which would, individually or in the aggregate, have a Company Material Adverse Effect. No Company Permit is subject to termination or suspension as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(b) None of the Company or any Subsidiary is required to make any filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct its business as presently conducted, except where the failure to make such filings or to be licensed or authorized would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth on Schedule 3.10(b), neither the Company nor any Subsidiary has received any notification from any Governmental Entity to the effect that any material permit from such Governmental Entity must be obtained by it in order to conduct its business, which permit has not been duly obtained.

Section 3.11 Employee Plans.

(a) Schedule 3.11(a) sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement providing pension or welfare-type benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of the Company or, solely with respect to any employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate (as defined below), that are now maintained, sponsored or contributed to by the Company or, solely with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate (each a “Company Benefit Plan”). For purposes of this Section 3.11, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the

Code. With respect to each Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of, as applicable, (A) current plan documents, trust agreements, insurance contracts or other funding vehicles and all material amendments thereto, (B) current summary plan descriptions, including any current summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service (“IRS”), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter issued by the IRS, and, (F) all filings made within the past six (6) years with any Governmental Entity under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Public Reports prior to the date of this Agreement to the extent required by GAAP. With respect to Company Benefit Plans, no event has occurred and, to the Company’s Knowledge (as defined in Section 8.5), there exists no condition or set of circumstances in connection with which the Company is reasonably likely to be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans.

(c) Except as disclosed on Schedule 3.11(c), each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination or opinion letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and, to the Company’s Knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(d) Except as set forth on Schedule 3.11(d), (i) no amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized by the IRS as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (ii) no Company Benefit Plan or other agreement provides for a tax gross-up to be paid by the Company to any disqualified individual for any excise taxes imposed by reason of Section 4999 of the Code.

Section 3.12 Environmental, Health and Safety Matters. Except as set forth on Schedule 3.12:

(a) Each of the Company and each Subsidiary and Company P.C. is (A) in compliance with all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date (“Environmental, Health and Safety Requirements”), including, without limitation, obtaining all permits and licenses required thereunder, (B) holds or has applied for all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law (any of the foregoing, an “Environmental Permit”) necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits, in each of the foregoing cases except for any such noncompliance or failure to hold or apply which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Neither the Company nor any Subsidiary nor any Company P.C. has received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health and

Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial or corrective obligations, relating to the Company or any Subsidiary or any Company P.C. and arising under Environmental, Health and Safety Requirements.

(c) None of the Company or any Subsidiary or any Company P.C. (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental, Health and Safety Requirements, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and no investigation, litigation or other proceeding is pending or, to the Company’s Knowledge, threatened in writing with respect thereto, (B) is an indemnitor in connection with any claim pending or, to the Company’s Knowledge, threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials, or (C) has entered into any agreement with any Person pursuant to which it has assumed responsibility for, either directly or indirectly, or otherwise agreed to contribute to the investigation, assessment or remediation of conditions resulting from a release of Hazardous Materials into the indoor or outdoor environment related to the handling of Hazardous Materials. For purposes of this Agreement, “Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental, Health and Safety Requirements.

(d) None of the real property owned or leased by the Company or any Subsidiary or Company P.C. is listed or, to the Company’s Knowledge, proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

Section 3.13 Intellectual Property. Solely for purposes of this Section 3.13, the “Company” shall mean the Company, each Subsidiary and each Company P.C.

(a) Generally. Schedule 3.13(a) sets forth a complete and accurate list of all United States and foreign: (i) trademarks and service marks (whether registered or unregistered), trade names, designs and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, including any continuations, continuations-in-part, divisionals, reissues, renewals and applications for any of the foregoing (collectively, “Patents”); (iii) copyrights and mask works, including any registrations and applications therefore and whether registered or unregistered (collectively, “Copyrights”); and (iv) domain names, including top-level Internet domain names and all lower-level Internet domain names for which such top-level domains are a root or parent, whether in the form of an address for use in electronic mail transfer, a Universal Resource Locator, a File Transfer Protocol location, or other form suitable for specifying the location of an electronic data file over a distributed computer network (collectively, “Domain Names”), in each case owned by or licensed to the Company, in whole or in part, including jointly with others (such schedule specifying if such Intellectual Property (as defined in Section 8.5) is owned jointly).

(b) Trademarks. The Company is the owner of all right, title and interest in and to, or has the right to use, all of the Trademarks, in each case free and clear of any and all Liens other than Permitted Liens (as defined in Section 8.5), and the Company has not received any written notice or claim or, to the Company’s Knowledge, any oral notice or claim, challenging the Company’s complete and exclusive ownership of the Trademarks or suggesting that any other person has any claim of ownership with respect thereto.

(c) Patents. The Company owns no Patents.

(d) Copyrights. The Company is the owner of all right, title and interest in and to, or has the right to use, each of the Copyrights used by the Company (the “Company Owned Copyrights”), free and clear of any and all Liens other than Permitted Liens, and the Company has not received any notice or claim

(whether written or oral) challenging the Company’s ownership of the Company Owned Copyrights or suggesting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(e) Trade Secrets. The Company has taken all reasonable steps in accordance with normal industry practice to protect its rights in confidential information and proprietary information that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”). Except under written non-disclosure or confidentiality agreements, there has been no disclosure by the Company of its material confidential information or Trade Secrets.

(f) License Agreements. Schedule 3.13(f) sets forth a complete and accurate list of all license agreements granting to the Company any right to use or practice any rights under any Intellectual Property (other than “off-the-shelf” shrink wrap software commercially available for a license fee of no more than $10,000 (“Shrinkwrap Licenses”), but including all such agreements that are otherwise material to the Company) (collectively, the “Company Inbound License Agreements”), indicating for each the title and the parties thereto. There is no outstanding or, to the Company’s Knowledge, threatened dispute with respect to any Company Inbound License Agreement. Correct and complete executed copies of all Company Inbound License Agreements have been made available to Parent.

(g) Domain Names. The Company is the sole owner of, or has the right to use, the Domain Names, and all such Domain Names are currently registered with an ICANN accredited registrar. Except as set forth on Schedule 3.13(g), the Company is the owner or authorized licensee of all user content displayed on the Internet site associated with each of the Domain Names (collectively, the “Content”), and no consent from any third party is required in connection with the sale or transfer of the ownership of the Domain Names and the continued use of the Content by the Surviving Corporation.

(h) Ownership; Sufficiency of Intellectual Property Assets. Except as set forth on Schedule 3.13(h), the Company owns or possesses adequate licenses or other rights to use all of its Intellectual Property, free and clear of all Liens other than Permitted Liens. The Intellectual Property identified on Schedule 3.13(a), together with Trade Secrets, Company Owned Copyrights and the Company’s unregistered Copyrights and the Company’s rights granted to them under the Company Inbound License Agreements and any Shrinkwrap Licenses, constitute all the material Intellectual Property rights and Company Inbound License Agreements used in the operation of the Company’s businesses as currently conducted. Except as described on Schedule 3.13(a), all such Intellectual Property rights and Company Inbound License Agreements shall be available for use after the Closing in substantially the same manner as prior to the Closing without any requirement that Parent pay additional fees or the requirement of Parent to obtain the consent of any third party.

(i) Assignment; Change of Control. The execution, delivery and performance by the Company of this Agreement and each of the other documents contemplated hereby to which it is a party, and the consummation of the transactions contemplated hereby, including the Merger, will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s rights to own any of its Intellectual Property or rights under any Company Inbound License Agreement, nor require the consent of any third party in respect of any such Intellectual Property, except as described in Schedule 3.13(i).

Section 3.14 Labor Matters.

(a) Each of the Company and each Subsidiary and Company P.C. is in compliance with all applicable laws, rules, orders, judgments, decrees, ordinances or regulations (including all applicable dental practice respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours) the failure to comply with which would, individually or in the aggregate, have a Company Material Adverse Effect. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary pending or, to the Company’s

Knowledge, threatened which could reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no labor union or similar organization has otherwise been certified to represent any persons employed by the Company, any Subsidiary or Company P.C. or has applied to represent such employees or is attempting to organize so as to represent such employees. There is no charge or complaint against the Company, any Subsidiary or any Company P.C. by the National Labor Relations Board or any comparable state or foreign agency pending or, to the Company’s Knowledge, threatened. Except as set forth on Schedule 3.14(a), there are no material pending claims against the Company, any Subsidiary or Company P.C. under any workers’ compensation plan or policy or for long term disability. Except as set forth on Schedule 3.14(a), there are no material controversies pending or, to the Company’s Knowledge, threatened, between the Company, any Subsidiary or any Company P.C. and any of their current or former employees, which controversies have or could reasonably be expected to result in a material action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(b) Except as set forth on Schedule 3.14(b), none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute, sale bonus, stay bonus or other similar bonus, or otherwise) becoming due to any director or any employee of the Company or any Subsidiary from the Company or any Subsidiary under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

Section 3.15 Insurance. The Company, the Subsidiaries and the Company P.C.s maintain insurance policies (the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full (except for premiums which have not become due), and no notice of cancellation or termination has been received with respect to any Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Schedule 3.15 sets forth a list of all material Insurance Policies maintained by the Company and its Subsidiaries as of the date hereof. Except as disclosed on Schedule 3.15, the Company, each Subsidiary and each Company P.C. has given timely notice to all applicable insurers of any material claims or any material potential claims reasonably likely to be covered under the Insurance Policies, as applicable, in accordance with the requirements of each such Insurance Policy. Except as disclosed on Schedule 3.15, there is no material claim by the Company, any Subsidiary or any Company P.C. pending under any such policies which have been denied or disputed by the insurer. To the Knowledge of the Company, none of the insurers underwriting any of the Insurance Policies set forth on Schedule 3.15 is insolvent or otherwise unable to fulfill its obligations under any such Insurance Policy.

Section 3.16 Tax Matters. Except as set forth on Schedule 3.16:

(a) The Company, each Subsidiary and each Company P.C. has prepared and duly and timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. All material Taxes (as defined below) due and owing by the Company, each Subsidiary and each Company P.C. on or before the date hereof have been paid. Neither the Company nor any of the Subsidiaries or Company P.C.s currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where any of the Company, the Subsidiaries or a Company P.C. does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. As used herein, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. As used herein,

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) No material deficiencies for Taxes against the Company, any Subsidiary or, to the Company’s Knowledge, any Company P.C. have been claimed, proposed or assessed by any taxing or other governmental authority that have not been settled, closed or otherwise resolved. There are no pending or, to the Company’s Knowledge, threatened audits, assessments or other actions for or relating to any Liability (as defined in Section 8.5) in respect of Taxes of the Company, any Subsidiary or, to the Company’s Knowledge, any Company P.C., and there are no matters under discussion with any governmental authorities, or to the Company’s Knowledge, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company, any Subsidiary or, to the Company’s Knowledge, any Company P.C. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and each Subsidiary and their predecessors for the years ended December 31, 2001 and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries or any predecessors since December 31, 2000. Neither the Company nor any of the Subsidiaries, any predecessor or, to the Company’s Knowledge, any Company P.C. has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) The unpaid Taxes of the Company, each Subsidiary and each Company P.C. did not, as of the date of the Financial Statements, materially exceed the reserve for Tax Liability (as defined below) (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the date of the Financial Statements, neither the Company nor any of the Subsidiaries or Company P.C.s has incurred any material Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. As used herein, “Tax Liability” means a Liability for any Tax.

(d) There are no Liens for Taxes other than Permitted Liens on any assets of the Company and or any Subsidiary.

(e) Neither the Company nor any of the Subsidiaries (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

(f) There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Subsidiary, and, after the Closing Date, neither the Company nor any Subsidiary shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(g) Since January 1, 2000, neither the Company nor any Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which is the Company. Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than Taxes of the Company and each Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h) The Company and each Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(i) None of the Company nor any Subsidiary has been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(j) Neither the Company nor any Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) owns a single member limited liability company which is treated as a disregarded entity, (iii) is a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (v) is a “passive foreign investment company” as defined in Section 1297 of the Code.

(k) Neither the Company nor any Subsidiary has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(l) None of the outstanding indebtedness of the Company nor any Subsidiary constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

(m) Neither the Company nor any Subsidiary has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and neither the stock of the Company nor the stock of any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

(n) Neither the Company nor any Subsidiary has ever participated in or is participating in an international boycott within the meaning of Section 999 of the Code.

Section 3.17 Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any Subsidiary or made by or on behalf of any other party and for the payment of which the Company or any Subsidiary will be liable.

Section 3.18 Real Property.

(a) Real Property. Except as set forth on Schedule 3.18(a), neither the Company nor any Subsidiary or Company P.C. owns any real property. All of the real property leased by the Company, the Subsidiaries or Company P.C.s (“Company Leased Real Property”) is identified on Schedule 3.18(a).

(b) Leases. Each of the leases of Company Leased Real Property has been duly authorized and executed by the Company, the Subsidiary or the Company P.C. that is a party to the lease and, to the Company’s Knowledge, is in full force and effect and constitutes the legal, valid and binding obligation of the Company or such Subsidiary or Company P.C., and is enforceable in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy or similar laws affecting creditors’ rights). Except as set forth on Schedule 3.18(b), the Company has delivered to Parent true and complete copies of each of the leases covering the Company Leased Real Property. Except as set forth on Schedule 3.18(b), none of the Company, the Subsidiaries or the Company P.C.s party to any lease has received notice of any material default under any of such leases which has not been cured, nor has any event occurred which, with notice or the passage of time, or both, would, individually or in the aggregate, give rise to a material default or result in a material liability to the Company or any Subsidiary or any Company P.C.

To the Company’s Knowledge, the other party to each of such leases is not in material default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a material default.

(c) Consents. Except as set forth on Schedule 3.18(c), no consent or approval is required in connection with the consummation of the transactions contemplated by this Agreement, including the consummation of the Merger, under any lease of Company Leased Real Property.

(d) Condition of Real Property. Except as set forth on Schedule 3.18(d), all premises on any Company Leased Real Property are in good operating condition and repair (ordinary wear and tear excepted), and the Company leasehold improvements have been maintained and are adequate for its current needs and there are no material defects in the physical condition of any land or buildings constituting part of the Company Leased Real Property or any leasehold improvements that would result in a material liability of the Company, any Subsidiary or any Company P.C. with respect to such Company Leased Real Property or leasehold improvement.

(e) Compliance with Law. None of the Company, any of the Subsidiaries or any of the Company P.C.s has received any notice from any Governmental Entity of any violation of any law, ordinance, regulation, or Company Permit issued with respect to any Company Leased Real Property that has not heretofore been corrected or is reasonably likely to have a Company Material Adverse Effect and no such violation exists. None of the Company or any Subsidiaries or Company P.C. has received any notice of any real estate tax deficiency or delinquent assessment with respect to any of Company Leased Real Property, or any pending or threatened condemnation thereof.

Section 3.19 Personal Property. Except as set forth on Schedule 3.19 or in the Financial Statements, the Company, each Subsidiary and each Company P.C. possesses good and valid title to all personal property owned by it. To the Company’s Knowledge, all such personal property, including without limitation, all machinery, equipment, furniture, furnishings and vehicles, of the Company, any Subsidiary or any Company P.C. that are used, held for use or intended to be used in the operation or conduct of the business, is owned free and clear of any Lien (other than Permitted Liens), conditional sale agreement, security title, or other charge except as set forth on Schedule 3.19 or in the Financial Statements. The Financial Statements reflect all personal property of the Company and the Subsidiaries required to be disclosed by GAAP. All material items of leasehold improvements, furnishings, machinery, equipment and other personal property of any kind or nature of the Company, the Subsidiaries and the Company P.C.s has been reasonably well maintained, is in suitable condition for its use (ordinary wear and tear excepted), and substantially complies with all applicable laws, ordinances and regulations.

Section 3.20 Customer Relationships and Dental Plans. No dental insurance plan, managed care plan or similar plan which accounted for more than 2% of the consolidated revenues of the Company for the fiscal year ended December 31, 2003 has canceled or otherwise terminated its relationship or arrangement with the Company, any Subsidiary or any Company P.C., or has materially decreased or reduced its usage or purchase of the services or products of the Company, any Subsidiary or any Company P.C. No such plan or supplier has, to the Company’s Knowledge, any plan or intention to terminate, to cancel or otherwise materially and adversely change its relationship with the Company or any Subsidiary or Company P.C. and neither the Company nor any Subsidiary nor any Company P.C. has received any notice or information of such intent.

Section 3.21 Transactions with Certain Persons. Except as set forth in the Public Reports or on Schedule 3.21, no officer, director, employee or other affiliate of the Company or any Subsidiary or Company P.C., nor any member of any such person’s immediate family, is presently a party to any material transaction with the Company or any Subsidiary or Company P.C.

Section 3.22 No Other Agreements. Except pursuant to this Agreement, neither the Company, nor to the Company’s Knowledge, any stockholder of the Company has any legal obligation, absolute or contingent, to any other Person to sell, directly or indirectly, any shares of capital stock or any material assets of the Company or any Subsidiary or to effect any merger, share exchange, consolidation, business combination, recapitalization, liquidation or other reorganization of the Company or any Subsidiary or to enter into any agreement with respect thereto.

Section 3.23 Maximum Expense Letters. The Company has delivered to Parent as of the date hereof true and complete copies of the Maximum Expense Letters, which letters have not been amended or supplemented, or the commitments of the Persons delivering such letters waived, by the Company.

Section 3.24 Disclosure Documents.

(a) The definitive Information Statement (as defined in Section 5.3(d)) and any Additional Materials (as defined in Section 5.3(d)) when filed by the Company with the SEC or when distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) (A) At the time the definitive Information Statement is first mailed to stockholders of the Company, such definitive Information Statement will not, and (B) at the time of the filing of any Additional Materials and at the time of any distribution or dissemination thereof, such Additional Materials will not, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 3.24 will not apply to statements made or omissions included in the Information Statement or any Additional Materials based upon information furnished to the Company by or on behalf of Parent or Merger Sub specifically for use therein.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company:

Section 4.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Closing.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to enter into, deliver and perform its obligations pursuant to this Agreement and, upon delivery of the written consent to the adoption of this Agreement and the approval of the transactions contemplated hereby by Parent as the sole stockholder of Merger Sub immediately after the execution and delivery hereof, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). The board of directors of Parent (or a duly authorized committee of that board) and the board of directors of Merger Sub have each: (a) adopted a resolution approving this Agreement and the transactions contemplated hereby and declaring its and their advisability; and (b) determined that this Agreement and the transactions contemplated hereby are in the best interests of its respective stockholders. Parent, as the sole stockholder of Merger Sub, will immediately after the execution and delivery hereof adopt this Agreement and approve the transactions contemplated hereby. No vote of the holders of any class or series of the capital stock of Parent is necessary to approve this Agreement or the transactions contemplated hereby.

Section 4.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Closing or the effectiveness of the Merger. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including, without limitation, the Merger, will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) other than pursuant to debt agreements that will be terminated as a part of the refinancing contemplated by Section 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their subsidiaries or any of their respective properties or assets, except, in the case of clause (b) or (c), for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Closing or the Merger.

Section 4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission for which the Company may be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent, Merger Sub or any of their affiliates.

Section 4.5 Financing. Attached hereto as Exhibit D-1 and Exhibit D-2 are true and correct copies of letters from Antares Capital Corporation and a syndicate of certain holders of Parent’s senior subordinated notes (including the syndication agent(s) thereunder, the “Parent Noteholders”), dated as of April 23, 2004 and April 23, 2004, respectively (the “Financing Letters”), pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided financing of up to $106,800,000 in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Merger and the payment of the aggregate Merger Consideration, the refinancing of indebtedness of Parent and the Company, the payment of fees and expenses and the financing of Parent’s working capital needs. Attached hereto as Exhibit E is a true and correct copy of a letter from Gryphon Partners II, L.P. (“Gryphon”), dated as of April 23, 2004 (the “Equity Financing Letter”), pursuant to which Gryphon has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity financing of up to $30,000,000 in connection with the consummation of the transactions contemplated hereby, including, without limitation, the Merger and the payment of the aggregate Merger Consideration, the refinancing of indebtedness of Parent and the Company, the payment of fees and expenses and the financing of Parent’s working capital needs. Neither Parent nor Merger Sub, nor any of their affiliates or associates, has been advised by any of the issuers of the Financing Letters or by Gryphon of any reason why such committed financing will not be consummated in accordance with the terms of the Financing Letters or the Equity Financing Letter. The obligations to provide financing pursuant to the Financing Letters and the Equity Financing Letter (together, the “Financing Documentation”) will provide sufficient funds to consummate the transactions contemplated hereby, including, without limitation, the Merger, pay the aggregate Merger Consideration, refinance existing indebtedness of the Company and pay related fees and expenses.

Section 4.6 Ownership and Organization of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. Merger Sub has not conducted any business or activity other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.7 Disclosure Documents. The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Information Statement or any Additional Materials will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, when filed by the Company with the SEC or when distributed or otherwise disseminated to stockholders of the Company.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall, and shall cause each of the Subsidiaries to, conduct its business and operations in the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency (“Ordinary Course of Business”), and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its present officers and key employees and to preserve the present commercial relationships with key persons with whom it does business. Without limiting the generality of the foregoing, and except as set forth on Schedule 5.1 or as expressly permitted by any other provision of this Agreement, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, neither the Company nor any Subsidiary (unless in each case as required by applicable laws, rules, orders, judgments, decrees, ordinances or regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any Subsidiary) shall, directly or indirectly, take or agree to take any of the following actions without the prior written consent of Parent:

(a) authorize or effect any change in its certificate of incorporation or bylaws;

(b) except as contemplated by Schedule 5.13, grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except for the issuance of shares of Company Common Stock or Company Preferred Stock upon the conversion or exercise of Options, Company Warrants, Company Preferred Stock and other rights outstanding on the date of this Agreement);

(c) declare, set aside or pay any dividend or distribution with respect to its stock or other Equity Interest (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock or other Equity Interest; provided, however, that this clause (c) shall not apply to the Wholly Owned Subsidiaries;

(d) issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

(e) impose any Lien, which is not a Permitted Lien, upon any of its assets outside the Ordinary Course of Business or secure indebtedness or obligations in excess of $150,000 not otherwise secured as of the date hereof;

(f) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person;

(g) except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed on Schedule 3.7: (i)

increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees (but not executive officers) of the Company or any Subsidiary which are not across-the-board increases); (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or any Subsidiary, except to the extent required by applicable laws, rules, orders, judgments, decrees, ordinances or regulations or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (iii) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

(h) (i) prepay any indebtedness for borrowed money, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the Ordinary Course of Business and in accordance with their terms, (iii) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business, or (iv) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the Ordinary Course of Business;

(i) waive, release, assign, settle or compromise any claims, or any litigation or arbitration individually in excess of $100,000 or in the aggregate in excess of $300,000;

(j) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(k) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes individually in excess of $50,000 or in the aggregate in excess of $100,000, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(l) modify, amend or terminate, or waive, release or assign any rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Subsidiaries taken as a whole, in excess of $250,000, except for depreciation and amortization and impairment charges in accordance with GAAP consistently applied;

(n) take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such person, entity or action not subject to, (i) the provisions of Section 203 of the DGCL, if applicable, or, (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(o) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Section 6.1 or Section 6.2 not being satisfied;

(p) make or authorize any capital expenditure other than as set forth on Schedule 5.1(p) or capital expenditures that are individually in excess of $100,000, or in the aggregate in excess of $500,000 (excluding the capital expenditures set forth on Schedule 5.1(p));

(q) hire full time or temporary employees outside of the Ordinary Course of Business;

(r) terminate, cancel or agree to any material change in any Material Contract other than in the Ordinary Course of Business; or

(s) commit to do any of the foregoing.

Section 5.2 No Solicitation.

(a) No Solicitation. From the date hereof until the Effective Time or the earlier termination of this Agreement, except as described in Section 5.2(c), the Company shall not, nor shall it permit any of the Subsidiaries or its or their officers, directors or employees or the investment bankers, financial advisors, attorneys, accountants or other representatives retained by it or any of the Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined in Section 5.2(f)(i)); (ii) participate in any discussions or negotiations regarding any Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; or (iv) enter into any definitive acquisition agreement related to any Takeover Proposal (an “Alternative Acquisition Agreement”) or any agreement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any transaction contemplated by this Agreement. The Company shall cease, and shall cause its Subsidiaries to cease, each of the foregoing actions, and shall cause its officers, directors, employees, financial advisors, attorneys and other advisors to cease, any and all such existing actions.

(b) Notification of Takeover Proposals. As promptly as reasonably practicable (and, in any event, within 24 hours) after receipt by the Company of any Takeover Proposal or any written request for nonpublic information or inquiry relating to a Takeover Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Takeover Proposal, request or inquiry, and the identity of the Person making such Takeover Proposal, request or inquiry and a copy of all written materials provided from the Person making such Takeover Proposal in connection with such Takeover Proposal, request or inquiry. The Company shall provide Parent as promptly as reasonably practicable (and, in any event within 24 hours) copies of all correspondence and other written materials reasonably relating to the Takeover Proposal, request or inquiry and the status and details thereof (including material amendments or proposed material amendments) and notice of all changes in the aggregate amount of consideration contemplated by the Takeover Proposal. The Company shall promptly provide oral updates to Parent, upon request by Parent, regarding all material developments with respect to such Takeover Proposal.

(c) Superior Proposals. Notwithstanding anything to the contrary contained in Section 5.2(a), in the event that (i) the Company receives an unsolicited bona fide Takeover Proposal on or before the fifteenth (15th) calendar day following the date hereof (the “Initial Proposal Deadline”) and the Board of Directors (or a committee thereof) has in good faith concluded (following consultation with its financial advisor) that such Takeover Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined in Section 5.2(f)(ii)), and (ii) the Board of Directors (or a committee thereof) concludes in good faith, following consultation with its outside legal counsel, that the failure to do any of the following would be reasonably likely to constitute a breach of its fiduciary duties to the Company’s stockholders under applicable law (without regard, if applicable, to the existence of the Majority Stockholder Written Consent), then, on or before the fifth (5th) Business Day following the thirtieth (30th) calendar day following the last date on which a Person making a Takeover Proposal has made its first Takeover Proposal (which the Board of Directors (or a committee thereof) has in good faith concluded (following consultation with its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal) which is received by the Company following the execution hereof and on or before the Initial Proposal Deadline (such date, the “Final Change Deadline”), it may:

(A) request information from the Person making such Takeover Proposal for the purpose of the Board of Directors informing itself about the Takeover Proposal that has been made and the Person that made it;

(B) furnish information with respect to the Company to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement the benefits of the terms are which no more favorable to the Person making such Takeover Proposal than the Confidentiality Agreement in any material respect; provided that such confidentiality agreement shall not prohibit disclosure to Parent of the terms and conditions of such Takeover Proposal, including the identity of the Person making such Takeover Proposal and any material changes thereto; and

(C) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal.

(d) Change of Recommendation. Following the receipt of a Takeover Proposal received by the Company on or before the Initial Proposal Deadline that as of the Final Change Deadline is a Superior Proposal, the Board of Directors (or a committee thereof) may, on or before the Final Change Deadline, cause the Company to terminate this Agreement pursuant to Section 7.1(c)(i) and (x) enter into or seek to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or (y) in the case of a Superior Proposal that is a tender offer or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer (any such termination, whether caused by the Board of Directors or a committee thereof, and actions described under clause (x) or (y) above, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii) the Company has (A) provided to Parent five (5) Business Days’ prior written notice which shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the Person making the Superior Proposal, and (z) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) made available to Parent all materials and information made available to the Person making the Superior Proposal in connection with such Superior Proposal not otherwise made available to Parent, and (C) during such five (5) Business Day period, if requested by Parent, engaged in good faith negotiations to amend this Agreement in such a manner that the Takeover Proposal which was determined to be a Superior Proposal no longer is a Superior Proposal (for purposes of such determination, if the consideration offered in a Superior Proposal is other than cash, Parent shall be deemed to have “matched” such Superior Proposal for purposes of the amount of consideration of such Superior Proposal if the aggregate consideration offered by Parent has a value that is not less than the value of the consideration offered in the Superior Proposal, as determined in good faith by the Board of Directors (or a committee thereof), after consultation with and taking into account the advice of its outside legal counsel and financial advisor);

(iii) the Company shall have complied with Section 5.2(c) and shall not have breached in any material respect any of the other provisions set forth in this Section 5.2; and

(iv) the Company shall have paid to Parent the termination fee set forth in Section 7.2(d).

(e) Compliance with Tender Offer Rules. Nothing contained in this Section 5.2 or in Section 5.9 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9(a) or Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders required by law; provided, however, neither the Company nor the Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(d), effect or propose publicly to effect a Change of Recommendation.

(f) Definitions. For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person other than Parent or its subsidiaries, affiliates or representatives relating to any acquisition, purchase, lease, sale, issuance or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of at least a majority of the assets of the Company and its Subsidiaries on a consolidated basis or at least a majority of the voting power represented by the equity securities of the Company or the Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning at least a majority of the voting power represented by the equity securities of the Company or the Subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries, or any combination of the foregoing, other than the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide Takeover Proposal submitted to the Company or the Board of Directors (or any committee thereof) which did not result from a breach of this Section 5.2 and which the Board of Directors (or any committee thereof) concludes in good faith after (A) taking into account all relevant factors, facts and circumstances, including, without limitation, (x) the respective terms, conditions and structure of the transaction contemplated by this Agreement and the transaction contemplated by such Takeover Proposal, including, without limitation, pricing terms, the type of consideration, financing conditions and contingencies, regulatory conditions and impediments, other conditions, termination rights, break-up or similar fees, expense reimbursement obligations and the timing of the closing of the transaction, (y) the likelihood that each such transaction will be consummated and (z) any changes to the terms of this Agreement which have been proposed by Parent, and (B) consulting with its financial advisor and/or other advisors, is, given all relevant factors, more favorable to the Company’s stockholders (other than any stockholder party to the Letter Agreement) than the terms of the transactions contemplated by this Agreement.

Section 5.3 Reasonable Best Efforts.

(a) Generally. Subject to the terms and conditions herein, each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to take, or to cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, and to cooperate with the other parties hereto, to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, the Merger, as soon as practicable (including satisfaction, but not waiver, of the conditions to the obligations of the parties hereto to consummate the Merger set forth in Article VI). The Company shall give any notices to third parties and will use its reasonable best efforts to obtain all consents and waivers listed on Schedule 3.5 and all other third party consents that are required for the consummation of the transactions contemplated by this Agreement or that Parent may reasonably request in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger. Each party hereto shall give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of Governmental Entities or other Persons required for the consummation of the transactions contemplated by this Agreement. The Company and Parent each acknowledge that they remain subject to Sections 1, 2 and 6 of the Confidentiality Agreement, and Parent shall cause Merger Sub to comply with the terms thereof as if party thereto with Parent.

(b) Litigation. Without limiting the generality of Section 5.3(a), each of Parent, Merger Sub and the Company shall use its respective reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby and to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages; provided, however, that no party hereto shall be obligated to agree to proffer to, divest or hold separate, or enter into any license or similar agreement with respect to any of its assets or its business.

(c) Financing. Without limiting the generality of Section 5.3(a), each of Parent and Merger Sub shall use its respective reasonable best efforts to obtain the financing contemplated by the Financing Documentation as soon as practicable but in no event later than (x) the forty-fifth (45th) calendar day following the date of mailing of the Information Statement to the Company’s stockholders, if the SEC shall not have indicated that it will review the Information Statement, or (y) the thirtieth (30th) calendar day following the date of mailing of the Information Statement to the Company’s stockholders, if the SEC shall have indicated that it will review the Information Statement. If Parent and Merger Sub shall be unable to obtain the financing contemplated by the Financing Documentation, each of Parent and Merger Sub shall use its respective reasonable best efforts to obtain substitute financing as soon as practicable on terms and conditions reasonably satisfactory to Parent and Merger Sub to enable consummation of the Merger; provided, however, that neither the foregoing provision nor Section 5.3(a) shall require (x) Parent or Merger Sub to obtain substitute financing on terms materially less favorable to Parent or Merger Sub than the terms contemplated by the Financing Documentation or (y) Gryphon (or any affiliate of Gryphon) to provide greater than the amount of financing committed under the Equity Financing Letter. The Company shall, and shall cause its accountants, attorneys and other representatives to, provide all reasonable cooperation in connection with the consummation of the financing contemplated by the Financing Documentation.

(d) Information Statement. Promptly after the execution and delivery of this Agreement, the Company shall prepare and file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act relating to the adoption of this Agreement and the approval of the transaction contemplated hereby, including, without limitation, the Merger (together with any amendments thereof or supplements thereto, the “Information Statement”), it being understood and agreed that the preliminary Information Statement shall in no event be filed with the SEC later than fourteenth (14th) calendar day following the date hereof. In addition, the Company shall prepare and file with the SEC any other filings as and when requested by the SEC or required by Regulation 14C (the “Additional Materials”). The Information Statement shall be prepared in accordance with, and comply with, Regulation 14C and Schedule 14C promulgated under the Exchange Act. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the Information Statement and any Additional Materials and all responses to and requests for additional information from the SEC prior to filing such with the SEC. Parent and Merger Sub shall promptly provide any comments on the Information Statement and any Additional Materials and any information necessary to be included in any of the foregoing. Promptly after the Information Statement has been cleared by the SEC or after ten (10) calendar days have passed since the date of the filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared by or filed with the SEC, as the case may be, and mail a copy of the Information Statement to the Company’s stockholders.

Section 5.4 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any notice or other communication from any Governmental Entity or any securities market or securities regulator in connection with the transactions contemplated by this Agreement; or (c) the occurrence of an event which would or would be reasonably likely in the future to (i) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (ii) cause any condition to the obligations of any party hereto to consummate the Merger to be unsatisfied; provided, however, that no disclosure by any party hereto pursuant to this Section 5.4 shall be deemed to amend or supplement this Agreement or the Schedules hereto or to prevent or cure any breach of any misrepresentation, warranty, or covenant herein. Without limiting the generality of the first sentence of this Section 5.4, the Company shall give prompt written notice to Parent of the occurrence a Company Material Adverse Effect (such notice, the “Material Adverse Effect Notice”). Without limiting the generality of the first sentence of this Section 5.4, Parent shall (x) provide prompt notice to the Company of the receipt from Antares Capital Corporation, the Parent Noteholders or Gryphon of notice that it is unable to provide the financing contemplated by either of the Financing Letters or the Equity Financing Letter, and (y) promptly provide oral updates to the Company, upon request by the Company, regarding the status of, and all material developments with respect to, Parent’s and Merger Sub’s efforts to obtain the financing to satisfy the condition to the obligations of Parent and Merger Sub set forth in Section 6.2(d). Without limiting the generality of the first sentence of this Section 5.4, Parent shall give prompt written notice to the Company of the occurrence or existence of any event or circumstance which would, or would be reasonably likely to, give rise to the failure of the condition described in Section 6.2(d) (such notice, the “Potential Financing Failure Notice”).

Section 5.5 Access to Information. From the date hereof until the Effective Time or the earlier termination of this Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of the Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours in a manner so as not to have interfered with the normal business operations of the Company or its Subsidiaries, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives.

Section 5.6 Confidentiality.

(a) All information in any form provided from any party hereto to any other party hereto with respect to the delivering party or any of its subsidiaries or its businesses, assets or operations and any other information identified by the delivering party as confidential, proprietary and non-public, including any copies, excerpts, summaries, analyses or notes thereof generated by the receiving party (collectively, the “Confidential Information”), shall be treated by the receiving party as confidential, proprietary and non-public information of the delivering party. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information in the public domain at the time that it was provided by the delivering party or which subsequently came into the public domain other than as a result of breach by the receiving party of this Agreement or the Confidentiality Agreement; (ii) information legally obtained from a third party unaffiliated with the delivering party; provided that such third party was not bound by any confidentiality agreement with the delivering party; (iii) information independently developed by the receiving party without reference to the Confidential Information; or (iv) information in the possession of the receiving party prior to its disclosure by the delivering party to the receiving party. All “Confidential Information” previously subject to the Confidentiality Agreement shall constitute Confidential Information under this Agreement and shall be subject to the provisions and protections contemplated hereby.

(b) All Confidential Information: (i) shall remain the property of the delivering party; (ii) shall be treated as confidential, proprietary and non-public by the receiving party and its respective officers, directors, employees, representatives and agents, taking all such actions as shall be necessary or desirable to preserve and protect the confidentiality of the Confidential Information and in any event using means not less than those used to protect its own confidential information; (iii) shall be used by the receiving party solely for those purposes contemplated by this Agreement; and (iv) shall not be disclosed by the receiving party without the delivering party’s prior written consent to any Person other than the receiving party’s officers, directors, employees, representatives or agents to be used in accordance with this Section 5.6(b).

(c) Notwithstanding anything to the contrary set forth in this Section 5.6, each party hereto receiving Confidential Information, and each of its respective employees, representatives or other agents shall be permitted to: (i) subject to Section 5.6(d), disclose the terms of the Confidential Information to any Person or any Governmental Entity to comply with applicable law; and (ii) disclose the terms of the Confidential Information to its officers, directors, employees, representatives or agents; provided that (A) such party advises the recipient to keep such Confidential Information confidential as provided in this Section 5.6, (B) the disclosure to such recipient is reasonably likely to further the purposes contemplated by this Agreement, and (C) such party shall be liable to the other such party for any damages resulting from the disclosure thereof by such recipients.

(d) Should any party hereto be compelled to disclose any portion of the Confidential Information of any other party hereto to comply with applicable law, as determined with the advice of counsel, such disclosing party shall, in each case to the extent practicable and permissible by law, (i) give such other party prompt notice of such fact within a reasonable period of time prior to any disclosure and (ii) cooperate fully and in good faith to obtain a protective order or other appropriate protection relating to the disclosure and subsequent use of such Confidential Information. Notwithstanding anything to the contrary contained herein, in such event, the disclosing party shall disclose only that portion of the Confidential Information as it is compelled to disclose. The party hereto that desires to prevent the disclosure of its Confidential

Information in this case shall reimburse the party hereto compelled to disclose such Confidential Information for the reasonable costs and expenses incurred by such party in connection with its efforts to obtain such a protective order or other appropriate protection.

(e) Notwithstanding anything to the contrary contained herein, this provision shall survive for a period of two (2) years after termination of this Agreement.

Section 5.7 D&O Insurance; Indemnification.

(a) Insurance. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide each individual who served as a director or officer of the Company at any time prior to the Effective Time with directors’ and officers’ liability insurance for a period of six years (6) years after the Effective Time on terms no less favorable to such directors and officers in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that Parent or the Surviving Corporation shall not be required to pay an annual premium for such liability insurance in excess of 175% of the last annual premium paid prior to the date of this Agreement (which premium the Company represents and warrants to be $190,000) and if the annual premium exceeds such amount, Parent or the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount.

(b) Existing Company Indemnification. Parent shall not, and shall cause the Surviving Corporation not to, take any action to alter or impair, or seek any propose any action to alter or impair, any exculpatory or indemnification provisions existing in the certificate of incorporation or bylaws of the Surviving Corporation or in the written indemnification agreements set forth on Schedule 5.7(b) for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time.

(c) Parent Indemnification. If (x) from and after the Closing, the Company shall have, or Parent shall have caused the Company, to transfer, sell or otherwise dispose of any assets of the Company (which shall not include any transfers, sales or other dispositions of the capital stock of the Company) to any Person or Persons and (y) after such transfer, sale or other disposition, the fair market value of the assets of the Company and the Subsidiaries is equal to one-third (1/3) or less of the aggregate fair market value of the assets of the Company and the Subsidiaries as of the Closing Date on a consolidated basis, then from and after the first such transfer, sale or other disposition as a result of which the conditions set forth in clause (x) and (y) are met (the “Parent Indemnification Commencement Date”), Parent shall indemnify, defend and hold harmless, and advance expenses to, each individual who served as a director or officer of the Company or any Subsidiary at any time prior to the Effective Time as and to the same extent set forth in the certificate of incorporation of the Surviving Corporation as of the Effective Time, which will read as set forth in Exhibit B, and the bylaws of the Surviving Corporation as of the Effective Time, which will read as set forth in Exhibit C; provided, however, that Parent shall not be required to so indemnify and advance expenses to such persons if, in connection with a sale of all or substantially all of the assets of the Company consummated prior to or as of the Parent Indemnification Commencement Date, the purchaser of such assets has agreed to provide such indemnification and advance such expenses and the third party beneficiaries set forth in Section 5.7(d) are express third party beneficiaries of such obligation of such purchaser.

(d) Third Party Beneficiaries. The directors and officers of the Company entitled to the benefits set forth in this Section 5.7 are intended to be third party beneficiaries of this Section 5.7. This Section 5.7 shall survive the consummation of the Closing and shall be binding on all successors and assigns of Parent and the Company.

Section 5.8 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of securities of the Company (including derivative securities with respect to securities of the Company, including, without limitation, any Company Preferred Stock, Company Warrants or Options) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

Section 5.9 Publicity. None of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other parties hereto, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto wanting to make such release. The Company shall file a Current Report on Form 8-K with the SEC attaching this Agreement as an exhibit thereto promptly following the execution hereof.

Section 5.10 Company Warrants. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor the Company Warrants in accordance with the terms thereof and as provided herein by making prompt payment of the Warrant Merger Consideration upon exercise of any Company Warrant.

Section 5.11 Certain Bonuses. Notwithstanding anything to the contrary set forth in Section 5.1, prior to the Effective Time, the Company may, and immediately after the Effective Time, Parent shall cause the Surviving Corporation to, pay, honor or discharge, perform and fulfill, or cause to be paid, honored or discharged, performed and fulfilled, the special success bonuses payable described and in the amounts set forth in Schedule 5.11 to certain officers and employees of the Company in connection with the Closing of the transactions contemplated herein.

Section 5.12 Notifications.

(a) As promptly as practicable following the date hereof, the Company shall deliver to holders of shares of Company Preferred Stock notice contemplated by Sections 2(j)(ii) and (iii) of the certificate of designation of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, as amended, and Section 4(g) of the certificate of designation of the Series B Preferred Stock, as amended.

(b) As promptly as practicable following the Effective Time, unless sent by the Company prior to the Effective Time, Parent shall cause the Surviving Corporation to send to the former stockholders of the Company notice of consummation of the Merger and shall satisfy in full any other obligations contemplated by Sections 228(e) and 262 of the DGCL.

(c) As promptly as practicable following the date hereof, the Company shall send notice of the execution and delivery of this Agreement, the pending acceleration of the vesting of all unvested Options and the treatment of the Options pursuant to this Agreement to each holder of an unexercised Option, outstanding as of the date of such notice.

Section 5.13 Option Plans. The Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and the Company shall amend the 2002 Plan and take the actions described on Schedule 5.13 to effectuate the treatment of each outstanding Option at the Effective Time as contemplated by Section 2.2(a) and (b). The Board of Directors (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other action as may be necessary to terminate, as of the Effective Time, any plan, program or arrangement providing for the prospective issuance or grant of any interest in respect of the capital stock of the Company or any of the Subsidiaries.

Section 5.14 Employee Benefit Plans. For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee’s benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its Subsidiaries for service with the Company or any of its Subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Surviving

Corporation may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder); provided, further, that, for a period of nine (9) months from the Closing Date, no such amendment, modification or termination shall result in compensation and benefits to the employee, former employees, directors or former directors of the Company or the Subsidiaries (the “Company Employees”) that are less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time.

Section 5.15 Tax Certificate. Prior to Closing, the Company shall deliver to Parent a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice to the IRS on behalf of the Company upon the Closing.

Section 5.16 Resignations. The Company shall use its reasonable best efforts to obtain the resignations of each of the directors of the Company serving in such capacity immediately prior to the Effective Time to be effective no later than the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Information Statement. The consummation of the Merger is permitted by Rule 14c-2 promulgated under the Exchange Act.

(b) Statutes and Injunctions. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Merger.

(c) Governmental Consents. All governmental consents, orders, approvals and waiting periods required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Effective Time.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a) Representations and Warranties. Except as a result of action permitted or consented to in writing by Parent pursuant to Section 5.1, the representations and warranties of the Company set forth in this Agreement (i) that are not qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct in all material respects as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date, and (ii) that are qualified as to “materiality” or “Company Material Adverse Effect” shall be true and correct as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date.

(b) Performance. The Company shall have performed and complied with its covenants and agreements hereunder in all material respects through the Closing.

(c) Officer’s Certificate. Parent shall have received an officer’s certificate duly executed by the principal executive officer and principal financial officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d) Financing. Parent or Merger Sub shall have obtained the proceeds from the financing contemplated by the Financing Documentation on the terms and subject to the conditions set forth in the Financing Documentation or pursuant to substitute financing arrangements on terms and conditions reasonably satisfactory to Parent and Merger Sub to enable consummation of the Merger; provided, however, that in order for this condition, as it relates to substitute financing, to be satisfied, (A) neither Parent nor Merger Sub shall be required to obtain such substitute financing on terms materially less favorable to Parent or Merger Sub than the terms contemplated by the Financing Documentation and (B) neither Gryphon nor its affiliates shall be required to provide greater than the amount of financing committed under the Equity Financing Letter.

(e) Dissenting Stockholders. None of the stockholders of the Company set forth on Schedule 6.2(e) shall have exercised appraisal rights in accordance with Section 262 of the DGCL and not effectively withdrawn or otherwise lost its respective rights to appraisal with respect to its respective shares of Company Common Stock or Company Preferred Stock.

(f) Third Party Consents. Parent, Merger Sub or the Company shall have obtained at least five (5) of the eight (8) consents or waivers indicated on Schedule 3.5 as being contemplated by this Section 6.2(f).

(g) Management Agreement. The Sentinel Management Agreement shall have been terminated.

(h) Company Options. (A) The Board of Directors (or, if appropriate, any committee thereof) shall have adopted appropriate resolutions, and the Company shall have amended the 2002 Plan, to effectuate the treatment of each outstanding Option at the Effective Time as contemplated by Section 2.2(a) and (b) and (B) no more than nine (9) holders of 1996 Options immediately prior to the Effective Time shall have failed to deliver their consent to the treatment of each outstanding 1996 Option as contemplated by Section 2.2(a) and (b).

(i) Resignation of Directors. Each of the directors of the Company serving in such capacity immediately prior to the Effective Time shall have submitted his or her resignation to be effective no later than the Effective Time.

(j) Stockholder Litigation. No litigation brought by stockholders of the Company arising out of or relating to the transactions contemplated hereby shall be pending which Parent reasonably believes in good faith, after consulting with legal counsel, that there is a material risk that the plaintiff would prevail in such action, and (A) to the extent damages are sought, the amount of damages which the plaintiff would reasonably be expected to be awarded in the event the plaintiff prevailed in such action would exceed $500,000 or (B) to the extent equitable relief is sought, the form of relief would be to rescind the Merger.

(k) Absence of Liquidation Event. The holders of a majority of the outstanding shares of Series B Preferred Stock shall not have determined to treat the Merger as a “Liquidation Event” (as such term is used in the certificate of designation of the Series A-1 Preferred Stock) or to receive the “Liquidation Value” (as such term is used in the certificate of designation of the Series B Preferred Stock).

Section 6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date, and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing Date or, in the case of representations and warranties that address matters only as of a particular date, as of such date.

(b) Performance. Parent and Merger Sub shall have each performed and complied with its respective covenants and agreements hereunder in all material respects through the Closing.

(c) Officer’s Certificate. The Company shall have received an officer’s certificate duly executed by the principal executive officer and principal financial officer of Parent to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d) Exchange Fund. Parent shall have deposited with the Paying Agent the aggregate amount of the Common Stock Merger Consideration and the Preferred Stock Merger Consideration.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time (whether before or after stockholder approval):

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii) if the Effective Time shall not have occurred on or before August 31, 2004 (the “Outside Date”); provided, however, that, a party hereto may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, further, that the Outside Date shall be extended day-by-day for each day during which any party hereto shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, further, that the Outside Date shall be extended day-by-day for each day as necessary to satisfy the condition set forth in Section 6.1(a); provided, further, that notwithstanding the foregoing, the Outside Date shall not be extended past October 31, 2004; or

(c) by the Company:

(i) if the Board of Directors shall have effected a Change of Recommendation; provided, however, that it shall be a condition to the exercise of this right of termination that it shall have complied with the conditions to taking such action set forth in Section 5.2(d);

(ii) if (A) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall not be true and correct such that the condition set forth in Section 6.3(a) would not be satisfied as of the Closing Date, and (B) the underlying inaccuracy has continued without cure for a period of twenty (20) calendar days after Parent has delivered written notice of the inaccuracy to the Company;

(iii) if (A) Parent or Merger Sub shall have breached or failed to perform or comply with any covenant or agreement set forth in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied, and (B) the breach or failure has continued without cure for a period of twenty (20) calendar days after the Company has delivered written notice of the breach or breaches to Parent;

(iv) if (A) any of the stockholders of the Company set forth on Schedule 7.1(c)(4) shall have exercised appraisal rights in accordance with Section 262 of the DGCL, (B) such stockholder has not effectively withdrawn or otherwise lost its respective rights to appraisal with respect to its respective shares of Company Common Stock or Company Preferred Stock within forty-five (45) calendar days after the exercise of such appraisal rights, and (C) Parent and Merger Sub have not effectively waived the condition to the obligations of Parent and Merger Sub to effect the Merger set forth in Section 6.2(e) with respect to such stockholder within forty-five (45) calendar days after the exercise of such appraisal rights;

(v) if (A) Parent shall have delivered to the Company any Potential Financing Failure Notice, and (B) the event giving rise to such notice has not been cured within twenty (20) calendar days after the event giving rise to the delivery of the Potential Financing Failure Notice; or

(vi) if the Effective Time shall not have occurred on or before (A) the forty-fifth (45th) calendar day following the date of mailing of the Information Statement to the Company’s stockholders, if the SEC shall not have indicated that it will review the Information Statement, or (B) the thirtieth (30th) calendar day following the date of mailing of the Information Statement to the Company’s stockholders, if the SEC shall have indicated that it will review the Information Statement, in each case because the failure of the Effective Time to have occurred has been the result solely of the failure to have satisfied or waived the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.2(d) on or before the date of such termination; or

(d) by Parent:

(i) if (A) the representations and warranties of the Company set forth in this Agreement shall not be true and correct such that the condition set forth in Section 6.2(a) would not be satisfied as of the Closing Date, and (B) the inaccuracy has continued without cure for a period of twenty (20) calendar days after Parent has delivered written notice of the inaccuracy to the Company;

(ii) if (A) the Company shall have breached or failed to perform or comply with any covenant or agreement set forth in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied, and (B) the breach or failure has continued without cure for a period of twenty (20) calendar days after Parent has delivered written notice of the breach or breaches to the Company; or

(iii) if (A) the Company shall have delivered to Parent any Material Adverse Effect Notice, and (B) the event giving rise to such notice has not been cured within twenty (20) calendar days after the event giving rise to the delivery of the Material Adverse Effect Notice.

Section 7.2 Effect of Termination.

(a) Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.6, 7.1, 8.1, 8.2, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16 and 8.17 and this Section 7.2) shall forthwith become null and void, and there shall be no liability on the part of Parent or the Company, except as provided in this Section 7.2; provided, however, that nothing in this Section 7.2 shall relieve any party hereto from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants or agreements set forth in this Agreement.

(b) Parent Expenses. If this Agreement is terminated pursuant to Section 7.1(d)(i), the Company shall reimburse Parent for an amount equal to 50% of the sum of Parent’s Expenses; provided, however, that in no event shall the Company be obligated to reimburse Parent for an amount greater than $500,000 pursuant to the obligation set forth in this sentence. If this Agreement is terminated pursuant Section 7.1(d)(ii), the Company shall reimburse Parent for an amount equal to 50% of the sum of Parent’s Expenses; provided, however, that in no event shall the Company be obligated to reimburse Parent for an amount greater than $850,000 pursuant to the obligation set forth in this sentence.

(c) Company Expenses. If this Agreement is terminated pursuant to Section 7.1(c)(ii), Parent shall reimburse the Company for an amount equal to 50% of the sum of the Company’s Expenses; provided,

however, that in no event shall Parent be obligated to reimburse the Company for an amount greater than $500,000 pursuant to the obligation set forth in this sentence. If this Agreement is terminated pursuant Section 7.1(c)(iii), Parent shall reimburse the Company for an amount equal to 50% of the sum of the Company’s Expenses; provided, however, that in no event shall Parent be obligated to reimburse the Company for an amount greater than $850,000 pursuant to the obligation set forth in this sentence.

(d) Termination Fee. As a condition precedent to the termination of this Agreement pursuant to Section 7.1(c)(i), the Company shall pay to Parent a termination fee equal to one million five hundred thousand dollars ($1,500,000), payable by wire transfer of same day funds to an account designated by Parent.

(e) Acknowledgement. Each party hereto acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties hereto would not enter into this Agreement. The payments to be made pursuant to this Section 7.2 shall be paid, subject to the satisfaction of the conditions for the payment of such amounts set forth herein, regardless of any alleged breach by the party hereto entitled to receive such payments of its obligations hereunder; provided, however, that no payment made pursuant to this Section 7.2 shall operate or be construed as a waiver by the party hereto making such payment of any breach of this Agreement by the party hereto receiving such payment or of any rights of the party hereto making such payment in respect thereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 1.6 or Section 7.2, all fees and expenses incurred by or on behalf of either party hereto in connection with this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees and expenses.

Section 8.3 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement of the parties hereto executed and delivered by duly authorized officers of each of the parties hereto at any time prior to the Closing; provided, however, that no material amendment, modification or supplement of this Agreement shall be made unless approved by the stockholders of the Company.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Definitions. For purposes of this Agreement:

“Business Day” shall mean any day on which commercial banks are open for business in New York, New York other than a Saturday, Sunday or a day observed as a commercial bank holiday in New York, New York under the laws of the State of New York or the federal laws of the United States of America.

“Company Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, business, results of operations, or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement (excluding any change or effect (a) resulting from general economic conditions affecting the United States economy as a whole, (b) resulting from the public announcement of the transactions contemplated by this Agreement, or (c) primarily resulting from actions taken by Parent or Merger Sub without the written consent of the Company (other than the actions contemplated by Schedule 8.5A)).

“Company P.C.” means each professional corporation with which the Company or any Subsidiary has entered into a management services agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 29, 2003, by and between Parent, the Company and certain stockholders of the Company.

“Environmental Law” means any federal, state or local law, statute, regulation, rule or ordinance regulating the protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Expenses” means all reasonable out-of-pocket expenses payable to or incurred by third parties (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the consummations of the transactions contemplated hereby.

“Intellectual Property” means United States and foreign trademarks, service marks, trade names, trade dress, domain names, logos, business and product names, and slogans including registrations and applications to register or renew the registration of any of the foregoing; copyrights and registrations or renewals thereof; United States and foreign letters patent and patent applications, including all reissues, continuations, divisions, continuations-in-part or renewals or extensions thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential business and technical information; software and computer programs of any kind whatsoever (including, without limitation, all modeling software in both source code and object code versions) and all documentation relating thereto; Internet websites; mask works and other semiconductor chip rights and registrations or renewals thereof; and all other intellectual property and proprietary rights, tangible embodiments of any of the foregoing (in any form or medium including electronic media), and licenses of any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge after reasonable investigation of those directors, officers and employees of the Company set forth on Schedule 8.5B.

“Liabilities” shall mean any and all liabilities and obligations, whether accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, or otherwise.

“Lien” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to the Company under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another person.

“Permitted Liens” means (i) Liens for Taxes or assessments and similar charges, which either are (a) not delinquent or (b) being contested in good faith and by appropriate proceedings, and adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s books with respect thereto, and (ii) with respect to real property (whether owned or leased) only, (A) mechanics’, materialmen’s or contractors’ Liens or encumbrances or any similar statutory Lien or restriction for amounts not yet due and payable, (B) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (C) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the real property which do not materially impair the occupancy or use of the real property for the purposes for which it is currently used in connection with the Company’s business, (iii) with respect to intellectual property (whether owned or leased) only, non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (iv) with respect to leased personal property only, Liens on leased personal property securing obligations of the lessor, and (v) Liens securing the obligations under the Credit Agreement, dated May 15, 2003, by and between the Company and General Electric Capital Corporation.

“Person” means any individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or any other entity, organization or group, including, without limitation, any Governmental Entity.

“Subsidiary” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof.

“Wholly Owned Subsidiary” means any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, all of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned directly by the Company or one or more of the other Wholly Owned Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, all of the partnership or other similar ownership interest thereof is at the time owned directly by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

Section 8.6 Assignment. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that Parent and Merger Sub may (i) assign any or all of its rights and interests hereunder to one or more of their affiliates and (ii) designate one or more of their affiliates to perform its obligations hereunder; provided, further, that, in any or all such cases, Parent and Merger Sub nonetheless shall remain responsible for the performance of all of its obligations hereunder.

Section 8.7 Interpretation; Construction; Mutual Drafting. For all purposes of this Agreement, unless otherwise expressly provided or unless the context requires otherwise: (a) the terms defined in this Agreement may include both the plural and singular, as the context may require; (b) the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement; (c) references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes, Exhibits and Schedules are references to Articles, Sections, clauses, subclauses, subparagraphs, Annexes, Exhibits and Schedules of this Agreement; (d) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or words of like import; (e) the word “if” and other words of similar import shall be deemed to be followed by the phrase “and only if” whether or not it is in fact followed by such phrase or words of like import; (f) any reference herein to a statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include such statute, rule or regulation promulgated thereunder (or provision thereof), including any successor thereto, as it may be amended from time to time; (g) any reference to

“dollars” or “$” shall mean United States dollars; and (h) whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa. No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. The Exhibits, Annexes and Schedules to this Agreement are hereby incorporated and made a part of this Agreement for all purposes as if fully set forth in this Agreement.

Section 8.8 Entire Agreement. This Agreement, Sections 1, 2 and 6 of the Confidentiality Agreement, the Majority Stockholder Written Consent and the Letter Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The Exhibits, Annexes and Schedules to this Agreement are hereby incorporated and made a part of this Agreement for all purposes as if fully set forth in this Agreement. No party has made, and no party is relying upon, any representation or warranty, express or implied, other than those specifically set forth in this Agreement and the Schedules attached hereto or in the documents and certificates delivered pursuant to this Agreement. Inclusion of any information in the Schedules shall not be construed as an admission that such information is material to the Company or the Subsidiaries.

Section 8.9 Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.10 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

Section 8.11 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested) or by an overnight courier service to the other party at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Bright Now! Dental, Inc.

201 E. Sandpointe, Suite 200

Santa Ana, California 92707

Facsimile: (714) 428-1300

Attention: Steven C. Bilt

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Latham & Watkins LLP

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Facsimile: (415) 395-8095

Attention: Jeffrey T. Pero, Esq.

(b) if to the Company, to:

Castle Dental Centers, Inc.

3701 Kirby Drive, Suite 550

Houston, Texas 77098

Facsimile: (713) 490-8420

Attention: John M. Slack

with a copy (which shall not constitute notice to the Company) to:

Haynes and Boone, LLP

1000 Louisiana St., Suite 4300

Houston, Texas 77002

Facsimile: (713) 547-2600

Attention: John W. Menke, Esq.

Sentinel Capital Partners II, L.P.

c/o Sentinel Capital Partners, L.L.C.

777 Third Avenue, 32nd Floor

New York, New York 10022

Facsimile: (212) 688-6513

Attention: David S. Lobel/Paul F. Murphy

Kirkland & Ellis LLP

Citicorp Center

153 East 53rd Street

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Frederick Tanne, Esq./Drew Grabel, Esq.

Section 8.12 Parties in Interest; No Third Party Beneficiaries; Joint and Several Obligations. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Sections 5.7 and this Section 8.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The representations, warranties, covenants and agreements of either or both of Parent and Merger Sub hereunder are, in all respects, joint and several obligations of each of Parent and Merger Sub.

Section 8.13 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, all other terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law principles thereof or of any jurisdiction that would cause the application of the law of any jurisdiction other than the State of New York.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH

CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.16 Submission to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in New York County, for any litigation arising out of or relating to this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating hereto or thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in New York County, hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum.

Section 8.17 Specific Performance; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of New York or of the United States located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court, this being in addition to any other remedy to which they are entitled at law or in equity.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BRIGHT NOW! DENTAL, INC.

By:	/s/ Steven C. Bilt

Name:	Steven C. Bilt
Title:	President and Chief Executive Officer

DRAWBRIDGE ACQUISITION, INC.

By:	/s/ Kurtis Kaull

Name:	Kurtis Kaull
Title:	Treasurer and Secretary

CASTLE DENTAL CENTERS, INC.

By:	/s/ John M. Slack

Name:	John M. Slack
Title:	Interim Chief Executive Officer

ANNEX B

TO THE INFORMATION STATEMENT

SECTION 262 APPRAISAL RIGHTS

Section 262 of the Delaware General Corporation Law states:

sec. 262 Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title will be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights will be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section will be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights will be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section will be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights will be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section will be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and will include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation will notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholder of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof will be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

TO THE INFORMATION STATEMENT

Opinion of Castle’s Financial Advisor, Burnham Securities Inc.

April 25, 2004

The Special Committee of the

Board of Directors

Castle Dental Centers, Inc.

3701 Kirby Drive, Suite 550

Houston, TX 77098-3900

Gentlemen:

We understand that Castle Dental Centers, Inc. (“Castle” or the “Company”) intends to enter into a transaction (the “Proposed Transaction”) whereby the Company will enter into a merger agreement (the “Merger Agreement”) with Bright Now! Dental, Inc. (“Purchaser”) and a wholly owned subsidiary of the Purchaser (“Merger Sub”). The Merger Agreement provides for the merger of the Merger Sub into the Company and the exchange for each share of common stock of the Company, par value $.000001 per share (the “Common Stock”), outstanding on a fully diluted basis, of $.1572 per share.

The Special Committee of the Board of Directors of the Company (the “Committee”) has requested our opinion (“our Opinion” or “this Opinion”) as investment bankers as to the fairness, from a financial point of view, to the Specified Stockholders of the consideration to be paid in connection with the Proposed Transaction (the “Engagement”). As used in this letter, “Specified Stockholders” means those holders holding shares of Common Stock as of the time of the Proposed Transaction (including holders who acquire Common Stock upon conversion of outstanding convertible securities of the Company immediately prior to the consummation of the Proposed Transaction) other than Sentinel Capital Partners II, L.P., a Delaware limited partnership (“Sentinel”), and its affiliates.

In the course of this Engagement, we have, among other things:

•	reviewed publicly available information concerning Castle dating to December 31, 1998;

•	reviewed certain internal financial statements and other financial and operating data prepared by the Company’s management;

•	analyzed certain financial forecasts prepared by Castle’s management;

•	considered the value of the Company implied by the May 15, 2003 transaction and its relationship to the Proposed Transaction;

•	taken into consideration that the Company experienced a change-of-control on May 15, 2003 and the departure of its Chief Executive Officer one month later;

•	reviewed and discussed with senior executives of Castle and Sentinel certain strategic and financial issues, including the impact of the Proposed Transaction;

•	compared the financial and operating performance of the Company and the prices and trading activities of its stock with those of certain other comparable publicly-traded and privately-held companies and their respective securities;

•	considered and reviewed the Company’s penny stock status, its marginal market capitalization and its limited public ownership;

•	considered the fact that the consideration to be received by the Specified Stockholders in the Proposed Transaction in respect of each of their shares of the Common Stock is less than the price of the Common Stock as quoted when the Proposed Transaction was publicly announced;

•	compared the Proposed Transaction with other proposed and completed business combination transactions involving publicly-traded companies that Burnham deemed relevant and as reported by reliable information services;

•	reviewed and discussed the process and rationale for evaluating and negotiating the Agreement leading to the Proposed Transaction;

•	reviewed drafts of the Merger Agreement and other related documents as they became available;

•	considered the prospects for the Company and its common shareholders if the Proposed Transaction were not effected; and evaluated the impact of the removal from the Company’s audited financial statements, subsequent to the closing of the Proposed Transaction, of the “going concern” qualification to which they have been

•	performed such other analyses and considered of such other factors as Burnham deemed appropriate.

In preparing our Opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to, reviewed or analyzed by us in connection with this Opinion without making, or assuming any responsibility for making, any independent verification of such information. With respect to the financial projections supplied to us, we have assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to expected future financial performance, including, without limitation, the character, quantity or timing of any anticipated benefits of the Proposed Transaction. We assume no responsibility for and express no view as to such projections or estimates or the assumptions on which they are based. In addition, we have not made, or assumed any responsibility for making, any independent evaluation or appraisal of the assets or liabilities of Castle, nor have we been furnished with any such evaluation or appraisal. We have relied as to all legal matters on advice of counsel to the Company. Our Opinion is necessarily based on economic, market and other conditions as they exist and as they can be evaluated as of the date of this Opinion. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. We have not been requested to opine upon, and our Opinion does not in any manner address Castle’s underlying business decision to proceed with the transaction.

Prior to this Engagement, we were separately engaged, and have acted, as financial advisor to the Company in connection with a previously concluded transaction. We received fees for such previous services and will receive a fee for our services rendered in this Engagement, a portion of which we have already received, and the balance of which we will receive upon the delivery to the Committee of this Opinion. In addition, the Company has agreed to indemnify us from certain liabilities arising out of this Engagement. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and its senior secured lenders, including, among others, GE, for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We recognize our responsibility for compliance with federal laws in connection with any such activities.

It is understood that this letter is for the information of the Committee of the Board of Directors in their deliberations of whether the consideration to be paid in connection with the Proposed Transaction is fair, from a financial point of view, to the Specified Stockholders. Our Opinion is directed to the Committee and does not constitute a recommendation as to how any member of the Committee and the Board of Directors, or any stockholder, of the Company should vote on the Proposed Transaction. Although this Opinion is solely for the information of the Committee and the Board of Directors for their use when considering the Proposed Transaction, the Company may reproduce this Opinion, in whole but not in part, in any materials prepared by the Company in connection with any official Securities and Exchange Commission (“SEC”) filings concerning the

Proposed Transaction. In addition, the Company may include in its SEC filings the information concerning this Opinion required by applicable securities laws; provided, however, that such disclosure must meet with Burnham’s reasonable approval.

Subject to the foregoing, on the basis of our review and analyses and such other factors as we deemed relevant, it is our opinion that as of the date hereof the consideration to be paid in connection with the Proposed Transaction is fair, from a financial point of view, to the Specified Stockholders.

Very truly yours,

Burnham Securities Inc.

By:	/s/ Richard Lewisohn III

Richard Lewisohn, III Senior Managing Director

ANNEX D

TO THE INFORMATION STATEMENT

ACTION BY WRITTEN CONSENT OF STOCKHOLDER OF

CASTLE DENTAL CENTERS, INC.

The undersigned, Sentinel Capital Partners II, L.P. (the “Stockholder”), a stockholder of Castle Dental Centers, Inc., a Delaware corporation (the “Company”), acting by written consent pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”), does hereby adopt the following resolutions, effective immediately:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of April 25, 2004 (the “Merger Agreement”), by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Drawbridge Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company;

WHEREAS, in furtherance thereof, the board of directors of the Company has approved the Merger Agreement and the merger of Merger Sub with and into the Company (the “Merger”) so that the Company continues as the surviving corporation in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of the DGCL;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL before the Company may effect the Merger;

WHEREAS, the Stockholder is the record owner of shares of the capital stock of the Company representing a majority of the votes entitled to be cast on the adoption of the Merger Agreement;

WHEREAS, the board of directors of the Company has recommended to its stockholders the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

WHEREAS, Parent has requested that the Stockholder, in its capacity as a stockholder of the Company, adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger;

NOW, THEREFORE, BE IT RESOLVED, that, the Stockholder, in its capacity as a stockholder of the Company, hereby adopts the Merger Agreement within the meaning of Section 251 of the DGCL and approves the transactions contemplated by the Merger Agreement, including, without limitation, the Merger.

SENTINEL CAPITAL PARTNERS II, L.P.

By:	Sentinel Partners II, L.P.,
its General Partner
By:	Sentinel Managing Company II, LLC,
its General Partner

	By:	/s/ David S. Lobel

	Name:	David S. Lobel
Date: April 25, 2004	Title:	Managing Partner

D-1

ANNEX E

TO THE INFORMATION STATEMENT

Sentinel Capital Partners II, L.P.

c/o Sentinel Capital Partners, L.L.C.

777 Third Avenue, 32nd Floor

New York, New York 10022

April 25, 2004

Bright Now! Dental, Inc.

201 E. Sandpointe, Suite 200

Santa Ana, California 92707

Attention: Steven C. Bilt

Dear Mr. Bilt:

Reference is hereby made to the Agreement and Plan of Merger, dated as of April 25, 2004 (the “Merger Agreement”), by and among Bright Now! Dental, Inc., a Washington corporation (“Parent”), Drawbridge Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Castle Dental Centers, Inc., a Delaware corporation (the “Company”). Defined terms that are used by not defined in this letter agreement (this “Letter Agreement”) shall have the meanings ascribed thereto in the Merger Agreement.

Sentinel Capital Partners II, L.P. (“Sentinel”), a stockholder of the Company, hereby acknowledges that it is a condition to Parent and Merger Sub’s willingness to enter into the Merger Agreement that Parent enter into an agreement with Sentinel providing for the terms of this Letter Agreement.

Accordingly, Sentinel hereby agrees that if (a) the Merger Agreement is terminated by the Company pursuant to Section 7.1(c)(i) of the Merger Agreement, and (b) within nine (9) months following the date of such termination, the Company consummates a transaction resulting from a Takeover Proposal (the “Consummated Transaction”), then in such event, Sentinel shall pay to Parent the Payment Amount (as defined below) within three (3) Business Days following the receipt by Sentinel of any consideration paid to Sentinel in respect of its shares of the Company as a result of the Consummated Transaction. In such event, the Payment Amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.

For purposes of this Letter Agreement, the “Payment Amount” shall mean the product obtained by multiplying 0.75 by the amount, if any, by which the Consummated Transaction Consideration (as defined below) exceeds the Merger Agreement Consideration (as defined below), if at all. For purposes of this Letter Agreement, the “Consummated Transaction Consideration” shall mean the product obtained by multiplying (x) the consideration paid per share of Company Common Stock pursuant to the Consummated Transaction by (y) 132,134,988. For purposes of this Letter Agreement, the “Merger Agreement Consideration” shall mean the product obtained by multiplying (x) the Common Stock Merger Consideration by (y) 132,134,988.

Without duplication to Section 2.5 of the Merger Agreement, in the event of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to the Company having a record date on or after the date hereof and prior to the date upon which the Payment Amount would be determined, an appropriate and proportionate adjustment shall be made to the calculation of the Payment Amount to account for such event.

As a holder of the Series B Preferred Stock, Sentinel shall not determine to treat the Merger as a “Liquidation Event” (as such term is used in the certificate of designation of the Series A-1 Preferred Stock) or to receive the “Liquidation Value” (as such term is used in the certificate of designation of the Series B Preferred Stock).

E-1

Other than the obligation of Sentinel to pay the Payment Amount if the conditions to the payment thereof shall have been satisfied or the obligations of Sentinel set forth in the immediately preceding paragraph, Sentinel shall have no obligation to Parent, Merger Sub or any other Person, and none of Parent, Merger Sub or any other Person shall have any right to bring any claim or make any demand upon Sentinel, in connection with the subject matter hereof.

Sentinel represents and warrants to Parent as of the date hereof as follows:

(a) Sentinel is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which definition will apply for all purposes of this Letter Agreement) of, and has good title to, 63,408 shares of Series B Preferred Stock (the “Sentinel Shares”);

(b) the Sentinel Shares constitute all of the shares of capital stock of the Company beneficially owned, directly or indirectly, by Sentinel;

(c) the execution and delivery of this Letter Agreement by Sentinel does not, and the performance by Sentinel of its obligations hereunder will not, (1) constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under (A) any judgment, writ, decree, order or ruling directly applicable to Sentinel, or (B) the organizational documents of Sentinel, or (2) require the consent, authorization or approval of, or the provision of notice to, any other party;

(d) Sentinel has full power and authority to execute, deliver and perform this Letter Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized; and

(e) this Letter Agreement has been duly and validly executed and delivered by Sentinel and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding agreement of Sentinel, enforceable against Sentinel in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law principles thereof or any jurisdiction that would cause the application of the law of any jurisdiction other than the State of New York. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. This Letter Agreement or any counterpart may be executed and delivered by facsimile copies, each of which shall be deemed an original.

This Letter Agreement shall terminate automatically upon the earliest of the following events to occur: (a) the termination of the Merger Agreement other than pursuant to Section 7.1(c)(i) thereof, (b) the Closing, (c) the nine-month anniversary of the termination of the Merger Agreement if a Consummated Transaction shall not have been consummated as of such date, or (d) the date of payment in full of the Payment Amount.

{Remainder of page intentionally left blank.}

E-2

If the foregoing is acceptable to you, please sign this Letter Agreement on the appropriate space below, whereupon this Letter Agreement shall become a binding agreement between the parties hereto.

SENTINEL CAPITAL PARTNERS II, L.P.

By:	Sentinel Partners II, L.P., its General Partner
By:	Sentinel Managing Company II, LLC, its General Partner

By:	/s/ David S. Lobel

Name:	David S. Lobel
Title:	Managing Partner

Agreed to and accepted as of

the date first written above:

BRIGHT NOW! DENTAL, INC.

By:	/s/ Steven C. Bilt

Name:	Steven C. Bilt
Title:	President and Chief Executive Officer

E-3